UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

CARMIKE CINEMAS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 28, 2014

The Annual Meeting of Stockholders of Carmike Cinemas, Inc. will be held at the offices of King & Spalding LLP located at 1180 Peachtree Street, Atlanta, Georgia 30309 on Wednesday, May 28, 2014, commencing at 9:00 a.m., local time.

At the meeting, the stockholders will be asked to:

1.	Elect the eight (8) director nominees described in this Proxy Statement to serve for the ensuing year or until their successors are duly elected and have qualified;

2.	Approve the amendment of our Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 35 million to 52.5 million shares;

3.	Approve the adoption of the Carmike Cinemas, Inc. 2014 Incentive Stock Plan;

4.	Approve the adoption of the Carmike Cinemas, Inc. Employee Stock Purchase Plan;

5.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014;

6.	Conduct an advisory vote to approve executive compensation, often referred to as a “say on pay”; and

7.	Transact any other business that may properly be brought before the meeting.

The Board of Directors has fixed the close of business on Friday, April 4, 2014, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Please mark, sign and date the proxy card and mail it promptly in the accompanying envelope. You may also vote your shares over the internet or by telephone as described on your proxy card or notice of internet availability of proxy materials.

By Order of the Board of Directors,

DANIEL E. ELLIS

Senior Vice President, General Counsel and Secretary

Columbus, Georgia

April 18, 2014

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE PROXY CARD AND RETURN IT IN THE ENVELOPE THAT HAS BEEN PROVIDED. YOU MAY ALSO VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE AS DESCRIBED ON YOUR PROXY CARD OR NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS. IN THE EVENT YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

PROXY STATEMENT SUMMARY

The following is a summary of certain key disclosures in our proxy statement. This is only a summary, and it may not contain all of the information that is important to you. For more complete information, please review the entire proxy statement.

Annual Meeting of Stockholders

Time and Date:	9:00 a.m., local time, on Wednesday, May 28, 2014
Place:	Offices of King & Spalding LLP, located at 1180 Peachtree Street, Atlanta, Georgia 30309
Record Date:	April 4, 2014

Proposals to be Voted on and Board Voting Recommendations

Proposals		Recommendation
1.	Election of directors	FOR EACH NOMINEE
2.	Amendment to Amended and Restated Certificate of Incorporation to increase the authorized shares of common stock	FOR
3.	Approval of the Carmike Cinemas, Inc. 2014 Incentive Stock Plan	FOR
4.	Approval of the Carmike Cinemas, Inc. Employee Stock Purchase Plan	FOR
5.	Ratification of Deloitte & Touche LLP as auditors for the 2014 fiscal year	FOR
6.	Advisory vote to approve executive compensation	FOR

Director Nominees

Name	Age (1)	Director Since	Occupation	Independent
Roland C. Smith	59	2002	Chairman and Chief Executive Officer of Office Depot, Inc.	Yes
Mark. R. Bell	68	2011	Former Senior Partner at PricewaterhouseCoopers and Arthur Andersen	Yes
Jeffrey W. Berkman	49	2009	Founding Partner of The Berkman Law Firm PLLC	Yes
Sean T. Erwin	62	2012	Chairman of the Board and former Chief Executive Officer of Neenah Paper, Inc.	Yes
James A. Fleming	55	2009	Executive Vice President and Chief Financial Officer of Columbia Property Trust, Inc.	Yes
Alan J. Hirschfield	78	2002	Private investor and consultant; former Chief Executive Officer of Data Broadcasting Corporation, Twentieth Century Fox Film Corporation and Columbia Pictures, Inc.	Yes
S. David Passman III	61	2003	President and Chief Executive Officer, Carmike Cinemas, Inc.	No
Patricia A. Wilson	63	2004	Attorney; former General Counsel to NDCHealth Corporation	Yes

(1)	As of February 14, 2014

Approval of an Amendment to the Certificate of Incorporation to Increase Authorized Common Stock

We are asking our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to increase the number of authorized shares of Common Stock from 35 million shares to 52.5 million shares. The Board of Directors approved this amendment on January 29, 2014. The additional authorized shares of Common Stock will be available for general purposes, including capital raising transactions, acquisitions, employee benefit plans and other uses. We currently have no specific plans or understandings with respect to the issuance of any of the additional shares. The Board of Directors believes, however, that the proposal is desirable so that, if the opportunity arises, we will have more flexibility to issue shares of Common Stock, without the expense and delay of a special stockholders’ meeting, in connection with future opportunities

Approval of the Carmike Cinemas, Inc. 2014 Incentive Stock Plan

Our Board of Directors believes that equity grants are a key aspect of Carmike’s ability to attract and retain qualified employees and outside directors. Accordingly, we are asking our stockholders to approve the Carmike Cinemas, Inc. 2014 Incentive Stock Plan (the “2014 Incentive Stock Plan”), to replace the existing Carmike Cinemas, Inc. 2004 Incentive Stock Plan (the “Old Plan”), which is expiring. No new shares of Common Stock will be reserved for issuance under the 2014 Incentive Stock Plan. The shares currently remaining available for future issuance under the Old Plan will instead be available for issuance under the 2014 Incentive Stock Plan. No new grants will be made under the Old Plan, following the effectiveness of the 2014 Incentive Stock Plan.

Approval of the Carmike Cinemas, Inc. Employee Stock Purchase Plan

Our Board of Directors believes that encouraging additional stock ownership by our employees is an effective method of further aligning the interests of our employees and our stockholders. Accordingly, we are asking our stockholders to approve the Carmike Cinemas, Inc. Employee Stock Purchase Plan (the “ESPP”). Under the ESPP, our eligible employees will be able to make quarterly purchases of our common stock at a discount, determined by our Compensation and Nominating Committee, of up to 15%. Our Compensation and Nominating Committee has initially approved a 10% discount for purchases under the ESPP. 250,000 shares of our common stock will be reserved for issuance pursuant to purchases under the ESPP.

Ratification of Auditors

We are asking our stockholders to ratify the selection of Deloitte & Touche, LLP as our independent registered public accounting firm for fiscal 2014. Shown below is a summary of Deloitte & Touche LLP’s fees for services provided in fiscal 2012 and 2013.

	2013	2012
Audit Fees	$1,068,700	$962,800

Audit-Related Fees	869,704	459,634
Tax Fees	208,150	153,423
All Other Fees	—	—

Total Fees Paid to Auditor	$2,146,554	$1,575,857

Executive Summary of Fiscal 2013 Results

We completed a successful 2013 with attendance increasing 12.7% and box office revenues increasing 17.4% compared with 2012, primarily due to our recent acquisitions of certain assets from Rave Reviews Cinemas in November 2012, Cinemark USA, Inc. in August 2013 and Muvico Entertainment, L.L.C. in November 2013 and a successful domestic box office. Domestic box office revenues reached record levels for the second consecutive year and exceeded $10.9 billion in 2013. We continued to experience significant increases in concession and other per patron spending in 2013, achieving an increase of 6.8% over 2012. For 2013, total revenues were $634.8 million which represented an 18.9% increase from 2012. As a result of our performance in 2013, we exceeded our 2013 EBITDA performance goals under our incentive plans.

During the third quarter of 2013, we issued 5.2 million shares of our common stock resulting in net proceeds of $88.0 million. The common stock issuance provides us with greater ability to grow our circuit through acquisitions and new build-to-suit theatres. In addition to the aforementioned acquisitions, we opened five new build-to-suit theatres in 2013. We intend to complete additional theatres in 2014 and continue to pursue additional acquisitions. The Compensation and Nominating Committee has considered our 2013 performance and future operating plans in determining executive compensation for the Named Executive Officers.

Key 2013 Compensation Decisions

The Compensation and Nominating Committee believes that our compensation strategy has been effective in rewarding executives appropriately and in attracting and retaining highly qualified key executives. In furtherance of our overall goals of aligning employee and stockholder interests, rewarding pay for performance and providing competitive compensation to our key executives, the Compensation and Nominating Committee made the following key decisions in 2013:

•	Base salaries for senior executives were adjusted in 2013 based on market factors.

•

Short-term cash incentives are performance-based and include financial, non-financial, company-wide and individual targets. In 2013, these targets focused on the achievement of EBITDA goals, expense reduction and operating improvements. For 2013, cash incentives were earned at 102% of target, based on actual EBITDA, and cash incentives were earned at between 13% and 88% of target based upon other operating performance criteria, including individual performance goals. Overall, cash incentives were earned between 72% and 98% of target.

•

Long-term equity compensation grants are made on an annual basis and are structured to promote the retention of key executives and the achievement of performance goals. Two-thirds of such awards are performance-based. For 2013, equity incentives were earned at 102% of target, based on actual EBITDA.

•

Employment agreements and award agreements for each of the senior executives were amended to implement changes regarding the treatment of equity awards upon various termination scenarios as well as the addition of a target bonus as an additional element of severance in connection with a termination or resignation related to a change in control.

2013 Compensation For Executives

Set forth below is the 2013 compensation for each Named Executive Officer as determined under Securities and Exchange Commission rules. See the notes accompanying the 2013 Summary Compensation Table on pages 46 and 47 for more information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

S. David Passman III	690,000	69,000	1,409,400	637,043	33,420	271,104	3,109,967
President and Chief Executive Officer

Richard B. Hare	350,000	35,000	361,746	256,331	12,538	87,827	1,103,442
Senior Vice President— Finance, Treasurer and Chief Financial Officer

Fred W. Van Noy	400,000	40,000	493,290	225,450	73,451	88,163	1,320,354
Senior Vice President and Chief Operating Officer

Daniel E. Ellis	312,000	31,200	258,390	216,801	4,377	88,395	911,163
Senior Vice President, General Counsel and Secretary

John Lundin	245,000	—	150,336	61,740	—	12,655	469,731
Vice President—Film

GENERAL INFORMATION

This proxy statement and the accompanying proxy card are furnished to the stockholders of Carmike Cinemas, Inc. (which we refer to as “we,” “us,” “our” and “Carmike” in this proxy statement) in connection with the solicitation of proxies by the Board of Directors of Carmike for use at the Annual Meeting of Stockholders to be held on Wednesday, May 28, 2014 (the “Annual Meeting”), at the offices of King & Spalding LLP located at 1180 Peachtree Street, Atlanta, Georgia 30309 at 9:00 a.m., local time, and any adjournments thereof. All stockholders are encouraged to attend the meeting.

To reduce the costs of printing and distributing our proxy materials, we are furnishing proxy materials over the internet to many of our stockholders under the Securities and Exchange Commission’s notice and access rules. These stockholders will receive a notice of internet availability of proxy materials, instead of a paper copy of this proxy statement. The notice of internet availability of proxy materials contains instructions on how to access those documents and vote over the internet and how stockholders can receive a paper copy of our proxy materials, if they so desire. Carmike expects to mail this proxy statement and accompanying proxy card or a notice of internet availability of proxy materials to Carmike’s stockholders starting on or about April 18, 2014. Carmike’s 2013 Annual Report to stockholders, which should be read in conjunction with the matters discussed in this proxy statement, is also enclosed. Your proxy is requested, however, whether or not you attend in order to assure maximum participation.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to Be Held on May 28, 2014.

The proxy statement and the 2013 Annual Report to stockholders are available at https://www.cfpproxy.com/5234

At the Annual Meeting, stockholders will be requested to act upon the matters set forth in this proxy statement. If you are not present at the meeting, your shares can be voted only when represented by proxy. You do this by telephone or internet voting or by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. When you sign and return the proxy card, or vote by telephone or over the internet (in each case as indicated on the proxy card or notice of internet availability of proxy materials, as applicable), you appoint S. David Passman III, Fred W. Van Noy and Daniel E. Ellis as your representatives at the meeting. Mr. Passman, Mr. Van Noy and Mr. Ellis will vote your shares at the meeting as you have instructed them. This way your shares will be voted whether or not you attend the annual meeting. If you return a signed card but do not provide voting instructions, your shares will be voted for the eight named nominees, for approval of the amendment of our Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 35 million to 52.5 million shares, for approval of the adoption of the Carmike Cinemas, Inc. 2014 Incentive Stock Plan, for approval the adoption of the Carmike Cinemas, Inc. Employee Stock Purchase Plan, for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014 and for the approval, on an advisory basis, of executive compensation. If any issue comes up for vote at the meeting that is not on the proxy card, Mr. Passman, Mr. Van Noy and Mr. Ellis will vote your shares, under your proxy, in their discretion.

The designation of a proxy may be revoked at any time before it is voted by your delivering a new duly executed proxy card bearing a later date, by voting via telephone or the internet at a later date, or by your appearing and voting in person at the meeting. The expenses incidental to the preparation and mailing of these proxy materials are being paid by Carmike. Special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail, facsimile or mail by one or more of our employees. In addition, we have retained Eagle Rock Proxy Advisors, LLC to assist in the solicitation of proxies. Such solicitation may be made personally, or by telephone, electronic mail, facsimile or mail. The anticipated cost of the services of Eagle Rock Proxy Advisors, LLC is $5,000, plus expenses.

We expect to announce preliminary voting results at the meeting. Carmike will publish the final results of the stockholder voting on a Form 8-K that it will file with the Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

The principal executive offices of Carmike are located at 1301 First Avenue, Columbus, Georgia 31901. The telephone number is (706) 576-3400.

QUORUM AND VOTING REQUIREMENTS

The close of business on Friday, April 4, 2014 has been fixed as the record date for the determination of stockholders of Carmike entitled to notice of and to vote at the Annual Meeting. On that date, Carmike had outstanding 23,012,967 shares of Common Stock, $.03 par value (the “Common Stock”). Each share of Common Stock entitles the holder thereof to one vote per share on all matters properly coming before the meeting.

At the Annual Meeting, the holders of stock representing a majority of the voting power of all Common Stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum. Abstentions will be treated as present for purposes of determining a quorum.

Directors are elected by a plurality of the votes cast by the holders of the Common Stock at a meeting at which a quorum is present. This means that the eight directors receiving the greatest number of votes will be elected as directors. Votes may be cast in favor of or withheld from each nominee. Votes that are withheld will have no effect.

The amendment to our Certificate of Incorporation requires the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of all of our issued and outstanding Common Stock as of the record date. Votes may be cast “for” or “against” the amendment to our Certificate of Incorporation or a stockholder may abstain. Abstentions will be included in the number of votes present and entitled to vote and accordingly will be treated as “against” votes.

The approval of the Carmike Cinemas, Inc. 2014 Incentive Stock Plan will require the affirmative vote of a majority of the votes of the holders of the Common Stock represented and entitled to vote at a meeting at which a quorum is present. Votes may be cast “for” or “against” the amendment to the Carmike Cinemas, Inc. 2004 Incentive Stock Plan or a stockholder may abstain. Abstentions will be included in the number of votes present and entitled to vote and accordingly will be treated as “against” votes.

The approval of the Carmike Cinemas, Inc. Employee Stock Purchase Plan will require the affirmative vote of a majority of the votes of the holders of the Common Stock represented and entitled to vote at a meeting at which a quorum is present. Votes may be cast “for” or “against” the amendment to the Carmike Cinemas, Inc. 2004 Incentive Stock Plan or a stockholder may abstain. Abstentions will be included in the number of votes present and entitled to vote and accordingly will be treated as “against” votes.

Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2014 requires the affirmative vote of a majority of the votes of the holders of the Common Stock represented and entitled to vote at a meeting at which a quorum is present. Votes may be cast “for” or “against” ratification or a stockholder may abstain from voting. Abstentions will be included in the number of votes present and entitled to vote and accordingly will be treated as “against” votes.

The advisory vote on the compensation of the Named Executive Officers as disclosed in this proxy statement requires the affirmative vote of a majority of the votes of the holders of the Common Stock represented and entitled to vote at a meeting at which a quorum is present. Votes may be cast “for” or “against” approval or a stockholder may abstain from voting. Abstentions will be included in the number of votes present and entitled to vote and accordingly will be treated as “against” votes.

If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances if you do not provide voting instructions. These circumstances include certain “routine” matters, such as Proposal 5 (the ratification of Deloitte & Touche LLP). Therefore, if you do not provide voting instructions, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

A brokerage firm cannot vote customers’ shares on non-routine matters. All of the matters other than Proposal 5 are non-routine matters. If your brokerage firm has not received voting instructions on a non-routine matter, these shares are considered “broker non-votes” to the extent that the brokerage firm submits a proxy. Broker non-votes are counted for purposes of establishing a quorum to conduct business at the meeting. Broker non-votes will have no effect on the outcome of Proposals 1, 3, 4 and 6. Broker non-votes will have the effect of a vote against Proposal 2.

The table below summarizes the votes required and treatments of votes described above:

Proposal Number	Item	Board Voting Recommendation	Votes Required for Approval	Abstentions	Uninstructed shares
1	Election of directors	FOR EACH NOMINEE	Plurality of votes cast	No effect	No effect
2	Amendment to Amended and Restated Certificate of Incorporation	FOR	66 2/3% of votes of holders issued and outstanding Common Stock	Count as votes against	Count as votes against
3	Approval of 2014 Incentive Stock Plan	FOR	Majority of votes of holders represented and entitled to vote	Count as votes against	No effect
4	Approval of Employee Stock Purchase Plan	FOR	Majority of votes of holders represented and entitled to vote	Count as votes against	No effect
5	Ratification of Deloitte & Touche	FOR	Majority of votes of holders represented and entitled to vote	Count as votes against	Discretionary broker voting permitted
6	Advisory vote to approve executive compensation	FOR	Majority of votes of holders represented and entitled to vote	Count as votes against	No effect

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Board of Directors has nominated the eight individuals named below for election as directors of Carmike, each to serve until the next annual meeting of stockholders or until his or her respective successor is duly elected and qualified, or until his or her death, resignation, retirement or removal. The Compensation and Nominating Committee of the Board of Directors also evaluates other candidates for election to the Board of Directors from time to time and to fill vacancies on the Board between annual meetings.

Carmike’s Amended and Restated By-laws (the “By-laws”) state that the Board of Directors shall consist of eleven directors; however, at any annual or special meeting, the stockholders may, and at any meeting of the Board of Directors, the Board of Directors may, fix a different number of directors who shall constitute the full Board of Directors, but the full Board of Directors shall consist of not less than six and no more than twelve directors. The Board of Directors has currently set the size of the full Board at eight directors.

All eight individuals nominated by the Board of Directors for election are presently directors of Carmike. It is the present intention of the persons named in the accompanying form of proxy to vote such proxy (unless authority to so vote is withheld) for the election of the eight nominees named below as directors of Carmike.

The Board of Directors expects that each of the nominees will be available to stand for election and to serve as a director. In the event a vacancy among the original nominees occurs prior to the meeting, the proxies may be voted for a substitute nominee or nominees named by the Board and for the remaining nominees, or the Board may provide for a lesser number of directors.

The Board of Directors affirmatively determined that each of the nominees qualifies for election under the criteria for evaluation of directors. See “Corporate Governance—Selection of Director Nominees—General Criteria and Process” on page 67 of the proxy statement. In addition, the Board of Directors determined that each nominee, except Mr. Passman, qualifies as an independent director under applicable standards.

There are no family relationships among our directors or executive officers.

Nominees

The following is a description of the business experience of each nominee for at least the past five years. Ages are presented as of February 14, 2014:

Roland C. Smith, Chairman of the Board, 59, has been one of Carmike’s directors since April 2002, and has served as Chairman of the Board of Directors since June 2009. In addition, he currently serves as Chairman of the Compensation and Nominating Committee, and as a member of the Executive Committee. Mr. Smith is currently Chairman and CEO of Office Depot, Inc., a global provider of office products, services and solutions. He was President and Chief Executive Officer of Delhaize America and Executive Vice-President of Delhaize Group, from October 2012 to September 2013. Mr. Smith was a Special Advisor to The Wendy’s Company, a restaurant owner, operator and franchisor, from September 2011 to December 2011 and served as President and Chief Executive Officer of The Wendy’s Company from July 2011 to September 2011. Mr. Smith served as President and Chief Executive Officer of Wendy’s/Arby’s Group, Inc. and Chief Executive Officer of Wendy’s International, Inc., a restaurant owner, operator and franchisor, from September 2008 to July 2011. Mr. Smith served as the Chief Executive Officer of Triarc Companies, Inc. from June 2007 until September 2008 and the Chief Executive Officer of Arby’s Restaurant Group, Inc., a restaurant owner operator and franchisor, from April 2006 until September 2008. Mr. Smith served as President and Chief Executive Officer of American Golf Corporation and National Golf Properties, an owner and operator of golf courses, from February 2003 to November 2005. He was President and Chief Executive Officer of AMF Bowling Worldwide, Inc., an owner and operator of bowling centers, from April 1999 until January 2003. Mr. Smith previously served as President and Chief Executive Officer of the Triarc Restaurant Group (the predecessor to Arby’s Restaurant Group, Inc.) from February 1997 to April 1999. The Compensation and Nominating Committee considered Mr. Smith’s skills and experience demonstrated as a senior executive for several companies, as well as his familiarity and experience with the retail, leisure and entertainment industries in recommending that Mr. Smith be nominated as a director.

Mark R. Bell, 68, has been one of our directors since October 2011 and currently serves as Chairman of the Audit Committee and a member of the Corporate Governance Committee. Mr. Bell is a retired Senior Partner at PricewaterhouseCoopers and Arthur Andersen. Mr. Bell currently serves as a director and Audit Committee Chairman of Reliability First Corporation, a not-for-profit company whose mission is to serve and enhance electric service reliability and security, and as a director and Audit Committee Chairman of TRX Corporation, a global technology company specializing in travel technology and data services. The Compensation and Nominating Committee considered Mr. Bell’s skills and experience, including financial expertise, demonstrated in his over 36 year career serving clients in multiple industries, including energy, utility and telecom and his work with Fortune 500 and mid-cap companies, providing a wide range of professional services, in recommending that Mr. Bell be nominated as a director.

Jeffrey W. Berkman, 49, has been one of our directors since November 2009 and currently serves as a member of the Compensation and Nominating Committee and the Corporate Governance Committee. Mr. Berkman is founding Partner of The Berkman Law Firm, PLLC where he currently serves as a solo practitioner. Mr. Berkman previously served as Senior Vice President and General Counsel of Bigfoot Ventures Ltd., a venture capital firm, and several affiliates, including a movie and television production company, a real estate investment and development company and various internet based businesses since 2000. Prior to 2000, Mr. Berkman was a Senior Associate at the law firms of Davis, Scott, Weber & Edwards (now Hogan Lovells); Arent Fox; and Whitman Breed Abbot & Morgan (now Winston & Strawn). The Compensation and Nominating Committee considered Mr. Berkman’s skills and experience demonstrated in his legal career, including as General Counsel of Bigfoot, as well as his experience and familiarity with the entertainment industry in recommending that Mr. Berkman be nominated as a director.

Sean T. Erwin, 62, has been one of our directors since May 2012 and currently serves as a member of the Audit Committee and the Corporate Governance Committee. Mr. Erwin currently serves as the Chairman of the Board of Neenah Paper, Inc., a position he has held since November 2004. Previously, Mr. Erwin also served as Chief Executive Officer of Neenah Paper, Inc. from the time of its spin-off from Kimberly-Clark Corporation in November 2004 until May 2011. Prior to the spin-off, he served as an employee of Kimberly-Clark since 1978 and held increasingly senior positions in both finance and business management. In January 2004, Mr. Erwin was named President of Kimberly-Clark’s Pulp and Paper Sector, which comprised the businesses transferred to Neenah Paper Inc. by Kimberly-Clark. He served as the President of the Global Nonwoven business from early 2001. He has also served as the President of the European Consumer Tissue business, Managing Director of Kimberly-Clark Australia, as well as President of the Technical Paper business. Mr. Erwin was a Director of Elavon, Inc. (Formerly Nova Corp.) from July 2000 until its sale to U.S. Bancorp in 2001. The Compensation and Nominating Committee considered Mr. Erwin’s experience demonstrated as a senior public company executive as well as his expertise in finance and business management, in recommending that Mr. Erwin be nominated as a director.

James A. Fleming, 55, has been one of our directors since March 2009 and currently serves as a member of the Compensation and Nominating Committee. Mr. Fleming is Executive Vice President and Chief Financial Officer of Columbia Property Trust, Inc., one of the nation’s largest office real estate investment trusts. Mr. Fleming was Executive Vice President and Chief Financial Officer of Schottenstein Property Group, Inc., an owner, operator, acquirer and redeveloper of shopping centers from January 2011 to June 2013, and served as Executive Vice President and Chief Financial Officer of Cousins Properties Incorporated, a leading fully integrated real estate investment trust, based in Atlanta and listed on the New York Stock Exchange, from August 2004 to November 2010. From July 2001 to August 2004, Mr. Fleming was Senior Vice President, General

Counsel and Secretary of Cousins Properties Incorporated. Prior to joining Cousins Properties, Mr. Fleming was a partner in the Atlanta law firm of Fleming & Ray from October 1994 until July 2001. The Compensation and Nominating Committee considered Mr. Fleming’s skills and experience demonstrated as a senior executive, including as a Chief Financial Officer and as a General Counsel, as well as his familiarity and experience with the commercial real estate industry in recommending that Mr. Fleming be nominated as a director.

Alan J. Hirschfield, 78, has been one of our directors since April 2002 and currently serves as a member of the Audit Committee and the Executive Committee. Mr. Hirschfield is a private investor and consultant. From 1992 to 2000, he was Co-Chief Executive Officer of Data Broadcasting Corporation, a global provider of financial and business information, which merged with Financial Times/Pearsons, Inc. From 1986 to 1990, Mr. Hirschfield served as a consultant/investor in the entertainment/media industry. From 1982 to 1986, he was the Chairman and Chief Executive Officer of Twentieth Century Fox Film Corporation. Mr. Hirschfield was President and Chief Executive Officer of Columbia Pictures, Inc. from 1973 to 1978. He currently serves on the Boards of Directors of Cantel Medical Corp. He formerly served on the Board of Directors of Leucadia National Corporation, a diversified holding company. Mr. Hirschfield served as a member of the Board of Directors of Interactive Data Corporation from 1992 to 2006 and as a member of the Board of Directors of Peregrine Systems, Inc. from 2003 to 2005. The Compensation and Nominating Committee considered Mr. Hirschfield’s skills and experience, including as a Chief Executive Officer, demonstrated throughout his career in the film and entertainment industries and his service on other public company boards, in recommending that Mr. Hirschfield be nominated as a director.

S. David Passman III, 61, has been our President and Chief Executive Officer since June 2009 and one of our directors since June 2003. Mr. Passman is a member of the Executive Committee. Mr. Passman served as the President and Chief Executive Officer of IBS-STL, Inc., or its predecessor, STL, Inc., a book publishing and distribution company, from June 2005 until January 2009. Mr. Passman served as the President of the Harland Printed Products and Harland Checks divisions of John H. Harland Co., a provider of printed products and software and related services to the financial institution market, from 1999 to 2003 and as Chief Financial Officer from 1996 to 1999. From 1981 to 1996, Mr. Passman was a partner in the tax division of Deloitte & Touche LLP, a public accounting firm. Mr. Passman served as the Managing Partner of the Atlanta, Georgia office of Deloitte & Touche LLP from 1993 to 1996. Mr. Passman is a Certified Public Accountant. The Compensation and Nominating Committee considered Mr. Passman’s skills and experience demonstrated as a senior executive, including as Chief Executive Officer and Chief Financial Officer, for several private and public companies, his knowledge of our business and industry, and his expertise in public accounting, in recommending that Mr. Passman be nominated as a director. In addition, it has been our historic practice that our Chief Executive Officer serves as a director.

Patricia A. Wilson, 63, has been one of our directors since April 2004 and currently serves as a member of the Compensation and Nominating Committee, and Chair of the Corporate Governance Committee. Ms. Wilson has been practicing as a private attorney since October 2002, advising both private and public companies in corporate and securities law. Ms. Wilson served as the General Counsel to NDCHealth Corporation, a provider of information systems and services to the healthcare market, from October 2000 to October 2002. Prior to joining NDCHealth Corporation, she was a partner with the law firm of Troutman Sanders LLP from 1988 to September 2000, practicing in the fields of corporate finance and securities law. The Compensation and Nominating Committee considered Ms. Wilson’s skills and experience demonstrated throughout her legal career advising public companies on corporate, securities and governance affairs in recommending that Ms. Wilson be nominated as a director.

The Board of Directors recommends a vote FOR the nominees set forth above.

PROPOSAL TWO:

AMENDMENT TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF

AUTHORIZED SHARES OF COMMON STOCK

We are asking for your approval of an amendment to our Certificate of Incorporation to increase the number of authorized shares of Common Stock from 35 million shares to 52.5 million shares. The Board of Directors approved this amendment on January 29, 2014.

If this proposal is approved by our stockholders, the first paragraph of Article FOURTH of the Certificate of Incorporation will be amended to read as follows:

“FOURTH: The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is 53,500,000, consisting of (i) 52,500,000 shares of Common Stock, par value $.03 per share (the “Common Stock”), and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”).”

The increase in authorized shares of Common Stock by 17.5 million shares will enhance the flexibility of our capital structure by allowing for the issuance of additional shares of Common Stock by the Board of Directors. As of April 1, 2014, there were 23,012,967 shares of Common Stock outstanding and an additional 1,050,084 shares of Common Stock were reserved for issuance under our equity compensation plans.

The additional authorized shares of Common Stock will be available for general purposes, including capital raising transactions, acquisitions, employee benefit plans and other uses. We currently have no specific plans or understandings with respect to the issuance of any of the additional shares. The Board of Directors believes, however, that the proposal is desirable so that, if the opportunity arises, we will have more flexibility to issue shares of Common Stock, without the expense and delay of a special stockholders’ meeting, in connection with future opportunities.

No further action or authorization by our stockholders will be necessary before issuance of the additional authorized shares of Common Stock, except as may be required for a particular transaction by applicable law or regulatory agencies or the rules of the Nasdaq Stock Market, Inc. or any other stock exchange on which our Common Stock may be listed in the future. Although the Board of Directors has no present intention of doing so, the additional shares of Common Stock could be used to make it more difficult for persons to obtain control of us. The issuance of the additional authorized shares of Common Stock could also have the effect, in certain circumstances of, among other things, diluting earnings per share, book value per share or voting power of the currently outstanding shares of Common Stock held by our existing stockholders.

If approved, this amendment will become effective upon filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of Delaware, which we would do promptly after the Annual Meeting.

Our Board of Directors has determined that it is in our best interests and the best interests of our stockholders to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock.

The Board of Directors recommends a vote FOR the approval of the proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock.

PROPOSAL THREE:

APPROVAL OF THE CARMIKE CINEMAS, INC.

2014 INCENTIVE STOCK PLAN

On May 21, 2004, the stockholders approved the Carmike Cinemas, Inc. 2004 Incentive Stock Plan (the “Old Plan”). As of April 1, 2014, there were 23,012,967 shares of Carmike’s Common Stock available for issuance under the Old Plan. The Old Plan is scheduled to expire on May 21, 2014, and no future grants under the Old Plan may be made following that date.

Carmike’s Board of Directors believes that equity grants are a key aspect of Carmike’s ability to attract and retain qualified employees and outside directors. The Board of Directors, upon the recommendation of the Compensation and Nominating Committee, has adopted the Carmike Cinemas, Inc. 2014 Incentive Stock Plan, subject to stockholder approval, to replace the Old Plan. If approved by the stockholders, the 2014 Incentive Stock Plan will become effective immediately.

No new shares of Common Stock will be reserved for issuance under the 2014 Incentive Stock Plan. The shares currently remaining available for future issuance under the Old Plan will instead be available for issuance under the 2014 Incentive Stock Plan. No new grants will be made under the Old Plan, following the effectiveness of the 2014 Incentive Stock Plan. The purpose of the adoption of the 2014 Incentive Stock Plan is to ensure that Carmike is able to continue to grant equity awards to eligible employees and outside directors at levels deemed appropriate by the Compensation and Nominating Committee.

A description of the 2014 Incentive Stock Plan may be found under the caption “Description of 2014 Incentive Stock Plan” below.

The Board of Directors recommends a vote FOR approval of the 2014 Incentive Stock Plan.

DESCRIPTION OF 2014 INCENTIVE STOCK PLAN

Carmike is providing the following description of the 2014 Incentive Stock Plan to you in connection with the solicitation of proxies for approval of Proposal 3. The following discussion summarizes the material terms of the 2014 Incentive Stock Plan, as proposed by Proposal 3. This discussion does not purport to be complete and is qualified in its entirety by reference to the 2014 Incentive Stock Plan as proposed, a copy of which is attached hereto as Appendix A.

Purpose

The primary purpose of the 2014 Incentive Stock Plan is (1) to attract and retain eligible employees, consultants and outside directors of Carmike, (2) to provide an incentive to eligible employees, consultants and outside directors to work to increase the value of Carmike’s Common Stock, and (3) to provide eligible employees, consultants and outside directors with a stake in the future of Carmike which corresponds to the stake of each of Carmike’s stockholders.

Administration

The 2014 Incentive Stock Plan is administered by the Compensation and Nominating Committee of Carmike’s Board of Directors, which, according to the plan, will have at least two members who satisfy the requirements of an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Each grant under the 2014 Incentive Stock Plan is evidenced by a certificate that incorporates such terms and conditions as the Compensation and Nominating Committee deems necessary or appropriate.

Coverage, Eligibility and Grant Limits

The 2014 Incentive Stock Plan provides for the grant of options, stock grants, stock unit grants, and stock appreciation rights (“SARs”) to eligible employees, consultants and outside directors. An eligible employee is any employee of Carmike or any subsidiary, parent or affiliate of Carmike who has been designated by the Compensation and Nominating Committee to receive a grant under the 2014 Incentive Stock Plan. A consultant is a consultant, agent or other individual who has rendered valuable services to Carmike or a parent, subsidiary or affiliate of Carmike, has been designated by the Compensation and Nominating Committee to receive a grant under the 2014 Incentive Stock Plan and meets the requirements for participating in an “Employee Benefit Plan” as defined in Rule 405 promulgated under the Securities Act of 1933, as amended. An outside director is any member of the Board of Directors who is not an employee of Carmike or a parent, subsidiary or affiliate of Carmike. All of Carmike’s existing directors, with the exception of S. David Passman III, qualify as outside directors for purposes of the 2014 Incentive Stock Plan.

No more than 750,000 shares of Common Stock are available for the grant of incentive stock options (“ISOs”). The maximum limits applicable to awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code will be as follows for any calendar year:

•	for awards paid in cash, 200% of the base salary paid to the eligible employee during the calendar year or $2 million, whichever is less;

•

for awards made in the form of options, other than awards to a newly hired eligible employee, the number of shares of Common Stock subject to options granted to any eligible employee in any calendar year will not exceed 500,000 shares;

•

for awards made in the form of SARs, other than awards to a newly hired eligible employee, the number of shares of Common Stock subject to SARs granted to any eligible employee in any calendar year will not exceed 500,000 shares;

•

for awards made in the form of stock grants, other than awards to a newly hired eligible employee, the number of shares of Common Stock subject to such grants made to any eligible employee in any calendar year will not exceed 250,000 shares;

•

for awards made in the form of stock unit grants, other than awards to a newly hired eligible employee, the number of shares of Common Stock subject to such grants made to any eligible employee in any calendar year will not exceed 250,000 shares;

•

for awards made to an eligible employee in the calendar year in which he or she is hired by Carmike or one of our subsidiaries, the number of shares of Common Stock subject to such awards granted in such calendar year will not exceed, in the case of (i) options, 750,000 shares, (ii) SARs, 750,000 shares, (iii) stock grants, 375,000 shares and (iv) stock unit grants, 375,000 shares; and

•

for dividends or dividend equivalents paid with respect to awards, the amount paid to any eligible employee in any calendar year will not exceed the value of 250,000 shares of Common Stock determined as of the date payment of such dividends or dividend equivalents is made to such eligible employee.

For Awards that cover a period of more than one calendar year, the maximum award limit will be a multiple of the applicable calendar year maximum award limit described above, which multiple will be equal to the number of calendar years covered by the award.

Shares Available for Issuance

The number of shares available for issuance under the 2014 Incentive Stock Plan on its effective date will be the number of shares available for issuance under the Old Plan immediately before the approval of the 2014 Incentive Stock Plan. Thereafter, shares subject to grants under the Old Plan will become available for issuance under the 2014 Incentive Stock Plan upon the forfeiture of such shares or the expiration of the grants to which such shares are subject. Shares subject to grants under the 2014 Incentive Stock Plan will again become available for issuance under the 2014 Incentive Stock Plan upon the forfeiture of such shares. The number of shares that will become available for issuance in this manner depends on the extent to which shares are forfeited and grants expire and therefore is not known at this time. As of April 1, 2014 there were 1,050,084 shares of Common Stock available for issuance under the Old Plan. As of April 1, 2014, the closing price of a share of Common Stock was $30.30 as reported on the NASDAQ Global Market.

Options

Under the 2014 Incentive Stock Plan, non-incentive stock options (“Non-ISOs”) may be granted to eligible employees, consultants or outside directors by the Compensation and Nominating Committee, but ISOs, which are intended to qualify for special tax treatment under Section 422 of the Code, may only be granted to eligible employees. Each option granted under the 2014 Incentive Stock Plan entitles the optionee to purchase the number of shares of Common Stock specified in the grant at the option price specified in the related stock option certificate. The terms and conditions of each option granted under the 2014 Incentive Stock Plan are determined by the Compensation and Nominating Committee, but no option will be granted at an exercise price which is less than the fair market value of Common Stock as determined on the grant date in accordance with the 2014 Incentive Stock Plan. In addition, if the option is an ISO that is granted to a ten percent stockholder of Carmike, the option price may be no less than 110% of the fair market value of a share of Common Stock on the grant date. Moreover, no eligible employee may be granted ISOs which are first exercisable in any calendar year for stock having an aggregate fair market value (determined as of the date that the ISO was granted) that exceeds $100,000.

Each option granted under the 2014 Incentive Stock Plan shall be exercisable as provided in the related option certificate. If the only condition to the exercise of an option is the completion of a period of service, such period of service shall not be less than one year, starting on the date the option is granted, unless the Compensation and Nominating Committee determines that a shorter period of service (or no period of service) better serves Carmike’s interest. No option may be exercisable more than ten years from the grant date or, if the option is an ISO granted to a ten percent stockholder of Carmike, more than five years from the grant date.

The Compensation and Nominating Committee may not, absent the approval of Carmike’s stockholders, take any action, whether through amendment, cancellation, replacement grants, or other means, to reduce the option price of any outstanding option or take any action to effect a cash buyout of any outstanding option which has an option price in excess of the fair market value of a share of Common Stock at the time.

Stock Appreciation Rights

SARs may be granted by the Compensation and Nominating Committee to eligible employees, consultants and outside directors under the 2014 Incentive Stock Plan, either as part of an option or as standalone SARs. The terms and conditions for an SAR granted as part of an option will be set forth in the option certificate for the related option, while the terms and conditions for a standalone SAR will be set forth in an SAR certificate. SARs entitle the holder to receive the appreciation of the fair market value of one share of Common Stock as of the date such right is exercised over the baseline price specified in the option or SAR certificate (the “SAR Base Price”), multiplied by the number of shares of Common Stock in respect of which the SAR is being exercised. The Base Price for an SAR must equal or exceed the fair market value of a share of Common Stock as determined on the grant date in accordance with the 2014 Incentive Stock Plan.If an SAR is granted together with an option, then the exercise of the SAR shall cancel the right to exercise the related option, and the exercise of a related option shall cancel the right to exercise the SAR. An SAR granted as a part of an option shall be exercisable only while the related option is exercisable. A standalone SAR shall be exercisable as provided in the related SAR certificate. If the only condition to the exercise of an SAR is the completion of a period of service, such period of service shall not be less than one year, starting on the date the SAR is granted, unless the Compensation and Nominating Committee determines that a shorter period of service (or no period of service) better serves Carmike’s interest. At the discretion of the Compensation and Nominating Committee, any payment due upon the exercise of an SAR can be made in cash or in shares of Common Stock or any combination of cash and shares of Common Stock.

The Compensation and Nominating Committee may not, and will not, absent the approval of Carmike’s stockholders, take any action, whether through amendment, cancellation, replacement grants, or other means, to reduce the SAR Base Price of any outstanding SAR or to effect a cash buyout of any outstanding SAR with a SAR Base Price in excess of the fair market value of a share of Common Stock at the time

Stock Grants

Stock grants are grants of Common Stock that are subject to such terms and conditions as the Compensation and Nominating Committee, acting in its absolute discretion, deems appropriate. The Compensation and Nominating Committee may prescribe that an eligible employee’s, consultant’s or outside director’s rights in a stock grant will be nontransferable or forfeitable or both unless certain conditions are satisfied. For example, a stock grant may be made subject to a requirement that the eligible employee continue employment or the outside director or consultant continue service with Carmike for a specified period or that Carmike or the eligible employee, consultant or outside director achieve stated performance goals or other objectives. If the only condition to the forfeiture of a stock grant is the completion of a period of service, such period of service shall not be less than three years, starting on the date the stock grant is made, unless the Compensation and Nominating Committee determines that a shorter period of service (or no period of service) better serves Carmike’s interest. Each stock grant shall be evidenced by a certificate that specifies the rights, if any, an eligible employee, consultant or outside director has with respect to such stock grant as well as any conditions applicable to the stock grant.

Stock Unit Grants

Stock unit grants are designed to result in a payment in cash or shares of Common Stock or any combination of cash and shares of Common Stock based on the number of units earned and vested in connection with such grant. Stock unit grants may be made by the Compensation and Nominating Committee subject to such terms and conditions as the committee acting in its absolute discretion deems appropriate. For example, a stock unit grant may be made subject to a requirement that the eligible employee continue employment or the consultant or outside director continue service with Carmike for a specified period or that Carmike or the eligible employee, consultant or outside director achieve stated performance or other objectives. If the only condition to the forfeiture of a stock unit is the completion of a period of service, such period of service shall not be less than three years, starting on the date the stock unit is granted, unless the Compensation and Nominating Committee determines that a shorter period of service (or no period of service) better serves Carmike’s interest. Each stock unit grant shall be evidenced by a certificate that specifies the rights, if any, an eligible employee, consultant or outside director has with respect to such stock unit grant as well as any conditions applicable to the stock unit grant.

Effect of Dividends and Voting Rights Under Stock Grants and Stock Unit Grants

If a dividend (whether in cash or shares of Common Stock) is paid on Common Stock issued under a stock grant or a stock unit grant while such Common Stock is subject to forfeiture conditions, Carmike will hold such dividend subject to the same conditions that apply to the shares of Common Stock issued under the stock grant or stock unit grant. The Compensation and Nominating Committee may provide that dividend equivalents will be credited with respect to a stock unit grant, payable in cash or stock. All dividend equivalents may be reinvested into additional shares of Common Stock. Carmike will hold any cash or Common Stock credited in connection with such dividend equivalents subject to the same conditions that apply to the related stock unit grant.

Except as otherwise set forth in the related stock grant certificate, the holder of a stock grant will have the right to vote the Common Stock issued thereunder during the period such Common Stock is subject to forfeiture conditions.

Transferability

No option, SAR, stock grant or stock unit grant made to an eligible employee, consultant or outside director is transferable by such eligible employee, consultant or outside director other than by will or by the laws of descent and distribution. Absent consent of the Compensation and Nominating Committee, an option or SAR shall be exercisable during an eligible employee’s, consultant’s or outside director’s lifetime only by such eligible employee, consultant or outside director.

Change in Control

Except as otherwise provided in the applicable award certificate, as of the date of a change in control, all conditions to the exercise of outstanding options and SARs and all issuance or forfeiture conditions on outstanding stock grants and stock unit grants will be deemed satisfied; provided that if the issuance or forfeiture condition relates to satisfying a performance goal and there is a target for such goal, such issuance or forfeiture condition shall be deemed satisfied only to the extent of such target unless such target has been exceeded before the date of the Change in Control, in which event such issuance or forfeiture condition shall be deemed satisfied to the extent such target had been so exceeded. The Board of Directors shall have the right, to the extent required as a part of the change in control transaction, to cancel all outstanding awards after giving eligible employees, consultants and outside directors a reasonable period of time to exercise their outstanding options and SARs or to take such other action as is necessary to receive Common Stock subject to stock grants and the cash or shares of Common Stock payable under stock unit grants.

A change in control means, generally, a change in control of Carmike of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect at the time of such “change in control”, provided that a change in control shall be deemed to have occurred at such time as: the acquisition by any person of 30% or more of the voting power for election of Carmike’s directors; the loss by Carmike’s incumbent directors, or their approved successors, of a majority of the Board of Directors during any period of two years or less; the consummation of a reorganization, merger, consolidation or share exchange whereby Common Stock is converted into or exchanged for the stock of another corporation; the consummation of a liquidation or dissolution of Carmike or a sale or disposition of 50% or more of the assets of Carmike; or the consummation of a reorganization, merger, consolidation or share exchange with respect to Carmike, unless Carmike stockholders own more than 60% of the shares of the resulting company and retain, with respect to other Carmike stockholders, substantially the same proportion of share ownership that they had in Carmike.

Amending or Terminating the 2014 Incentive Stock Plan

The 2014 Incentive Stock Plan may be amended by the Board of Directors to the extent it deems necessary or appropriate, but no amendment may be made on or after the date of a change in control to the section of the 2014 Incentive Stock Plan addressing change in control that might adversely affect any rights that would otherwise vest as of the date of a change in control. The 2014 Incentive Stock Plan may also be terminated by the Board of Directors at any time. The Board of Directors may not unilaterally modify, amend or cancel any option, SAR, stock grant or stock unit grant previously granted in a manner that would have an adverse effect on the holder unless the holder of such award consents or there is a transaction that would permit the Compensation and Nominating Committee to adjust the number, kind or class of shares of Common Stock reserved under the 2014 Incentive Stock Plan or a change in control. No amendment shall be made absent the approval of the stockholders of Carmike to the extent such approval is required under applicable law or the rules of the stock exchange on which shares of Common Stock are listed.

Adjustment of Shares

Capital Structure

The number, kind or class of shares of Common Stock reserved for issuance under the 2014 Incentive Stock Plan, the annual grant caps under the 2014 Incentive Stock Plan, the number, kind or class of shares of Common Stock subject to awards under the 2014 Incentive Stock Plan, and the option price of options and the SAR Base Price of SARs granted under the 2014 Incentive Stock Plan shall be adjusted by the Compensation and Nominating Committee in an equitable manner to reflect any equity restructuring or change in the capitalization of Carmike.

Other Transactions

As part of any transaction described in Section 424(a) of the Code, the Compensation and Nominating Committee has the right to adjust (i) the number, kind or class of shares of Common Stock reserved for issuance under the 2014 Incentive Stock Plan and the annual award limits under the 2014 Incentive Stock Plan and (ii) the number, kind or class of shares of Common Stock subject to outstanding awards under the 2014 Incentive Stock Plan (along with any related grant and forfeiture conditions ) and the related option price and SAR Base Price and, further, has the right to make awards to effect the assumption of, or in substitution for, stock grants, stock unit grants, options and stock appreciation rights granted by any other corporation to the extent that such transaction calls for the substitution or assumption of such grants.

Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to grants made pursuant to the 2014 Incentive Stock Plan are technical, and reasonable persons may differ on the proper interpretation of such rules. Moreover, the applicable statutory and regulatory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. The following discussion is designed to provide only a brief, general summary description of the U.S. federal income tax consequences associated with grants under the 2014 Incentive Stock Plan, based on a good faith interpretation of the current U.S. federal income tax laws, regulations (including applicable proposed regulations) and judicial and administrative interpretations. The following discussion does not set forth any tax consequences other than U.S. federal income tax consequences, including any state, local or foreign tax consequences that may apply.

ISOs

In general, an eligible employee will not recognize taxable income upon the grant or the exercise of an ISO (although the exercise of an ISO may in some cases trigger liability for the alternative minimum tax). Carmike will not be entitled to an income tax deduction upon the grant of an ISO.

The tax treatment of the disposition of Common Stock received pursuant to the exercise of an ISO depends upon whether the Common Stock is disposed of during or subsequent to either of the “holding periods” that end: (1) two years after the date of the grant of the ISO or (2) one year after the date of exercise of the ISO. If an eligible employee disposes of Common Stock received pursuant to the exercise of an ISO subsequent to the holding periods, the eligible employee will recognize long-term capital gain or loss with respect to the difference between the amount realized on the disposition (the “disposition price”) and the exercise price. Carmike will not be entitled to any income tax deduction as a result of such disposition. The holding period requirements are waived if an eligible employee dies.

If an eligible employee disposes of Common Stock received pursuant to the exercise of an ISO during the holding periods, then in the year of such disposition, the eligible employee generally will recognize ordinary income, and Carmike will be entitled to an income tax deduction, in an amount equal to the lesser of (1) the excess of the fair market value of the Common Stock on the date of exercise over the exercise price or (2) the excess of the disposition price over the exercise price. The eligible employee will recognize any gain in excess of this amount of ordinary income as short-term or long-term capital gain (depending on the applicable holding period).

Non-ISOs

An eligible employee, consultant or outside director will not recognize any taxable income upon the grant of a Non-ISO, and Carmike will not be entitled to an income tax deduction at the time of such grant. Upon the exercise of a Non-ISO, an eligible employee, consultant or outside director generally will recognize ordinary income, and Carmike will be entitled to an income tax deduction, in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. However, if an eligible employee or outside director cannot sell the Common Stock purchased through the exercise of the Non-ISO within six months of the grant of the Non-ISO without being subject to liability under Section 16(b) of the Exchange Act, the eligible employee or outside director will recognize ordinary income with respect to such Common Stock upon the earlier of six months after the grant of the Non-ISO or the first date the Common Stock can be sold without any such liability. An eligible employee, consultant or outside director will recognize any gain or loss upon the sale of the Common Stock as short-term or long-term capital gain or loss (depending on the applicable holding period).

SARs

Upon the exercise of an SAR for cash, shares of Common Stock or a combination of cash and shares of Common Stock, an eligible employee, consultant or outside director will recognize ordinary income equal to the amount of cash and the fair market value of the Common Stock received as a result of the exercise. Carmike will be entitled to an income tax deduction in an amount equal to the ordinary income recognized by the eligible employee, consultant or outside director upon exercise of the SAR in the taxable year in which the eligible employee, consultant or outside director recognizes such income.

Stock Grants

An eligible employee, consultant or outside director is generally not subject to income tax upon the grant of a stock grant, nor does the grant of a stock grant result in an income tax deduction for Carmike, unless the restrictions on the stock grant do not present a “substantial risk of forfeiture” or the stock is “transferable,” within the meaning of Section 83 of the Code. In the year that the shares of Common Stock subject to the stock grant become transferable or are no longer subject to substantial risk of forfeiture, the eligible employee, consultant or outside director will recognize ordinary income in an amount equal to the fair market value of such shares, generally determined on the earlier of the date the shares are no longer subject to a substantial risk of forfeiture or are transferable, less the amount paid for the shares, if any. However, if an eligible employee or outside director cannot sell the Common Stock acquired pursuant to the stock grant within six months of the grant of the stock grant without being subject to liability under Section 16(b) of the Exchange Act, the eligible employee or outside director will recognize ordinary income with respect to such Common Stock upon the earlier of six months after the grant of the stock grant or the first date the Common Stock can be sold without any such liability. If the eligible employee, consultant or outside director does not make an election to recognize income under Section 83(b) of the Code and the stock grant is forfeited, the eligible employee, consultant or outside director will not recognize income.

An eligible employee, consultant or outside director may elect to recognize income for U.S. federal tax purposes at the time of grant by filing an election under Section 83(b) of the Code within thirty days of the date of grant. An eligible employee, consultant or outside director who makes such an election will recognize ordinary income in an amount equal to the fair market value of the shares of Common Stock subject to the stock grant (less any amount paid for the shares) on the date of grant.

Carmike will be entitled to an income tax deduction in an amount equal to the ordinary income recognized by the eligible employee, consultant or outside director in the taxable year in which the eligible employee, consultant or outside director recognizes such income.

Stock Unit Grants

An eligible employee, consultant or outside director is not subject to income tax upon the grant of a stock unit grant, nor does the grant of a stock unit grant entitle Carmike to an income tax deduction. In the year that the stock unit grant is paid in cash, shares of Common Stock or a combination of cash and shares of Common Stock, the eligible employee, consultant or outside director will recognize ordinary income in an amount equal to any cash received plus the fair market value of any shares of Common Stock received under the stock unit grant. If the stock unit grant is forfeited, the eligible employee, consultant or outside director will not recognize income. Stock unit grants are subject to the requirements of Section 409A of the Code, and if a stock unit grant fails to satisfy these requirements, penalty taxes and interest may apply. Carmike generally will be entitled to an income tax deduction in an amount equal to the ordinary income recognized by the eligible employee, consultant or outside director in the taxable year in which the eligible employee, consultant or outside director recognizes such income.

Estimate of Benefits

The Compensation and Nominating Committee, subject to our stockholders approving the 2014 Incentive Stock Plan, has made the annual grant of stock-settled restricted stock units to our non-employee directors, effective at the annual meeting, as described in the table below. No other grants under the 2014 Incentive Stock Plan have been made at this time.

Name and Position	Dollar Value		Number of Units
Non-employee directors	$450,000	(1)	Not determinable	(2)

(1)	Represents awards to be valued at (i) $60,000 for each of our six non-employee directors other than our non-executive Chairman and (ii) $90,000 for our non-executive Chairman.

(2)	The number of units to be awarded will be based on the trading price of our common stock over the 30 trading days prior to the effective grant date and is not determinable at this time.

PROPOSAL FOUR:

APPROVAL OF THE CARMIKE CINEMAS, INC.

EMPLOYEE STOCK PURCHASE PLAN

Our Board of Directors believes that encouraging additional stock ownership by our employees is an effective method of further aligning the interests of our employees and our stockholders. The Board of Directors has adopted the Carmike Cinemas, Inc. Employee Stock Purchase Plan (the “ESPP”), subject to stockholder approval. If approved by the stockholders, the ESPP will become effective immediately.

A description of the ESPP may be found under the caption “Description of Employee Stock Purchase Plan” below.

The Board of Directors recommends a vote FOR approval of the Employee Stock Purchase Plan.

DESCRIPTION OF EMPLOYEE STOCK PURCHASE PLAN

Carmike is providing the following description of the Carmike Cinemas, Inc. Employee Stock Purchase Plan (the “ESPP”) to you in connection with the solicitation of proxies for approval of Proposal 4. The following discussion summarizes the material terms of the ESPP, as proposed by Proposal 4. This discussion does not purport to be complete and is qualified in its entirety by reference to the ESPP as proposed, a copy of which is attached hereto as Appendix B.

Purpose

The purpose of the ESPP is to encourage ownership of Carmike’s Common Stock by eligible employees of Carmike and certain Carmike subsidiaries which have been designated as eligible to participate in the ESPP. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

Administration

The ESPP is administered by the Compensation and Nominating Committee of Carmike’s Board of Directors. The Compensation and Nominating Committee may delegate its administrative functions as it deems appropriate under the circumstances.

Shares Available under the ESPP

The ESPP authorizes the issuance of 250,000 shares of Carmike’s Common Stock. The number of shares under the ESPP will be adjusted by the Compensation and Nominating Committee for any change in the number of outstanding shares of Carmike’s Common Stock resulting from a subdivision or consolidation of shares, from the payment of dividends in the form of Carmike’s Common Stock or from any other increase or decrease in the number of shares of Carmike’s Common Stock effected without receipt of consideration by Carmike. In addition, the Compensation and Nominating Committee will adjust the number of shares under the ESPP in the event of any corporate transaction described in Section 424(a) of the Code.

Eligibility and Participation

Each person who is classified on the payroll of Carmike or an eligible subsidiary as an employee is eligible to participate in the ESPP, except:

•	an employee who has been employed by Carmike or by a participating subsidiary for less than one year;

•	an employee whose customary employment is 20 hours or less per week;

•	an employee whose customary employment is for not more than 5 months in any calendar year; and

•	an employee prohibited under applicable foreign or commonwealth law from participating in the ESPP.

Eligible employees may elect to participate in the ESPP for the purchase period (a calendar quarter) by properly completing and filing a subscription form with the Compensation and Nominating Committee at any time during the one-month period immediately preceding the purchase period.

Purchase of Shares

A subscription to purchase shares of Carmike’s Common Stock will be in effect until it is amended by the eligible employee or until the employee’s status as an “eligible employee” terminates. An eligible employee, as part of his or her election to participate in the ESPP, will authorize Carmike or a participating subsidiary to withhold an amount, which may not exceed ten percent (10%) of the eligible employee’s base salary or regular hourly wages each pay period (and which may be further limited by additional limitations under the ESPP and by certain statutory limitations). Each eligible employee’s payroll deductions will be credited to a subscription account established for him or her by the recordkeeper. An eligible employee may not make any contribution under the ESPP except through payroll deductions.

On the last day of the purchase period, the balance credited to an eligible employee’s subscription account automatically will be used to purchase shares (including fractional shares) of Carmike’s Common Stock at the purchase price (as defined below), up to any maximum number of shares permitted under the ESPP. The maximum amount that can be purchased during any purchase period also may be limited by the number of authorized shares remaining for sale under the ESPP.

In addition, no eligible employee will be permitted to accrue rights to purchase shares of Carmike’s Common Stock under the ESPP or under any other employee stock purchase plan (within the meaning of Code Section 423) or any other shares of stock of Carmike or any of Carmike’s subsidiaries under any other employee stock purchase plans (within the meaning of Code Section 423) at a rate which exceeds $25,000 of the fair market value of such stock for any calendar year (as determined as of the time such right is granted (within the meaning of Section 423 of the Code and the related regulations)).

If an eligible employee’s subscription account has a cash balance remaining at the end of a purchase period for any reason, including a limitation on the number of authorized shares, this balance will be refunded to the eligible employee in cash (without interest) as soon as practicable after the purchase period. The shares of Carmike’s Common Stock to be purchased under the ESPP may be authorized but unissued shares, or shares that have been reacquired by Carmike.

An eligible employee may amend his or her subscription once during a purchase period to increase, reduce or stop payroll deductions.

Purchase Price

The purchase price for shares of Carmike’s Common Stock will be determined by the Compensation and Nominating Committee prior to the first day of the applicable purchase period and will be no less than the lesser of (a) 85% of the closing price of Carmike’s Common Stock on the NASDAQ stock exchange on the first day of the purchase period or (b) 85% of the closing price of Carmike’s Common Stock on the NASDAQ stock exchange on the last day of the purchase period. The Compensation and Nominating Committee has initially approved a 10% discount for purchases under the ESPP.

Termination of Employment

If an individual’s eligibility status terminates for any reason before the last day of the purchase period, the termination will cause payroll deductions to cease immediately. If the eligible employee’s subscription account has a cash balance remaining when he or she terminates, this balance will be refunded to the eligible employee in cash (without interest) as soon as practicable.

Transferability of Shares

No shares of Carmike’s Common Stock acquired by an eligible employee under the ESPP may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way (other than by will or the laws of descent and distribution) for a period of one year following the acquisition of the shares by the eligible employee.

No eligible employee may assign, transfer or otherwise dispose of the balance credited to his or her subscription account, or his or her right to purchase Carmike’s Common Stock pursuant to the ESPP.

Amendment and Termination of Plan

The ESPP may be amended from time to time by the Compensation and Nominating Committee. Certain amendments may be subject to the approval of Carmike’s shareholders to the extent this approval is required by Section 423 of the Code, the laws of the State of Delaware or the rules of the NASDAQ stock exchange. The Compensation and Nominating Committee may terminate the ESPP or any purchase period at any time. Upon the effective date of termination, all subscriptions will be void, no further payroll deductions will be made and each eligible employee’s subscription account balance will be distributed to him or her in cash (without interest) as soon as practicable.

Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to awards made pursuant to the ESPP are technical, and reasonable persons may differ on the proper interpretation of the rules. Moreover, the applicable statutory and regulatory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. The following discussion is designed to provide only a brief, general summary description of the U.S. federal income tax consequences associated with the ESPP, based on a good faith interpretation of the current U.S. federal income tax laws, regulations (including applicable proposed regulations) and judicial and administrative interpretations. The following discussion does not set forth any tax consequences other than U.S. federal income tax consequences, including any state, local or foreign tax consequences that may apply. This summary assumes that the ESPP satisfies the requirements of Section 423 of the Code.

The amounts deducted from an eligible employee’s pay to purchase shares of Carmike’s Common Stock will be U.S. federal taxable income to the eligible employee. These amounts must be included in gross income for U.S. federal income tax purposes in the year in which the amounts otherwise would have been paid to the eligible employee. An eligible employee will not be required to recognize any income for U.S. federal income tax purposes upon the purchase of shares. However, the eligible employee will determine his or her U.S. federal taxable income for the year in which he or she sells or otherwise disposes of shares purchased under the ESPP in accordance with the following paragraphs.

The U.S. federal income tax consequences of a sale or disposition of shares of common stock acquired under the ESPP depend in part on the length of time the shares are held by an eligible employee. If an eligible employee sells or otherwise disposes of shares acquired under the ESPP (other than any transfer resulting from death) within two years after the grant date (within the meaning of Section 423 of the Code and the related regulations) for the purchase right, the eligible employee must recognize ordinary income for U.S. federal income tax purposes in the year of the sale or disposition. This ordinary income will be recognized in an amount equal to the fair market value of the shares on the date they were purchased less the purchase price. This amount of ordinary income is recognized by the eligible employee even if the fair market value of the shares has decreased since the date the shares were purchased. This ordinary income recognized is added to the eligible employee’s basis in the shares. After increasing the basis by the amount of the ordinary income recognized, any gain realized on the sale or disposition in excess of the basis in the shares will be taxed as capital gain, and any loss realized will be a capital loss. Whether the capital gain or loss will be long-term or short-term will depend on how long the shares were held.

If an eligible employee sells or otherwise disposes of shares of common stock acquired under the ESPP more than two years after the first day of the purchase period in which the shares were acquired, or the eligible employee dies, he or she must include as ordinary income for U.S. federal income tax purposes in the year of sale (or the taxable year ending with his or her death) an amount equal to the lesser of

•	the fair market value of the shares on the grant date (within the meaning of Section 423 of the Code and the related regulations) for the purchase right less the purchase price, or

•	the fair market value of the shares on the date he or she sells or otherwise disposes of the shares, or on the date of death, less the purchase price.

Except in the case of a transfer as a result of death, the amount of the ordinary income recognized by the eligible employee is added to his or her basis in the shares. The basis of shares transferred as a result of the death of an eligible employee will not be increased as a result of the ordinary income recognized by the deceased eligible employee. After increasing the basis in the shares by the ordinary income recognized, any gain realized on the sale or disposition in excess of the eligible employee’s basis will be taxed as a long-term capital gain. Any loss realized will be treated as a long-term capital loss.

Carmike does not receive any U.S. federal income tax deduction as a result of issuing shares pursuant to the ESPP, except upon a sale or disposition of shares by an eligible employee prior to the expiration of the two year holding period. In this event, Carmike, or a participating subsidiary, generally will be entitled to a U.S. federal income tax deduction equal to the amount of ordinary income recognized by the eligible employee with respect to the sale or disposition of the shares.

PROPOSAL FIVE:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the year ending December 31, 2014 and the effectiveness of our internal control over financial reporting as of December 31, 2014, and to prepare reports on this audit. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders. We are asking our stockholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2014. Although ratification is not required by our By-Laws or otherwise, the Board of Directors is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If the appointment of Deloitte & Touche LLP is not ratified, the Audit Committee will reconsider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Carmike and our stockholders.

The Board of Directors recommends a vote FOR the ratification of

Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

AUDIT COMMITTEE REPORT

The Audit Committee consists of Mark R. Bell as Chairman, Alan J. Hirschfield and Sean T. Erwin. Each of Messrs. Bell, Hirschfield and Erwin meets the applicable independence requirements of the SEC and the Nasdaq listing standards. In addition, each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards and Mr. Bell, designated by the Board of Directors as the “audit committee financial expert” under SEC rules, meets the Nasdaq professional experience requirements as well. The Audit Committee operates under a written charter adopted by the Board of Directors on May 9, 2003, a copy of which is available on Carmike’s website at www.carmike.com.

The primary responsibility of the Audit Committee is to oversee Carmike’s financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. Management is responsible for preparing Carmike’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management Carmike’s audited financial statements as of and for the year ended December 31, 2013. The Audit Committee also has discussed with Deloitte & Touche LLP, Carmike’s independent registered public accounting firm for fiscal 2013, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Deloitte & Touche LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP their independence.

Based on those reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Carmike’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The foregoing has been furnished by the Audit Committee of Carmike’s Board of Directors.

By the Audit Committee:	Mark R. Bell, Chairman
March 3, 2014	Alan J. Hirschfield
Sean T. Erwin

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, and together with the Securities Act, the “Acts”), except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

FEES PAID TO INDEPENDENT AUDITORS

Aggregate fees billed to us for the fiscal years ended December 31, 2013 and 2012 by our independent registered public accounting firm, Deloitte & Touche LLP, were as follows:

	2013	2012
Audit Fees (1)	$1,068,700	$962,800

Audit-Related Fees (2)	869,704	459,634
Tax Fees (3)	208,150	153,423
All Other Fees	—	—

Total Fees Paid to Auditor	$2,146,554	$1,575,857

(1)	Audit fees and expenses primarily relate to the 2013 and 2012 annual audits, the review of quarterly reports on Form 10-Q and the annual report on Form 10-K and the audit of internal controls over financial reporting.

(2)	Includes fees for accounting advisory services related to the accounting treatment of transactions or events, including acquisitions.

(3)	Includes fees for tax compliance, tax planning and advice services.

Audit Committee Policy for Pre-Approval of Independent Auditor Services

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy provides for the general pre-approval of specific types of services, gives detailed guidance to management as to the specific services that are eligible for general pre-approval and provides specific cost limits for each such service on an annual basis. The policy requires specific pre-approval of all other permitted services. Pursuant to its charter, the Audit Committee has delegated to its Chairman the authority to address any requests for pre-approval of services between Audit Committee meetings, and the Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

Requests for pre-approval for services that are eligible for general pre-approval must be detailed as to the services to be provided and the estimated total cost and are submitted to Carmike’s Chief Financial Officer or Controller. The Chief Financial Officer or Controller then determines whether the services requested fall within the detailed guidance of the Audit Committee in the policy as to the services eligible for general pre-approval. The Audit Committee will be informed on a regular basis regarding the services rendered by the independent registered public accounting firm in accordance with our general pre-approval policy.

None of the services related to the Tax Fees described above was approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The goal of our executive compensation program is the same as our goal for operating Carmike—to create long-term value for our stockholders. To achieve this goal, we have designed and implemented compensation programs for our executives to reward them for sustained financial and operating performance, to align their interests with those of our stockholders, and to encourage them to remain with our company.

In this section, we summarize:

•

the role and activities of the Compensation and Nominating Committee, as well as outside compensation consultants and our executives, in matters of executive compensation, in general and during the fiscal year ended December 31, 2013;

•	compensation for our Named Executive Officers;

•	the philosophy, policies and principles of our executive compensation program;

•	the primary components of our executive compensation program—base salary, annual bonus, deferred compensation, long-term incentives, and benefits and perquisites;

•	the agreements with our Named Executive Officers;

•	certain insider trading, tax and accounting requirements; and

•

our compensation-related governance initiatives, including our stock ownership guidelines and holding period requirements, our incentive compensation recoupment policy and our policy not to provide excise tax gross-up payments.

Executive Summary of Fiscal 2013 Results

We completed a successful 2013 with attendance increasing 12.7% and box office revenues increasing 17.4% compared with 2012, primarily due to our recent acquisitions of certain assets from Rave Reviews Cinemas in November 2012, Cinemark USA, Inc. in August 2013 and Muvico Entertainment, L.L.C. in November 2013 and a successful domestic box office. Domestic box office revenues reached record levels for the second consecutive year and exceeded $10.9 billion in 2013. We continued to experience significant increases in concession and other per patron spending in 2013, achieving an increase of 6.8% over 2012. For 2013, total revenues were $634.8 million which represented an 18.9% increase from 2012. As a result of our performance in 2013, we exceeded our 2013 EBITDA performance goals under our incentive plans.

During the third quarter of 2013, we issued 5.2 million shares of our common stock resulting in net proceeds of $88.0 million. The common stock issuance provides us with greater ability to grow our circuit through acquisitions and new build-to-suit theatres. In addition to the aforementioned acquisitions, we opened five new build-to-suit theatres in 2013. We intend to complete additional theatres in 2014 and continue to pursue additional acquisitions. The Compensation and Nominating Committee has considered our 2013 performance and future operating plans in determining executive compensation for the Named Executive Officers.

Key 2013 Compensation Decisions

The Compensation and Nominating Committee believes that our compensation strategy has been effective in rewarding executives appropriately and in attracting and retaining highly qualified key executives. In furtherance of our overall goals of aligning employee and stockholder interests, rewarding pay for performance and providing competitive compensation to our key executives, the Compensation and Nominating Committee made the following key decisions in 2013:

•	Base salaries for senior executives were adjusted in 2013 based on market factors.

•

Short-term cash incentives are performance-based and include financial, non-financial, company-wide and individual targets. In 2013, these targets focused on the achievement of EBITDA goals, expense reduction and operating improvements. For 2013, cash incentives were earned at 102% of target, based on actual EBITDA, and cash incentives were earned at between 13% and 88% of target based upon other operating performance criteria, including individual performance goals. Overall, cash incentives were earned between 72% and 98% of target.

•

Long-term equity compensation grants are made on an annual basis and are structured to promote the retention of key executives and the achievement of performance goals. Two-thirds of such awards are performance-based. For 2013, equity incentives were earned at 102% of target, based on actual EBITDA.

•

Employment agreements and award agreements for each of the senior executives were amended to implement changes regarding the treatment of equity awards upon various termination scenarios as well as the addition of a target bonus as an additional element of severance in connection with a termination or resignation related to a change in control.

The Compensation and Nominating Committee continues to monitor competitive industry compensation practices and our specific financial and operating goals. Accordingly, the committee may adopt changes to its approach and policies in response to changes in industry practice or company goals as it deems desirable or necessary.

Consideration of “Say on Pay” Voting Results

The Compensation and Nominating Committee considered the results of the stockholder “say on pay” vote at our 2013 annual meeting of stockholders. Because over 98% of votes cast for or against the proposal approved our compensation program as described in our 2013 proxy statement, the Compensation and Nominating Committee believes that stockholders support our compensation policies and programs. Therefore, the Compensation Nominating Committee continued to generally apply the same principles in determining the amounts and types of executive compensation for 2013 and in structuring 2014 compensation.

The Compensation and Nominating Committee

The Compensation and Nominating Committee is responsible for setting the overall compensation strategy and compensation policies for our senior executives and directors, including determining the forms and amount of compensation appropriate to achieve our strategic objectives. The Compensation and Nominating Committee’s functions are more fully described in its charter, which can be viewed at the investor relations page on our website at www.carmike.com. The Compensation and Nominating Committee annually reviews and recommends changes to its charter for approval by the Board of Directors.

Role of Compensation Consultants

The Compensation and Nominating Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director or executive compensation. Since February 2010, the Compensation and Nominating Committee has engaged Mercer LLC as the Committee’s compensation consultant to assist the Committee in reviewing and analyzing Carmike’s compensation structure and practices generally, the reports from Pearl Meyer & Partners (management’s compensation consultant) and management’s compensation recommendations. Mercer LLC has not been engaged to provide any other services to Carmike. Carmike has engaged Pearl Meyer & Partners as management’s compensation consultant since June 2009. During 2013, Mercer LLC and Pearl Meyer & Partners provided various compensation recommendations, analyses and presentations, which included, among other items:

•	reviews and assessments of our share availability under our current long-term incentive plan;

•	reviews and assessments of the general market competitiveness of our current compensation structure for our senior executives;

•	an examination of a peer group for executive and director compensation benchmarking purposes;

•	reviews and assessments of our current short-term and long-term incentive plans relative to peer group practices and broader market trends;

•	recommended changes to our current programs.

The Compensation and Nominating Committee utilizes a compensation peer group for executive and director benchmarking purposes developed in conjunction with Mercer LLC. In constructing its peer group, the Compensation and Nominating Committee and Mercer LLC considered each company’s size (based on revenue), industry and number of employees, among other factors. The Compensation and Nominating Committee and Mercer LLC evaluated companies with revenue ranging from approximately one-third to four times Carmike’s revenue as well as other companies in the motion picture exhibition industry. The companies comprising this peer group are listed below. The companies indicated with an asterisk below were added to the peer group in 2013 to replace companies that had ceased to be publicly traded.

• Ascent Capital Group, Inc.	• The Marcus Corporation	• Six Flags Entertainment Corporation
• CEC Entertainment, Inc.	• Reading International, Inc.	• Texas Roadhouse, Inc.
• Cinemark Holdings, Inc.	• Regal Entertainment Group	• Town Sports International Holdings*
• International Speedway Corporation*	• Ruth’s Hospitality Group, Inc. • Ryman Hospitality	• World Wrestling Entertainment, Inc.
• Life Time Fitness, Inc.	Properties, Inc.*

Compensation Consultant Independence and Conflict of Interest Assessment

In light of new Nasdaq and SEC rules, we requested and received information from Pearl Meyer & Partners and Mercer LLC addressing their independence and potential conflicts of interest, including the following factors: (1) other services provided to us by the consulting firm; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation and Nominating Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Based on an assessment of these factors, including information gathered from directors and executive officers addressing business or personal relationships with the consulting firm or the individual consultants, the Compensation and Nominating Committee concluded that the work of Pearl Meyer & Partners and Mercer LLC did not raise any conflict of interest.

Role of Executives in Establishing Compensation for 2013

Generally, the Chief Executive Officer makes recommendations to the Compensation and Nominating Committee for base salary and bonus compensation amounts for other senior executives. The Compensation and Nominating Committee also consults with the Chief Executive Officer when establishing the financial and operating criteria for performance-based bonuses applicable to other senior executives; however, the Committee meets in executive session when considering the compensation of the Chief Executive Officer. The Compensation and Nominating Committee periodically invites the Chief Executive Officer and other members of the Board of Directors to attend Committee meetings in order to receive operating and financial information from these officers and directors and to discuss goals, objectives and performance. The Compensation and Nominating Committee does not delegate any of its duties to management and regularly holds executive sessions without the members of management present.

Compensation Committee Activity

Mr. Smith, as Chairman, sets the agenda for each meeting of the Compensation and Nominating Committee in consultation with management, counsel and the other Committee members. In 2013, the Compensation and Nominating Committee met eight times. During these meetings in 2013, the Compensation and Nominating Committee, among other items:

•	approved the payment of 2012 incentive bonuses for senior executives;

•	approved 2013 base salaries and incentive bonus objectives for the senior executive officers;

•	approved the addition of peer companies to our peer group;

•

approved seeking changes to the employment and separation agreements of certain Named Executive Officers and changes to long-term equity compensation grants, including treatment of equity grants upon various termination scenarios (as further described under “2013 Compensation Changes” below);

•

approved the grant of 64,050 shares of time-vested restricted stock and a target amount of 127,800 performance shares to a group of eleven senior executives, including the NEOs (as defined below), in February 2013;

•	recommended candidates for election to the Board of Directors;

•	completed its annual self-evaluation process;

•	approved a new deferred compensation plan for our senior executives; and

•	reviewed and approved changes to the Board’s committee membership.

To date, the Compensation and Nominating Committee has held five meetings in 2014. During these meetings in 2014, the Compensation and Nominating Committee, among other items:

•	approved the payment of 2013 incentive bonuses for senior executives;

•	approved discretionary bonuses for senior executives;

•	approved 2014 base salaries and incentive bonus objectives for the senior executive officers;

•	approved the grant of 40,450 shares of time-vested restricted stock and a target amount of 83,130 performance shares to a group of 13 senior executives, including the NEOs, in March 2014;

•	approved the addition of peer companies to our peer group;

•	approved changes to our non-employee director compensation as discussed in more detail in the section entitled “Compensation of Directors”;

•	approved the proposed Carmike Cinemas, Inc. Employee Stock Purchase Plan and the Carmike Cinemas, Inc. 2014 Incentive Stock Plan; and

•	recommended candidates for election to the Board of Directors.

Named Executive Officers for 2013

The Compensation and Nominating Committee reviews, analyzes and approves the compensation of our senior executive officers, including the “Named Executive Officers” or “NEOs” included in the tables set forth following this Compensation Discussion and Analysis. The NEOs for 2013 include our Chief Executive Officer, our Chief Financial Officer and the three other executive officers with the highest total compensation for 2013, calculated in accordance with the rules and regulations of the SEC. Our NEOs for 2013 were:

•	S. David Passman III, President and Chief Executive Officer;

•	Richard B. Hare, Senior Vice President—Finance, Treasurer and Chief Financial Officer;

•	Fred W. Van Noy, Senior Vice President and Chief Operating Officer;

•	Daniel E. Ellis, Senior Vice President, General Counsel and Corporate Secretary; and

•	John Lundin, Vice President—Film.

Compensation Philosophy, Policies and Principles

The Compensation and Nominating Committee is responsible for establishing the policies and principles that form the basis of our executive compensation programs. The Compensation and Nominating Committee’s philosophy is to implement programs that are designed to:

•	attract and retain highly qualified key executives;

•	provide competitive base salaries and cash incentives as well as retirement savings;

•	motivate executives by rewarding performance that supports achievement of financial and operating goals; and

•	encourage employee stock ownership to align employee and stockholder interests.

We believe our compensation programs provide senior executives with a pay opportunity that is reasonable and competitive with the external market and that rewards performance. For example, in 2013, Carmike’s compensation policy for senior executives was designed to provide a competitive base of cash compensation (considering factors such as experience, qualifications and our recent performance) and tying incentive compensation to achieving specified levels of financial performance and specific operating goals. However, the Compensation and Nominating Committee believes that when our performance or the executive’s individual achievement exceeds performance objectives or does not meet expectations, overall pay should reflect actual performance. In connection with developing pay opportunities that are reasonable and competitive, the Compensation and Nominating Committee has utilized comparisons to published survey data and information gathered on our peer group.

We believe that a compensation structure related to performance reinforces our business objectives and the alignment of the employee’s interest with our stockholders. Senior executive compensation is linked to individual performance as well as overall company performance with respect to financial and operating objectives. The Compensation and Nominating Committee selects financial and operating metrics which it believes strongly correlate to key strategic goals and enhanced stockholder value over time. For instance, recent performance metrics have been designed in part to reflect our EBITDA targets and execution of strategic plans approved by the Board of Directors, as well as expense reductions.

Since 2010, the Compensation and Nominating Committee has had in place an equity-based long-term incentive compensation program under which it grants annual awards. The Compensation and Nominating Committee believes that an annual award program aligns Carmike with competitive practices and will enhance the Committee’s ability to monitor and manage equity grants as a component of compensation. We grant long-term incentive awards to key employees at a regularly scheduled meeting of the Compensation and Nominating Committee, typically in February or March of each year.

Since 2012, our Compensation and Nominating Committee, upon recommendations received by management and Pearl Meyer & Partners (and reviewed by Mercer LLC), has eliminated the grant of stock options in favor of an equity grant mix that includes, by value, 33% time-based restricted stock and 66% performance shares. The Compensation and Nominating Committee believes that the elimination of stock options: (1) increases the performance-orientation of the program; (2) reduces our annual share usage; (3) better aligns the cost to us and the value we receive from the program; (4) increases a participant’s perceived value from the program; and (5) reflects the practices of our peer companies.

As part of this approach to long-term equity grants, the Compensation and Nominating Committee has structured the terms of the performance share awards to senior executives in light of the principles described above. The performance share awards have the following attributes:

•	three separate one-year performance measurement periods;

•	annual EBITDA-based performance goals equivalent to the goals for the annual cash incentive bonus program;

•

a payout percentage ranging from 50% (for threshold performance) to 150% (for maximum performance) of the targeted amount of performance-based restricted shares, with no payout for less than threshold performance and a 100% payout for target performance;

•	the vesting of any earned performance-based shares after completion of the third performance period (if the executive remains employed through such date); and

•

Committee discretion to reduce the number of such earned shares granted to the target amount of shares if (1) the number of earned shares subject to potential vesting exceeds the target and (2) Carmike’s total shareholder return over the three-year period is negative.

Components of Executive Compensation

The basic components of executive compensation are:

•	base salary;

•	annual cash incentive bonus pursuant to our Annual Executive Bonus Program;

•	cash compensation pursuant to a deferred compensation program; and

•	long-term equity incentives.

In addition, our compensation program includes certain benefits and perquisites. Each component is described in more detail below.

Base Salary

Our base salary program is designed to provide our senior executives with a competitive base of cash compensation. The Compensation and Nominating Committee, in consultation with the Chief Executive Officer, annually reviews and approves base salaries for the other senior executive officers. The Compensation and Nominating Committee reviews and approves base salary for the Chief Executive Officer. The Compensation and Nominating Committee considers various factors, which include individual performance over time, each individual’s role and responsibilities and a general assessment of competitive market practices, when setting base salaries.

In January 2013 and 2014, the Compensation and Nominating Committee, upon the recommendation of the Chief Executive Officer, Pearl Meyer & Partners and Mercer LLC (the Committee’s external compensation consultant), as well as the Committee’s experience and judgment, approved the 2013 and 2014 base salaries, respectively, for the NEOs as set forth in the following table. The increases in 2013 and 2014 reflect the Compensation and Nominating Committee’s belief that such amounts were reasonable based on market comparisons (including the compensation peer group), recent growth through acquisitions and our recent performance.

Name	2012 Base Salary ($)	2013 Base Salary ($)	2014 Base Salary ($)
S. David Passman III	665,000	690,000	740,000
Richard B. Hare	335,000	350,000	375,000
Fred W. Van Noy	385,000	400,000	425,000
Daniel E. Ellis	300,000	312,000	340,000
John Lundin	232,000	245,000	250,000

Annual Cash Incentive Bonuses—Annual Executive Bonus Program

The Carmike Cinemas, Inc. Annual Executive Bonus Program (the “Bonus Program”) was approved by Carmike’s stockholders on May 30, 2012. The purpose of the Bonus Program is to give each participant the opportunity to receive an annual incentive bonus for each fiscal year payable in cash, if, and to the extent, the Compensation and Nominating Committee determines that the performance goals set by the Committee for each participant for such year have been satisfied. In addition, the Bonus Program is designed to meet the requirements for performance-based compensation under Section 162(m) of the Code.

Overall, the Bonus Program is designed to motivate and retain senior executive officers by providing at-risk cash compensation contingent upon achieving certain company and individual objectives, which for 2013 were financial and operating in nature. The 2013 bonus targets for the senior executive officers were approved by the Compensation and Nominating Committee in March 2013, based upon a formula tied to Carmike’s achievement of certain levels of EBITDA and additional operating goals specifically identified by the Committee, which included the achievement of bonus goals by other employees and evaluations of the executive. The Compensation and Nominating Committee consulted with our Chief Executive Officer and considered the reviews of Pearl Meyer & Partners and Mercer LLC in determining the 2013 individual bonus target amounts and operating goals for the senior executive officers.

Process

In the first quarter of the fiscal year, the Compensation and Nominating Committee approves annual bonus target amounts for the senior executive officers for the current fiscal year. In addition, at this meeting, the Compensation and Nominating Committee approves the applicable performance goals (both financial and operational) for the senior executive officers for the current year. In setting these performance goals, the Compensation and Nominating Committee reviews our annual forecast and budget for the current fiscal year, reviews the key corporate objectives and operating goals for the current year (on a company-wide and individual basis) and identifies individual performance objectives for each senior executive officer.

In connection with or following the filing of our Annual Report on Form 10-K, typically at its March meeting, the Compensation and Nominating Committee determines the bonuses to be paid to the senior executive officers for the prior fiscal year by analyzing the pre-established performance goals (both financial and operational) compared against the actual performance results for the prior year. If our actual performance for that year exceeds the performance goals, the amounts granted to participants under the program may exceed the target bonus amount. Any additional bonus beyond a level previously set by the Compensation and Nominating Committee is made at the sole discretion of the Committee. Similarly, if performance falls below specified performance levels, our executives receive bonuses below the target amount, which depending on performance may result in no cash bonuses. In connection with 2013 bonus determinations for our senior executive officers, our Chief Executive Officer provided input and recommendations to the Compensation and Nominating Committee with respect to the analysis of individual performance objectives and the determination of bonus amounts.

Determining 2013 Target Cash Incentive Bonus Opportunity

In March 2013, the Compensation and Nominating Committee, upon the recommendation of the Chief Executive Officer, and based on the reviews and analyses from Pearl Meyer & Partners and Mercer LLC, set the 2013 annual target cash incentive bonus opportunities for senior executive officers as a percentage of each executive’s 2013 base salary amount. In setting these percentages, the Compensation and Nominating Committee considered information on competitive market practices in comparisons to published survey data, public proxy information from other motion picture exhibition companies and the compensation peer group, but ultimately based its determination on the judgment and experience of the Committee.

The 2012 and 2013 target incentive cash bonus opportunities for the NEOs, and the percentage of the 2013 base salary that each 2013 bonus opportunity represents, are described in the table below. There was no change to the target bonus opportunity as a percentage of base salary for any of the NEOs.

Name	2012 Target Bonus Opportunity ($)	2013 Target Bonus Opportunity ($)	Percentage Change	Target Bonus Opportunity as a Percentage of 2013 Base Salary
S. David Passman III	665,000	690,000	3.8%	100%
Richard B. Hare	251,250	262,500	4.5%	75%
Fred W. Van Noy	288,750	300,000	3.9%	75%
Daniel E. Ellis	225,000	234,000	3.8%	75%
John Lundin	81,200	85,750	5.6%	35%

Allocation of 2013 Target Opportunity and Payout Formula for Cash Incentive Bonus Opportunity

The Compensation and Nominating Committee allocates a percentage of the annual target cash incentive bonus opportunity to (i) financial-based performance criteria and (ii) operating performance criteria. During 2013, the percentage allocation between financial and operating criteria was determined at the discretion of the Compensation and Nominating Committee, in consultation with the Chief Executive Officer. These various allocations reflected the particular areas of financial and operational focus identified by management, the Compensation and Nominating Committee and the Board of Directors.

For 2013, the annual target cash incentive bonus opportunity to financial-based performance criteria and operating performance criteria for each Named Executive Officer was allocated as follows:

Name	% Allocated to Financial-Based Performance Criteria	% Allocated to Operating Performance Criteria
S. David Passman III	85%	15%
Richard B. Hare	70%	30%
Fred W. Van Noy	70%	30%
Daniel E. Ellis	70%	30%
John Lundin	50%	50%

The Compensation and Nominating Committee also determined a payout formula: (i) for the financial-based bonuses, based on achieving a target financial metric, which for 2013 was a specified level of EBITDA; and (ii) for the operational based bonuses, based on achieving specific operating goals. The payout formulas are typically weighted by the Compensation and Nominating Committee, to provide greater incentive for the senior executives to achieve the key performance goals identified by the Committee. In addition, as a condition to the payout of 2013 operational criteria-based bonuses, Carmike was required to achieve a minimum level of EBITDA, which in 2013 equaled 85% of the 2013 Bonus EBITDA Target (as defined below). As described below, the Compensation and Nominating Committee has also provided for maximum levels of bonus opportunity in connection with the financial-based bonuses and threshold performance obligations which must be met prior to the payment of a bonus.

2013 Financial Performance Goals and Bonus

For 2013 the financial-based bonus for each NEO was tied to the achievement of a targeted percentage of bonus adjusted EBITDA initially set at $114.4 million, or the “2013 Bonus EBITDA Target.” The Compensation and Nominating Committee selected the 2013 Bonus EBITDA Target utilizing Carmike’s 2013 fiscal year forecast and budget, previously approved by the Board of Directors in January 2013. Our bonus EBITDA for 2013 is different from EBITDA (which is defined as earnings before interest, taxes, depreciation and amortization) because we add back non-cash deferred compensation, extraordinary charges or losses, and impairment charges, among other items. At the time it was established, the 2013 Bonus EBITDA Target was considered by management and the Board to be achievable, but doing so would require that we achieve the performance set forth in the 2013 forecast and budget.

At the time it established the 2013 performance goals, the Compensation and Nominating Committee determined that the 2013 Bonus EBITDA Target would be adjusted based on actual industry box office results for 2013 to more closely align our EBITDA-based performance goals with our actual performance (by eliminating unexpected changes in box office results). This industry adjustment would result in an increase or decrease to the 2013 Bonus EBITDA Target if the percentage increase or decrease experienced by the industry box office results between 2013 and 2012 differed from Carmike’s anticipated box office results used to calculate the 2013 Bonus EBITDA Target. Accordingly, because industry box office results were approximately 0.5% lower than the results anticipated in calculating the 2013 Bonus EBITDA Target, this target amount was adjusted downward by approximately $0.6 million. We refer to this adjustment for actual industry box office performance as the “Box Office Index”.

The Compensation and Nominating Committee also established a 2013 Bonus EBITDA Target payout scale for NEOs which adjusts at a defined rate between the threshold, target and maximum amounts. The payout scale, after the Box Office Index, is shown in the following table:

	Threshold	Target	Maximum	Actual Result
2013 Bonus EBITDA	$96.7 million	$113.8 million	$142.2 million	$115.8 million
Payout Percentage	50%	100%	150%	102%

The 2013 financial-based bonus amounts earned by the NEOs were as follows:

Name	2013 Financial Bonus Target ($)	Financial Bonus Target as a Percentage of 2013 Target Bonus Opportunity	2013 Financial Bonus Payout ($)	2013 Financial Bonus Payout as a Percentage of 2013 Financial Bonus Target
S. David Passman III	586,500	85%	598,230	102%
Richard B. Hare	183,750	70%	187,425	102%
Fred W. Van Noy	210,000	70%	214,200	102%
Daniel E. Ellis	163,800	70%	167,076	102%
John Lundin	42,875	50%	43,733	102%

2013 Operating Objectives and Bonus

In March 2013, the Compensation and Nominating Committee also approved the operating bonus targets for each NEO. All operating bonus targets were tied to the achievement of key operating objectives (including individual performance objectives) identified by the Compensation and Nominating Committee. For 2013, a component of the operating bonus targets was set to reflect our strategic objectives relating to (1) acquisition of screens and (2) increasing EBITDA through the acquisition of theatres and screens. Our key operating objectives included the following:

•	for Messrs. Passman, Van Noy, Hare and Ellis, the achievement of certain increases in screen count and EBITDA from acquired theatres;

•

for Mr. Hare, the supervision and performance of direct reports and meeting individual performance criteria (including such items as the successful oversight of key finance and accounting employee objectives) established by the Audit Committee;

•	for Mr. Van Noy, the percentage of theatres achieving certain increases in concessions spend per patron; and

•	for Messrs. Ellis and Lundin, the achievement of certain operational improvements in select theatres;

The payout of 2013 operating bonuses was also conditioned upon our achievement of at least 85% of the 2013 Bonus EBITDA Target. If we achieved less than 85% of the 2013 Bonus EBITDA Target, the NEOs would not be entitled to the payment of a 2013 operating bonus. However, given that we achieved greater than 100% of the 2013 Bonus EBITDA Target, each NEO was eligible to receive a payout of their respective 2013 operating bonus.

The operating bonus targets for each NEO are shown as follows:

Name	Percentage of Operating Bonus	Operating Bonus Criteria	Target	Actual Result
S. David Passman III	50%	Certain increases in screen count from acquired theatres (1)	Such increases equaled 100% of the target amounts	Such increases equaled 75% of the target amounts
		Payout ($)	$51,750	$38,813
		Payout (%)	100%	75%
	50%	Certain increases in EBITDA from acquired theatres	Such increases equaled 100% of the target amounts	Such increases were less than the targeted range
		Payout ($)	$51,750	$0
		Payout (%)	100%	0%

Richard B. Hare	33%	Average of 2013 non- EBITDA bonuses by individuals reporting directly to Mr. Hare	Such average equaled between 100% and 115% of the target amounts	Such average equaled 91% of the target amounts
		Payout ($)	$26,250	$19,688
		Payout (%)	100%	75%

	33%	Achievement of individual performance criteria, as determined by the Audit Committee	Exceeded expectations	Substantially exceeded expectations
		Payout ($)	$26,250	$39,375
		Payout (%)	100%	150%

	17%	Certain increases in screen count from acquired theatres (1)	Such increases equaled 100% of the target amounts	Such increases equaled 75% of the target amounts
		Payout ($)	$13,125	$9,844
		Payout (%)	100%	75%

	17%	Certain increases in EBITDA from acquired theatres	Such increases equaled 100% of the target amounts	Such increases were less than the targeted range
		Payout ($)	$13,125	$0
		Payout (%)	100%	0%

Fred W. Van Noy	66%	Percentage of theatres achieving certain increases in concession per patron spend	Percentage of theatres achieving certain increases in concession per patron spend equaled 100% of the target amounts	Such percentage was less than the targeted range
		Payout ($)	$60,000	$0
		Payout (%)	100%	0%
	17%	Certain increases in screen count from acquired theatres (1)	Such increases equaled 100% of the target amounts	Such increases equaled 75% of the target amounts
		Payout ($)	$15,000	$11,250
		Payout (%)	100%	75%
	17%	Certain increases in EBITDA from acquired theatres	Such increases equaled 100% of the target amounts	Such increases were less than the targeted range
		Payout ($)	$15,000	$0
		Payout (%)	100%	0%

Name	Percentage of Operating Bonus	Operating Bonus Criteria	Target	Actual Result
Daniel E. Ellis	33%	Achievement of operational improvements in certain underperforming theatres	Operational improvements greater than $500,000 and less than $650,000	Operational improvements equaled 25% of the targeted range
		Payout ($)	$23,400	$5,850
		Payout (%)	100%	25%

	33%	Achievement of certain reductions in real estate occupancy costs	Certain reductions in real estate occupancy costs greater than $475,000 and less than $600,000	Certain reductions in real estate occupancy costs exceeded the 150th percentile
		Payout ($)	$23,400	$35,100
		Payout (%)	100%	150%

	17%	Certain increases in screen count from acquired theatres (1)	Such increases equaled 100% of the target amounts	Such increases equaled 75% of the target amounts
		Payout ($)	$11,700	$8,775
		Payout (%)	100%	75%

	17%	Certain increases in EBITDA from acquired theatres	Such increases equaled 100% of the target amounts	Such increases were less than the targeted range
		Payout ($)	$11,700	$0
		Payout (%)	100%	0%

John Lundin	30%	Improved Market Share (2)	956 points	Less than 856 points
		Payout ($)	$12,863	$0
		Payout (%)	100%	0%
	30%	Number of theatres with impairment charges greater than $200,000	3 theatres	1 theatre
		Payout ($)	$12,863	$18,008
		Payout (%)	100%	120%
	40%	Achievement of certain levels of attendance increases at discount theatres	Greater than $925,000 and less than or equal to $975,000	Attendance increases at discount theatres were less than 50% compared to the prior year
		Payout ($)	$17,150	$0
		Payout (%)	100%	0%

(1)	Target increases in screen count from acquired theatres and increases in EBITDA from acquired theatres were determined based on operating plans approved by the Board of Directors.
(2)	Improved market share was determined by box office performance at targeted theatres located within competitive film zones. To determine the achievement of this award, a point scale was approved by the Compensation and Nominating Committee which tracked increases in market share (based on box office performance) over competing theatres for 32 select theatres located within film zones. One to two points were awarded each week if market share increased over the competing theatre’s market share.

Based upon the achievement of applicable performance objectives described above, the NEOs earned the following operating bonus amounts in 2013:

Name	2013 Operating Bonus Target ($)	Bonus Target as a Percentage of 2013 Target Bonus Opportunity	2013 Operating Bonus Payout ($)	2013 Operating Bonus Payout as a Percentage of 2013 Operating Bonus Target
S. David Passman III	103,500	15%	38,813	38%
Richard B. Hare	78,750	30%	68,907	88%
Fred W. Van Noy	90,000	30%	11,250	13%
Daniel E. Ellis	70,200	30%	49,725	71%
John Lundin	42,875	50%	18,008	42%

Total 2013 Bonus Payout

The total 2013 bonuses paid to the NEOs (which equals the sum of the 2013 financial-based bonus and the 2013 operating bonus) were as follows:

Name	2013 Target Bonus Opportunity ($)	2013 Total Bonus Payout ($)	2013 Total Bonus Payout as a Percentage of 2013 Target Bonus Opportunity
S. David Passman III	690,000	637,043	92%
Richard B. Hare	262,500	256,331	98%
Fred W. Van Noy	300,000	225,450	75%
Daniel E. Ellis	234,000	216,801	93%
John Lundin	85,750	61,740	72%

2013 Discretionary Bonuses

For 2013, in addition to the incentive bonus program described above, the Compensation and Nominating Committee determined to provide discretionary bonuses to each of Messrs. Passman, Hare, Van Noy and Ellis in an amount equal to 10% of their respective 2013 base salary. These bonuses were paid in recognition of the exceptional performance of these executives during 2013, in particular in connection with their significant efforts in successfully completing our acquisition of theatres from Muvico Entertainment, L.L.C. in a timely manner. The bonuses paid to Messrs. Passman, Hare, Van Noy and Ellis were $69,000, $40,000, $35,000 and $31,200, respectively.

Deferred Compensation Program

Prior to July 2013, we funded a non-qualified deferred compensation program for Messrs. Passman, Hare, Van Noy and Ellis, or the “Participating NEOs,” pursuant to which we paid additional cash compensation equal to 10% of the executives’ base salary and actual cash bonus. This non-qualified deferred compensation program was designed to provide retirement savings for senior executives. We directed this additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder paid to an insurance company to pay premiums on annuity contracts owned by a trust established for each Participating NEO. The trust was treated as an employee grantor trust for federal income tax purposes. Each Participating NEO who participated in the deferred compensation program was taxed on the amount contributed on his behalf to his individual retirement account and applied to pay premiums on the annuity contracts owned by his trust. Distributions from the applicable trust are made upon or shortly after the Participating NEO reaches age 70 (unless he elected an earlier date after he reaches age 60), death or termination of employment due to disability. No contributions were made to this non-qualified deferred compensation program after July 1, 2013. As of December 31, 2013, we still maintained the trust accounts with earnings on trust assets being credited to the Participating NEO’s accounts. The amounts earned during 2013 by the Participating NEOs pursuant to this deferred compensation program are shown below in the Summary Compensation Table and the Nonqualified Deferred Compensation for 2013 table.

Beginning in July 2013, we adopted a new non-qualified deferred compensation program for the Participating NEOs, pursuant to which Carmike pays additional compensation equal to 10% of the executives’ base salary and actual cash bonus. Amounts contributed are credited to a bookkeeping account to be maintained in the name of that participant under the deferred compensation plan. Participants in the plan are immediately and fully vested in their respective account. Each participant’s account is credited with a deemed investment return determined as if the account were invested in one or more investment alternatives selected by the participant. The deferred compensation obligations are funded through corporate-owned life insurance policies that we intend to use to fund our obligations under the deferred compensation program.

Allocations of our contributions and deemed investment returns to a participant’s deferred compensation program account will generally not be subject to federal income tax, and we will not receive a deduction for the amounts deferred or allocated to a participant’s account, until those amounts are distributed pursuant to the deferred compensation program.

We will distribute the balance of a participant’s deferred compensation program account attributable to our contributions upon the later of the participant’s separation from service or age 55, or upon the occurrence of an unforeseeable hardship (in an amount necessary to address the hardship). We will distribute the balance of participant’s deferred compensation program account attributable to employee contributions upon the participant’s separation from service, whether or not the participant has attained age 55, or upon the occurrence of an unforeseeable hardship (in an amount necessary to address the hardship). The distribution will be in a lump sum or up to ten installments, as elected by the participant, except that the distribution will automatically be made in a lump sum in the case of a hardship distribution. Participants also may elect in advance to have all or a portion of their own contributions distributed prior to a separation from service upon a designated date, subject to requirements specified in the deferred compensation program. Such distributions may be made in a lump sum or in up to six installments. Although we currently intend to fund our obligations under the deferred compensation program using corporate-owned life insurance policies, our obligations to make distributions under the deferred compensation program will be our general, unsecured obligations and rank equally with our other unsecured and unsubordinated indebtedness.

Mr. Lundin is not a participant in the deferred compensation programs. Prior to 2012, we contributed additional cash compensation equal to 5% of his annual taxable cash compensation into Mr. Lundin’s individual retirement account. Beginning in 2012, we established a defined contribution retirement plan for all employees, in which Mr. Lundin is eligible to participate (“401(k) plan”). Our matching contribution varies based on how much compensation the employee elects to contribute up to a maximum of 5% of eligible compensation. Upon implementation of the 401(k) plan, we increased Mr. Lundin’s salary by 2.5%.

Long-Term Incentives

The Compensation and Nominating Committee believes that an annual award program aligns Carmike with competitive practices and enhances the Committee’s ability to monitor and manage equity grants as a component of compensation. We grant long-term incentive awards to key employees at a regularly scheduled meeting of the Compensation and Nominating Committee, typically in February or March of each year.

Since 2012, our Compensation and Nominating Committee, upon recommendations received by management and Pearl Meyer & Partners (and reviewed by Mercer LLC), have eliminated the grant of stock options in favor of an equity grant mix that includes, by value, 33% time-based restricted stock and 66% performance shares. The Compensation and Nominating Committee believes that the elimination of stock options: (1) increases the performance-orientation of the program; (2) reduces our annual share usage; (3) better aligns the cost to us and the value we receive from the program; (4) increases a participant’s perceived value from the program; and (5) reflects the practices of our peer companies. As part of this approach to long-term equity grants, the Compensation and Nominating Committee has structured the terms of the performance share awards to senior executives in light of the principles described above.

Currently, any equity-based awards granted by the Compensation and Nominating Committee are granted pursuant to the 2004 Incentive Stock Plan. The 2004 Incentive Stock Plan was originally approved by our stockholders in May 2004 and amendments were approved by our stockholders in May 2008 and 2011. The primary purpose of the 2004 Incentive Stock Plan is (i) to attract and retain eligible employees and outside directors of Carmike, (ii) to provide an incentive to eligible employees and outside directors to work to increase the value of our Common Stock, and (iii) to provide eligible employees and outside directors with a stake in the future of Carmike which corresponds to the stake of each of our stockholders. The 2004 Incentive Stock Plan is administered by the Compensation and Nominating Committee. Each grant under the 2004 Incentive Stock Plan is evidenced by a certificate that incorporates such terms and conditions as the Compensation and Nominating

Committee deems necessary or appropriate. The 2004 Incentive Stock Plan provides for the grant of options to purchase Common Stock, grants of shares of Common Stock, stock units, and stock appreciation rights to certain eligible employees and to outside directors. A description of the effects of a change in control on grants made pursuant to the 2004 Incentive Stock Plan is contained below under the heading “Potential Payments Upon Termination or Change in Control.”

2013 Long-Term Incentive Awards

In connection with Carmike’s annual award program, the Compensation and Nominating Committee approved, effective February 28, 2013, performance share and time-based restricted stock awards to the NEOs, including the threshold, target and maximum amount available to be earned as of the grant date. These performance share awards reflected the restructured approach from previous grants described above. The following table summarizes these grants:

Name	Time-Vesting Restricted Stock (#) (1)	Performance Shares (2)
		Threshold (#)	Target (#)	Maximum (#)
S. David Passman III	30,000	30,000	60,000	90,000
Richard B. Hare	7,700	7,700	15,400	23,100
Fred W. Van Noy	10,500	10,500	21,000	31,500
Daniel E. Ellis	5,500	5,500	11,000	16,500
John Lundin	3,200	3,200	6,400	9,600

(1)	The Compensation and Nominating Committee determined that the restricted stock will vest on February 28, 2016.

(2)	Amounts shown are the aggregate amounts, to be earned ratably over three annual performance periods.

The senior executives’ performance share opportunity for the first of the three annual performance periods is based on the achievement of an EBITDA target for fiscal 2013, ranging from a grant of 18,967 shares (if our actual 2013 Bonus EBITDA equaled $96.7 million (giving effect to the Box Office Index)), to 56,900 shares (if our actual 2013 Bonus EBITDA equaled $142.2 million (giving effect to the Box Office Index)). Based on our actual 2013 Bonus EBITDA of $115.8 million, and the EBITDA-based bonus payout scale described above, the senior executives earned 102% of their performance share opportunity for the 2013 performance period for these 2013 grants, totaling 38,692 performance shares.

In addition, the same performance metrics applied to the 2013 performance period for the performance shares grant made in 2012. Accordingly, the senior executives earned 102% of their performance share opportunity for the 2013 performance period for the 2012 grant of performance shares.

The shares earned for the 2013 performance period by the senior executives are shown in the table below (and such shares will be issued in 2016):

Name	Performance Shares (2012 Grant) Earned (2013 Performance Period) (#)	Performance Shares (2013 Grant) Earned (2013 Performance Period) (#)
S. David Passman III	23,800	20,400
Richard B. Hare	7,650	5,236
Fred W. Van Noy	8,500	7,140
Daniel E. Ellis	7,140	3,740
John Lundin	2,380	2,176

Each of these awards was made pursuant to the 2004 Incentive Stock Plan. In determining (a) the total value and mix of the awards, (b) the applicable performance measures and performance periods and (c) the vesting periods for awards granted to the NEOs in 2013, the Compensation and Nominating Committee consulted with our Chief Executive Officer and considered the recommendations and reviews of Pearl Meyer & Partners and Mercer LLC, which were primarily based on comparisons to published survey data, public proxy information from other motion picture exhibition companies and competitive market practices and the compensation peer group.

The Compensation and Nominating Committee believes that restricted stock and performance share awards can provide a link to company performance and maximizing stockholder value. We have used these awards to provide compensation that promotes our long-term financial interests, by creating both real ownership that encourages senior executives to think and act like stockholders and as a competitive retention and recruitment vehicle. For example, our awards to senior executives, after being received or earned (as the case may be), generally vest over a three-year period following the grant and recipients of restricted stock are entitled to receive ordinary cash dividends on and to vote such shares of restricted stock. No dividends or dividend-equivalents are earned or paid on performance shares, prior to the issuance of the underlying common stock.

2014 Long-Term Incentive Awards

The Compensation and Nominating Committee approved, effective March 3, 2014, the grant of 40,450 shares of time-vested restricted stock and up to a maximum 124,695 performance shares (at 150% of target) to a group of 13 senior executives, including the NEOs. The performance shares have the same attributes as the 2013 performance share grant described above.

Accordingly, the 2014 performance shares will be earned ratably over three years. For 2014, the first of the three tranches will be earned based on the achievement of an EBITDA target for fiscal 2014, ranging from 13,855 shares for achievement of 85% of the EBITDA target to 41,565 shares for the achievement of 125% of the EBITDA target. If earned, shares of common stock will be issued in 2017.

Perquisites

We provide limited perquisites to our senior executive officers, including the personal use of an automobile, club membership dues and life and health insurance premiums and relocation. Information on the aggregate incremental cost to us of providing these benefits and perquisites to the NEOs in 2013 is shown in the Summary Compensation Table below.

Employment Agreement

In connection with Mr. Passman’s appointment as our Chief Executive Officer, we entered into an employment agreement with Mr. Passman effective June 4, 2009, which was amended on March 29, 2010, April 12, 2012 and May 15, 2013. The agreement sets forth Mr. Passman’s annual base salary, annual bonus and the terms of his June 2009 equity incentive award. A description of Mr. Passman’s employment agreement is contained below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table—S. David Passman III Employment Agreement.”

Separation Agreements

We have entered into separation agreements with each of Messrs. Van Noy, Hare, Lundin and Ellis. Our employment agreement with Mr. Passman contains the terms of any potential separation. These agreements provide a range of benefits to the executive if we at any time terminate the executive without cause or if the executive resigns for good reason in anticipation of or during the two-year period following a change in control. A description of these agreements is contained below under the heading “Potential Payments Upon Termination or Change in Control.” We have entered into these separation agreements as a means to retain our most senior executives, for such circumstances and in connection with such transactions when their services are most critical, by creating a mechanism that helps to eliminate the uncertainties and concerns which may arise in anticipation of or following a change in control.

Compensation-Related Governance Initiatives

Stock Ownership Guidelines

Our Corporate Governance Guidelines contain stock ownership guidelines applicable to executive officers and non-employee directors. Under the guidelines, the stock ownership goal is determined based on a dollar-amount multiple of the executive officer’s base salary, or the non-employee director’s annual cash retainer, as set forth below.

Position	Multiple of Base Salary / Annual Cash Retainer
Chief Executive Officer	3x
Chief Operating Officer	1.5x
Chief Financial Officer	1.5x
General Counsel	1.5x
Non-employee directors	3x

The exact number of shares required under the ownership guideline is determined by dividing the dollar-amount multiple by the average closing share price for the 30-day period prior to March 4, 2011 (the effective date of the stock ownership guidelines). For executives or non-employee directors appointed after March 4, 2011, the number of shares is determined based on the average closing price for the 30-day period prior to appointment. The Board of Directors expects each executive officer and non-employee director to acquire his or her required ownership level within the later of five years following appointment as an executive officer or non-employee director or March 4, 2016.

The following types of holdings would satisfy the director and executive officer stock ownership requirements:

•	shares purchased on the open market;

•	shares owned outright by the director or executive, or by members of his or her immediate family residing in the same household, whether held individually or jointly;

•	restricted stock and stock-settled restricted stock units received pursuant to our compensation plans, whether or not vested;

•	performance shares earned (whether or not issued); and

•	shares held in trust for the benefit of the director or executive or his or her immediate family, or by a family limited partnership or other similar arrangement.

The Board of Directors recognizes that exceptions to the stock ownership guidelines may be necessary or appropriate in individual cases and the Chair of the Corporate Governance Committee may approve such exceptions from time to time as he or she deems appropriate. In addition, the Board of Directors or the Compensation and Nominating Committee will re-evaluate the stock ownership goals annually and may adjust these goals as they deem appropriate.

Equity Holding Period Requirements

Our Corporate Governance guidelines also establish holding period requirements for equity received by executives and non-employee directors pursuant to our equity incentive and director compensation plans. The Board expects each executive officer and non-employee director to hold, for a period of at least 24 months after vesting:

•	50% of the net after-tax portion of restricted stock awards and restricted stock unit awards settled in shares of our common stock, and

•	50% of the net post-exercise and after-tax portion of shares of common stock issued upon exercise of stock option awards granted through our compensation plans.

These holding periods will continue to apply notwithstanding satisfaction of the stock ownership guidelines described above.

Incentive-Based Compensation Recoupment (“Clawback”) Policy

We have adopted an incentive-based compensation recovery policy for executive officers. If we are required to file an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, we will seek to recover incentive-based compensation (including stock options) from any of our current or former executive officers who received incentive-based compensation during the three-year period preceding the date on which we are required to prepare the accounting restatement. We will seek to recover the excess of the incentive-based compensation paid to the executive officer based on the erroneous data over the incentive-based compensation that would have been paid to the executive officer if the financial accounting statements had been as presented in the restatement.

Excise Tax Gross-Up Policy

We are not obligated to provide excise tax gross-up payments to our employees under our existing employment arrangements. In addition, our Compensation and Nominating Committee has approved a policy in which we commit not to provide excise tax gross-up payments in the future.

Hedging, Pledging and Insider Trading Policy

We have implemented a written insider trading compliance policy which includes our policies with respect to hedging, derivatives and margin transactions. We expect our employees, officers and directors not to engage in speculative transactions that are designed to result in profit based on short-term fluctuations in the price of our securities. The insider trading compliance policy prohibits our employees or directors from engaging in hedging, derivative and margin transactions with respect to our securities. It also prohibits our directors and executive officers from pledging our securities (subject to receiving a specific waiver from our Corporate Governance Committee).

Tax Implications of Executive Compensation

Section 162(m) of the Code limits the amount of individual compensation for certain executives that may be deducted by the employer for federal income tax purposes in any one fiscal year to $1 million unless such compensation is “performance-based.” The determination of whether compensation is performance-based depends upon a number of factors, including stockholder approval of the plan under which the compensation is paid, the exercise price at which equity-based awards are granted, the disclosure to and approval by the stockholders of applicable performance standards, the composition of the Compensation and Nominating Committee, and certification by the Committee that performance standards were satisfied. Our annual cash incentive compensation for NEOs is structured to qualify as performance-based.

While the Compensation and Nominating Committee intends to structure incentive compensation for our Chief Executive Officer and other executives as performance-based compensation to the extent practicable, the Committee’s primary focus has been, and will continue to be, on compensating our Chief Executive Officer and other executives on a basis which the Committee determines will most likely best serve our long-term business interests. The extent to which we can deduct the compensation paid to an executive is one of many factors taken into account in making such determination.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)		Total ($)

S. David Passman III President and Chief Executive Officer	2013 2012 2011	690,000 665,000 630,000	69,000 — —	1,409,400 1,327,600 367,000	— — 346,048	637,043 894,758 726,390	33,420 16,560 —	271,104 226,795 164,192	(7)	3,109,967 3,130,713 2,233,630

Richard B. Hare Senior Vice President—Finance, Treasurer and Chief Financial Officer	2013 2012 2011	350,000 335,000 325,000	35,000 25,000 —	361,746 384,578 135,790	— — 123,589	256,331 340,193 301,884	12,538 11,494 —	87,827 73,239 55,246	(7)	1,103,442 1,169,504 941,509

Fred W. Van Noy Senior Vice President and Chief Operating Officer	2013 2012 2011	400,000 385,000 375,000	40,000 25,000 —	493,290 436,400 161,480	— — 138,419	225,450 357,761 295,594	73,451 45,313 —	88,163 78,315 61,250	(7)	1,320,354 1,327,789 1,031,743

Daniel E. Ellis Senior Vice President, General Counsel and Secretary (8)	2013 2012 2011	312,000 300,000 124,583	31,200 25,000 —	258,390 360,030 44,127	— — 62,357	216,801 312,525 85,550	4,377 1,210 —	88,395 59,779 48,920	(7)	911,163 1,058,514 365,537

John Lundin Vice President— Film	2013 2012 2011	245,000 232,000 225,000	— — —	150,336 125,465 51,380	— — 39,548	61,740 95,410 60,244	— — —	12,655 12,580 24,806		469,731 465,455 400,978

(1)	For 2013, in addition to the incentive bonus program, the Compensation and Nominating Committee determined to provide discretionary bonuses to each of Messrs. Passman, Hare, Van Noy and Ellis in an amount equal to 10% of their respective 2013 base salary. These bonuses were paid in recognition of the exceptional performance of these executives during 2013, in particular in connection with their significant efforts in successfully completing our acquisition of theatres from Muvico Entertainment, L.L.C. in a timely manner.

(2)	The value of stock awards equals the fair value at grant date. The value is calculated in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”). The assumptions made in connection with the valuation of these awards are described in Note 10 to the notes to our consolidated financial statements in our 2013, 2012 and 2011 Annual Reports on Form 10-K. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award. The grant date fair value for the 2013 performance share awards assumed target performance. Assuming maximum performance, the grant date fair value of performance awards and the time based restricted stock would have been $1,879,200, $482,328, $657,720, $344,520 and $97,092 to Messrs. Passman, Hare, Van Noy, Ellis and Lundin, respectively. A discussion of these awards can be found in the “Compensation Discussion and Analysis” above.

(3)	The value of stock options equals the fair value at grant date. The value is calculated in accordance with ASC 718. The assumptions made in connection with the valuation of these awards are described in Note 10 to the notes to our consolidated financial statements in our 2013, 2012 and 2011 Annual Reports on Form 10-K.

(4)	Equals amounts paid to the NEOs pursuant to our cash Bonus Program comprised of (a) the 2013, 2012 and 2011 financial performance bonus payouts, as applicable and (b) the 2013, 2012 and 2011 operating bonus payouts, as applicable. The 2013 payouts are described above under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Cash Incentive Bonuses—Annual Executive Bonus Program.”

(5)

Prior to July 2013, the Company funded a deferred compensation program for a number of its senior executives, including Messrs. Passman, Hare, Van Noy and Ellis, pursuant to which it paid additional cash compensation equal to 10% of the individual’s annual taxable compensation, which until July 1, 2007 included equity-based compensation. The Company directed the additional cash compensation first into the participant’s individual retirement account, up to the legal limit, with the remainder directed into a trust. Distributions from the applicable trust are made upon or shortly after normal retirement, disability, death or termination of employment of a participant. As of December 31, 2013, the Company still maintained the trust accounts with earnings on trust assets being credited to the Participating NEO’s accounts. Beginning in July 2013, the Company adopted a new deferred compensation program for Messrs. Passman, Hare, Van Noy and Ellis pursuant to which Carmike pays additional compensation equal to 10% of the individual’s annual taxable compensation. Amounts contributed under the new deferred compensation program are directed into one or more investment alternatives selected by the participant for corporate-owned life insurance policies that we intend to use to fund our obligation under the new deferred compensation program. Earnings on the investments under the new deferred compensation program are directed to each participant’s account and are fully vested when earned. The amounts set forth in the table equal all of the earnings on the assets held in the trust in 2013, 2012, and 2011, respectively (not just above-market earnings) as well as the earnings on the investments under the new deferred compensation program in 2013, and do not include earnings on amounts held in the participants’ individual retirement account.

(6)	The amounts set forth in the “All Other Compensation” column include the following perquisites for 2013: Mr. Passman—$4,356 for group term life insurance premiums, $6,562 for the personal use of a company-provided automobile, $71,537 for living expenses ($41,880 net of income taxes), and $14,173 for club membership dues; Mr. Hare—$654 for group term life insurance premiums, $2,365 for the personal use of a company-provided automobile and $13,664 for club membership dues; Mr. Van Noy—$2,838 for group term life insurance premiums, $2,508 for the personal use of a company-provided automobile and $4,916 for club membership dues; Mr. Ellis—$900 for group term life insurance premiums, an automobile allowance of $9,000 and $12,942 for club membership dues; and Mr. Lundin—$4,356 for group term life insurance premiums, $6,916 for the personal use of a company-provided automobile and $1,383 for club membership dues.

(7)	Pursuant to our deferred compensation programs in 2013, we contributed the following amounts for the applicable NEOs, which are included in the “All Other Compensation” column above: Mr. Passman $174,476; Mr. Hare $71,144; Mr. Van Noy $77,901; Mr. Ellis $65,553. The deferred compensation program is discussed further below under the heading “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(8)	Mr. Ellis’ 2011 base salary, stock and option awards, non-equity incentive plan compensation and perquisites were determined pursuant to the terms of his offer letter executed in connection with his appointment as Senior Vice President, General Counsel and Corporate Secretary on August 1, 2011.

Grants of Plan-Based Awards in 2013

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
S. David Passman III	2/28/2013 2/28/2013 —	— — 345,000	— — 690,000	— — 1,190,250	30,000 — —	60,000 — —	90,000 — —	— 30,000 —	939,600 469,800 —
Richard B. Hare	2/28/2013 2/28/2013 —	— — 131,250	— — 262,500	— — 433,125	7,700 — —	15,400 — —	23,100 — —	— 7,700 —	241,164 120,582 —
Fred W. Van Noy	2/28/2013 2/28/2013 —	— — 150,000	— — 300,000	— — 465,000	10,500 — —	21,000 — —	31,500 — —	— 10,500 —	328,860 164,430 —
Daniel E. Ellis	2/28/2013 2/28/2013 —	— — 111,150	— — 234,000	— — 386,100	5,500 — —	11,000 — —	16,500 — —	— 5,500 —	172,260 86,130 —
John Lundin	2/28/2013 2/28/2013 —	— — 51,450	— — 85,750	— — 128,626	3,200 — —	6,400 — —	9,600 — —	— 3,200 —	100,224 50,112 —

(1)	Represents threshold, target and maximum award opportunities payable to each NEO pursuant to the 2013 Cash Bonus Program discussed above under the heading “Compensation Discussion and Analysis—Components of Executive Compensation—Annual Cash Incentive Bonuses—Annual Executive Bonus Program.” The amounts presented include both the financial-based bonus opportunity and the operating bonus opportunity.

(2)	On February 28, 2013, the Compensation and Nominating Committee awarded shares of time-based restricted stock to each NEO. The time-based restricted stock will vest on February 28, 2016.

(3)	In accordance with ASC 718, the fair market value of restricted stock awards on the grant date is calculated using the closing price on the date of the grant as reported on the NASDAQ global market. Awards with performance conditions are computed based on the probable outcome of the performance condition as of the grant date for the award.

(4)	Represents the target number of performance shares granted in 2013. One-third of the target number of performance shares may be earned in 2013, 2014 and 2015, respectively. Amounts actually earned by the executive are based on the achievement of an EBITDA target for fiscal 2013, 2014 and 2015. Based on our actual 2013 Bonus EBITDA, the senior executives earned 102% of their target performance share opportunity for 2013. Specifically, for 2013, Mr. Passman earned 20,400 shares, Mr. Hare earned 5,236 shares, Mr. Van Noy earned 7,140 shares, Mr. Ellis earned 3,740 shares and Mr. Lundin earned 2,176 shares. Common stock pursuant to these performance shares will be issued in 2016.

Narrative Disclosure to Summary Compensation Table

and Grants of Plan-Based Awards Table

S. David Passman III Employment Agreement

In connection with Mr. Passman’s appointment as our Chief Executive Officer, we entered into an employment agreement with Mr. Passman effective June 4, 2009 (the “Commencement Date”), which was amended on March 29, 2010, April 12, 2012 and May 15, 2013. The agreement provides for an initial term of three years which will be automatically extended for one additional year on the second anniversary of the Commencement Date and for one additional year on each anniversary of the Commencement Date thereafter unless we, at least ninety days prior to any anniversary date, give written notice to Mr. Passman that there will be no such extension.

The agreement provides that Mr. Passman will receive an annual base salary subject to annual review for adjustment, and will be eligible to receive an annual bonus with a target amount of 50% of base salary (or such higher percentage as the Compensation and Nominating Committee may determine) and a maximum amount of 150% of base salary. Mr. Passman’s base salary for 2013 was $690,000. The actual amount of the annual bonus will be determined by the Compensation and Nominating Committee based upon Mr. Passman’s achievement of bonus goals and our and Mr. Passman’s performance for the relevant year. The agreement also provided for certain long term equity incentive grants that were made to Mr. Passman on June 4, 2009.

Mr. Passman’s employment agreement also contains provisions regarding payments upon a termination or change in control. A description of these provisions is contained below under the heading “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2013 Fiscal Year-End

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
S. David Passman III	200,000 70,000 46,666 — — — — — — —	— — 23,334 — — — — — — —	(3)	— — — — — — — — — —		8.46 10.92 7.34 — — — — — — —	6/4/19 3/3/20 3/11/21 — — — — — — —	— — — 20,000 30,000 30,000 30,000 33,600 — —	(4) (5) (6) (8) (10)	— — — 556,800 835,200 835,200 835,200 935,424 — —	— — — — — — — — 46,667 60,000	(7) (9)	— — — — — — — — 1,299,200 1,670,400

Richard B. Hare	— 45,000 25,000 16,666 — — — — — — —	— — — 8,334 — — — — — — —	(3)	40,000 — — — — — — — — — —	(2)	25.95 8.38 10.92 7.34 — — — — — — —	4/13/17 7/6/19 3/3/20 3/11/21 — — — — — — —	— — — — 8,500 10,000 12,750 7,700 10,800 — —	(4) (5) (6) (8) (10)	— — — — 236,640 278,400 354,960 214,368 300,672 — —	— — — — — — — — — 15,000 15,400	(7) (9)	— — — — — — — — — 417,600 428,736

Fred W. Van Noy	— 50,000 28,000 18,666 — — — — — — —	— — — 9,334 — — — — — — —	(3)	40,000 — — — — — — — — — —	(2)	25.95 8.38 10.92 7.34 — — — — — — —	4/13/17 7/6/19 3/3/20 3/11/21 — — — — — — —	— — — — 10,000 12,000 15,000 10,500 12,000 — —	(4) (5) (6) (8) (10)	— — — — 278,400 334,080 417,600 292,320 334,080 — —	— — — — — — — — — 16,667 21,000	(7) (9)	— — — — — — — — — 464,000 584,640

Daniel E. Ellis	10,000 — — — — — — —	5,000 — — — — — — —	(3)	— — — — — — — —		6.23 — — — — — — —	8/1/21 — — — — — — —	— 5,000 2,083 12,000 5,500 10,080 — —	(4) (5) (6) (8) (10)	— 139,200 57,991 334,080 153,120 280,627 — —	— — — — — — 14,000 11,000	(7) (9)	— — — — — — 389,760 306,240

John Lundin	15,000 8,000 5,334 — — — — — — —	— — 2,666 — — — — — — —	(3)	— — — — — — — — — —		7.22 10.92 7.34 — — — — — — —	1/25/20 3/3/20 3/11/21 — — — — — — —	— — — 3,000 4,000 4,500 3,200 3,360 — —	(4) (5) (6) (8) (10)	— — — 83,520 111,360 125,280 89,088 93,542 — —	— — — — — — — — 4,667 6,400	(7) (9)	— — — — — — — — 194,880 178,176

(1)	The aggregate market value of shares of restricted stock is determined by multiplying the number of unvested or unearned shares of restricted stock by the closing market price for our Common Stock on December 31, 2013 of $27.84 per share.

(2)	One-third of these options will vest when Carmike achieves an increase in the trading price of its Common Stock (above the $25.95 exercise price) equal to 25%, 30% and 35%, respectively.

(3)	One-third of these options vest on each of March 11, 2012, March 11, 2013 and March 11, 2014, except for the options awarded to Mr. Ellis, which will vest on August 1, 2012, 2013, and 2014, respectively.

(4)	These shares of restricted stock vest in full on March 11, 2014 for Messrs. Passman, Hare, Van Noy and Lundin. The shares granted to Mr. Ellis vest in full on August 1, 2014.

(5)	Represents the number of performance-based restricted stock awards earned for 2011 performance that vested on March 11, 2014.

(6)	These shares of restricted stock vest in full on March 15, 2015.

(7)	Represents the target number of performance shares granted in 2012 for the remaining 2013 and 2014 performance periods. One-third of the target number of performance shares were available to be earned in 2012, 2013 and 2014, respectively. Amounts actually earned by the executive are based on the achievement of an EBITDA target for fiscal 2012, 2013 and 2014.

(8)	These shares of restricted stock vest in full on February 28, 2016.

(9)	Represents the target number of performance shares granted in 2013. One-third of the target number of performance shares may be earned in 2013, 2014, and 2015, respectively. Amounts actually earned by the executive are based on the achievement of an EBITDA target for fiscal 2013, 2014 and 2015. Based on our actual 2013 Bonus EBITDA, the senior executives earned 102% of their target performance share opportunity for 2013. Specifically, for 2013, Mr. Passman earned 20,400, Mr. Hare earned 5,236 shares, Mr. Van Noy earned 7,140 shares, Mr. Ellis earned 3,740 shares and Mr. Lundin earned 2,176 shares. Common stock pursuant to these performance shares will be issued in 2016.

(10)	Represents the number of performance-based restricted stock awards earned for 2012 performance that are subject to additional time-based vesting requirements. These shares of restricted stock vest on March 15, 2015.

Option Exercises and Stock Vested

For the Fiscal Year Ended December 31, 2013

Name	Option Awards		Stock Awards
	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting($)(2)
S. David Passman III	—	—	35,000	562,450
Richard B. Hare	—	—	13,500	216,945
Fred W. Van Noy	—	—	16,000	257,120
Daniel E. Ellis	—	—	—	—
John Lundin	—	—	5,000	80,350

(1)	These shares of restricted stock vested on March 3, 2013.

(2)	The value is calculated by multiplying the number of shares of restricted stock by the closing market price for our Common Stock on March 3, 2013, the vesting date, of $16.07.

Nonqualified Deferred Compensation for 2013

See the description of our deferred compensation arrangements above under the caption “Components of Executive Compensation—Deferred Compensation Program.”

Name	Executive Contributions in Last FY ($)	Registrant Contributions Earned in Last FY ($)(1)	Aggregate Earnings/Losses on all Assets Held in Trust During Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance of all Assets Held in Trust at Last FYE ($)(3)
S. David Passman III	—	158,476	33,420	—	258,160
Richard B. Hare	—	71,519	12,538	—	190,767
Fred W. Van Noy	—	78,276	73,451	—	625,457
Daniel E. Ellis	—	65,853	4,377	—	40,222
John Lundin	—	N/A	N/A	N/A	N/A

(1)	These amounts are also included in the “All Other Compensation” column of the Summary Compensation Table.

(2)	Under our previous nonqualified deferred compensation program, the trustee invested the trust assets in annuity contracts as directed by the participant. Under our new deferred compensation program, cash contributions are directed into investment accounts held by the Company on behalf of each individual. The amounts set forth in this column equal the gains on the assets held in the trust under the prior deferred compensation program during 2013 and the gains on the assets held in the Participating NEO’s respective investment accounts under the new deferred compensation program during 2013. Gains on assets held under the prior deferred compensation program for 2013 for Messrs. Passman, Hare, Van Noy and Ellis were $32,870, $12,322, $73,252 and $4,070, respectively. Gains on assets held under the new deferred compensation program for 2013 for Messrs. Passman, Hare, Van Noy and Ellis were $550, $216, $199 and $307, respectively. These amounts are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(3)	The aggregate balance of all assets held in trust or investment accounts under the prior and new deferred compensation plans set forth in this column does not include amounts held in the NEO’s individual retirement account.

Potential Payments upon Termination or Change in Control

The discussion below describes the amounts payable to the NEOs in the event of a termination of the executive’s employment or in connection with a change in control. The amounts shown assume that such termination or change in control was effective as of December 31, 2013, and thus include amounts earned through such time. The amounts described below are estimates of the amounts which would be paid to the executives upon their termination or in connection with a change in control. The actual amounts to be paid can only be determined at the time of such executive’s separation from us or at the time of the applicable change in control. Other than as described below, we have not agreed to pay any other amounts or to provide any other benefits to the NEOs upon termination of their employment with us, including pursuant to death, disability or retirement or in connection with a change in control.

S. David Passman III Employment Agreement

In connection with Mr. Passman’s appointment as our Chief Executive Officer, we entered into an employment agreement (the “Passman Employment Agreement”) with Mr. Passman effective June 4, 2009 (the “Commencement Date”), which was amended on March 29, 2010, April 12, 2012 and May 15, 2013. The Passman Employment Agreement provides for an initial term of three years (the “Term”) which will be automatically extended for one additional year on the second anniversary of the Commencement Date and for one additional year on each anniversary of the Commencement Date thereafter unless we, at least ninety days prior to any anniversary date, give written notice to Mr. Passman that there will be no such extension.

Payments Made Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control

If we terminate Mr. Passman without cause (as defined below) or if at any time Mr. Passman resigns for good reason (as defined below) either in anticipation of a change in control (as defined below) or within two years after a change in control:

•

we will pay Mr. Passman two times his base salary (at a rate equal to the highest level of base salary paid to Mr. Passman in the year prior to his termination of employment) and two times his target annual bonus for the calendar year prior to the calendar year in which his termination of employment occurs;

•

any restrictions on outstanding restricted stock grants made prior to January 1, 2013 will immediately expire and Mr. Passman’s right to such restricted stock grants will be non-forfeitable notwithstanding the terms under which such restricted stock grants were granted; and

•

we will continue for 24 months to provide the same health, dental and vision care coverage and life insurance coverage as Mr. Passman was provided under our employee benefit plans, policies and practices on the day prior to his termination, provided, however, Mr. Passman will pay for the cost of such coverage and we will reimburse him for 100% of the cost thereof.

Any separation benefits provided if we terminate Mr. Passman’s employment without cause or if Mr. Passman resigns either in anticipation of a change in control or within two years after a change in control will require Mr. Passman to execute a general release of claims in a form reasonably acceptable to us.

Death or Disability

Under his employment agreement, if Mr. Passman’s employment terminates due to death or disability, all of his options granted prior to May 1, 2013 will become exercisable as of the date his employment terminates and remain outstanding for 365 days and all of the restrictions on any restricted stock granted to Mr. Passman prior to May 1, 2013 shall expire, and such restricted stock shall become non-forfeitable. Performance-based restricted stock awards will be paid based on actual amounts earned for completed periods and will be prorated for the current period at the target amount.

Taxes

The Passman Employment Agreement does not contain a tax gross-up for “parachute” excise tax under Section 280G and Section 4999 of the Code.

Executive Separation Agreements

In 2003, we entered into a separation agreement with Fred W. Van Noy, our Senior Vice President and Chief Operating Officer, in 2007 we entered into a separation agreement with Richard B. Hare, our Senior Vice President—Finance, Treasurer and Chief Financial Officer, and in 2010, we entered into a separation agreement with John Lundin, our Vice-President—Film. Upon joining Carmike in 2011, we entered into a separation agreement with Daniel E. Ellis, our Senior Vice President, General Counsel and Secretary (the “Separation Agreements”). In 2008, we made tax-related amendments to the separation agreements with Mr. Hare and Mr. Van Noy. In 2011, we made additional tax-related amendments to our separation agreement with Mr. Van Noy and extended the period in which Mr. Van Noy is entitled to receive health and welfare benefits following his separation from Carmike. In 2013, we made amendments to the Separation Agreements regarding the treatment of equity awards in connection with certain employment termination events as well as the addition of a target bonus as an additional element of severance in connection with a termination or resignation related to a change in control. For purposes of the following description, we refer to Messrs. Van Noy, Hare, Ellis and Lundin as the “executives.” We did not enter into a stand-alone separation agreement with Mr. Passman because the terms of any potential separation are contained in his employment agreement.

Payments Made Upon Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control

If we terminate the executive without cause (as defined below) at any time or if he resigns for good reason (as defined below) either in anticipation of a change in control (as defined below) or within two years after a change in control, he will be entitled to a severance payment equal to two times his base salary (other than Mr. Lundin), which will be paid in 24 equal monthly installments beginning six months and one day following his termination of employment. Mr. Lundin is entitled to a severance payment equal to one times his base salary, which will be paid in 12 equal monthly installments beginning six months and one day following his termination of employment.

If we terminate the executive without cause (as defined below) or if he resigns for good reason (as defined below), in each case either in anticipation of a change in control (as defined below) or within two years after a change in control, in addition to the severance payment described above, he will also receive a severance payment equal to two times his target bonus (other than Mr. Lundin), which will be paid in 24 equal monthly installments beginning six months and one day following his termination of employment. In such circumstances, Mr. Lundin is entitled to an additional severance payment equal to one times his target bonus, which will be paid in 12 equal monthly installments beginning six months and one day following his termination of employment.

In addition, in connection with any of the termination events described above, all of the restrictions on time-based restricted stock granted to the executive prior to January 1, 2013 shall expire, and the executive’s time-vested restricted stock shall become non-forfeitable as of his termination of employment.

Finally, each executive, excluding Messrs. Van Noy and Lundin, shall be entitled to continued welfare benefits for two years following his termination of employment. Mr. Van Noy shall be entitled to continued welfare benefits for thirty months following his termination of employment. Mr. Lundin shall be entitled to continued welfare benefits for one year following his termination of employment.

Death or Disability

Under the separation agreements, if the executive’s employment terminates due to death or disability, all options granted prior to May 1, 2013 will become exercisable as of the date that employment terminates and remain outstanding for 365 days and all of the restrictions on any restricted stock granted prior to May 1, 2013 shall expire, and such restricted stock shall become non-forfeitable. Performance-based restricted stock awards will be paid based on actual amounts earned for completed periods and will be prorated for the current period at the target amount.

Taxes

Following the 2011 amendment to Mr. Van Noy’s agreement, none of the Separation Agreements contain a tax gross-up for “parachute” excise tax under Section 280G and Section 4999 of the Code.

2004 Incentive Stock Plan and Award Agreements

Under the 2004 Incentive Stock Plan, our employees and outside directors and consultants are eligible to receive equity-based awards including incentive stock options, non-incentive stock options, stock appreciation rights, stock grants and stock units.

Under the 2004 Incentive Stock Plan, as of the “change effective date” of a change in control (as defined below), all options and all stock appreciation rights become exercisable, and all stock grants and stock unit grants vest. If required in the agreement effecting a change in control, the Board of Directors can cancel all options, stock appreciation rights, stock grants or stock unit grants after providing holders a reasonable period to exercise options and stock appreciation rights and to take any action necessary to receive stock subject to stock grants or cash payable under stock unit grants. However, any grant subject to a performance goal shall vest only to the extent of such performance goal unless the performance goal has been exceeded, and then it will vest to the extent the goal has been exceeded. These accelerated vesting provisions do not apply to performance shares.

Under the NEOs’ award agreements for outstanding performance shares:

•

in the case of death or disability, outstanding performance shares will become vested as a result of a “separation from service” (within the meaning of Section 409A of the Code), to the extent of actual results for performance periods completed prior to the separation and at target (on a pro-rated basis) for the performance period in which the separation occurs, and forfeited for performance periods beginning after the separation;

•	in the case of a change in control, outstanding performance share awards will become fully vested:

•	with respect to shares earned based on actual results for performance periods completed prior to the change in control; and

•	at target for the performance period in which the change of control occurs and for future performance periods;

•

in the case of reaching retirement age (which is defined as age 55 with ten years of service or age 60 with five years of service) outstanding performance shares will become vested upon voluntary separation from service or involuntary separation from service without cause after reaching retirement age, to the following extent:

•	shares earned based on actual results for performance periods completed prior to the separation will vest;

•	shares earned based on actual results (pro-rated) for the performance period in which the separation occurs will vest; and

•	shares with respect to performance periods beginning after the separation will be forfeited.

Under the NEOs’ award agreements for outstanding options, such options will become vested upon voluntary termination or involuntary termination without cause after reaching retirement age (which is defined as age 55 with ten years of service or age 60 with five years of service), and will remain exercisable for the shorter of three years or the remaining term of the option.

Potential Payments upon Termination or Change in Control

NEO/Scenario(1)	Severance ($)	Continuing Benefits ($)	Accelerated Vesting ($)	Total ($)
S. David Passman III
Termination without cause	2,760,000	24,169	1,392,000	4,176,169
Termination without cause or resignation for good reason, in each case in anticipation of a change in control or within two years after a change in control	2,760,000	24,169	1,392,000	4,176,169
Death or disability	—	—	5,125,780	5,125,780
Change in control (without termination)	—	—	7,469,918	7,469,918

Richard B. Hare
Termination without cause	700,000	31,754	591,600	1,323,354
Termination without cause or resignation for good reason, in each case in anticipation of a change in control or within two years after a change in control	1,225,000	31,754	591,600	1,848,354
Death or disability	—	—	1,840,287	1,840,287
Change in control (without termination)	—	—	2,484,867	2,484,867

Fred W. Van Noy
Termination without cause (2)	800,000	24,709	1,863,116	2,687,825
Termination without cause or resignation for good reason, in each case in anticipation of a change in control or within two years after a change in control	1,400,000	24,709	1,863,116	3,287,825
Death or disability	—	—	2,079,836	2,079,836
Change in control (without termination)	—	—	2,980,623	2,980,623
Voluntary termination (2)	—	—	1,863,116	1,863,116

Daniel E. Ellis
Termination without cause	624,000	32,414	473,280	1,129,694
Termination without cause or resignation for good reason, in each case in anticipation of a change in control or within two years after a change in control	1,092,000	32,414	473,280	1,597,694
Death or disability	—	—	1,262,398	1,262,398
Change in control (without termination)	—	—	1,769,448	1,769,448

John Lundin
Termination without cause	245,000	23,329	208,800	477,129
Termination without cause or resignation for good reason, in each case in anticipation of a change in control or within two years after a change in control	330,750	23,329	208,800	562,879
Death or disability	—	—	622,454	622,454
Change in control (without termination)	—	—	868,095	868,095

(1)	This table assumes the termination, resignation and/or change in control occurred as of December 31, 2013, and accelerated vesting amounts are based on our closing stock price of $27.84 per share as of that date.

(2)	Because Mr. Van Noy has reached retirement age, as defined above, he will receive accelerated vesting of outstanding options and performance shares under the circumstances described above under “2004 Incentive Stock Plan and Award Agreements.”

Key Definitions

During the two-year period following a change in control, the Separation Agreements and the Passman Employment Agreement define “cause” to mean:

•

the executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement or the executive otherwise engages in a fraudulent act or course of conduct which has a material and adverse effect on us;

•

there is any act or omission by the executive involving malfeasance or gross negligence in the performance of his duties and responsibilities, or the exercise of his powers as an executive, where such act or omission actually has a material and adverse effect on our business;

•	the executive breaches any of the restrictive covenants described below; or

•	the executive violates any provision of our code of conduct if the consequence to such violation clearly would have been a termination of an employee by us.

Prior to a change in control or after the two-year period following a change in control, the Separation Agreements and the Passman Employment Agreement define “cause” to mean:

•

the executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement or the executive otherwise engages in a fraudulent act or course of conduct;

•

there is any act or omission by the executive involving malfeasance or negligence in the performance of his duties and responsibilities, or the exercise of his powers as an executive, where such act or omission is reasonably likely to materially and adversely affect our business;

•	the executive breaches any of the restrictive covenants described below; or

•	the executive violates any provision of our code of conduct if the consequence to such violation ordinarily would be a termination of the employee by us.

The Separation Agreements and the Passman Employment Agreement define “change in control” to mean:

•	a change in control within the meaning of Section 14(a) of the Exchange Act;

•

any person or group (provided further, in the case of Mr. Van Noy’s agreement, that such person is not a signatory to the shareholders’ agreement dated January 31, 2002 (the “Stockholders Agreement”) or a person or group which acquires stock in a transaction with a signatory to the Stockholders Agreement) becomes the beneficial owner of 45% or more of the combined voting power of our Common Stock;

•	a majority of our Board of Directors is replaced within a two-year period by directors not approved by 2/3 of the existing Board;

•	our stockholders approve a reorganization, merger, consolidation or share exchange in which we are not the surviving company;

•	our stockholders approve a sale of 50% or more of our assets or business;

•	our stockholders approve the dissolution or liquidation of us; or

•

our stockholders approve our combination with another company, unless following the combination, our stockholders have more than 60% of the Common Stock of the combined company in substantially the same proportions in which they owned our stock.

During the two-year period following a change in control, the Separation Agreements and the Passman Employment Agreement define “good reason” to mean:

•	a reduction in the executive’s base salary or a reduction in the executive’s combined opportunity to receive any incentive compensation and bonuses;

•

a reduction in the scope, importance or prestige of the executive’s duties, responsibilities or authority (other than as a result of a mere change in the executive’s title if such change in title is consistent with our organizational structure following a change in control);

•

the transfer of the executive’s primary work site from the executive’s primary work site as of the date of the change in control to a new primary work site which is more than 50 miles from the executive’s then current primary work site (with certain exceptions); or

•

we fail to continue to provide the executive the health and welfare benefits, deferred compensation benefits, executive perquisites and stock option and restricted stock grants that are in the aggregate comparable in value to those provided to the executive immediately prior to the change in control.

Under the 2004 Incentive Stock Plan, a “change in control” means:

•	a change in control within the meaning of Section 14(a) of the Exchange Act;

•	the acquisition by any person of 30% or more of the voting power for election of our directors;

•	the incumbent members of our Board of Directors, or their approved successors, ceasing to be a majority of the Board of Directors during any period of two years or less;

•	a reorganization, merger, consolidation or share exchange approved by our stockholders whereby our Common Stock is converted into or exchanged for the stock of another corporation;

•	a sale or disposition of 50% or more of our assets;

•

a reorganization, merger, consolidation or share exchange approved by our stockholders, unless our stockholders control the resulting company and retain, with respect to our other stockholders, substantially the same proportion of share ownership that they had in us; or

•	the approval by stockholders of a complete liquidation or dissolution of us.

However, if the acquisition of 30% or more of the voting power described above is by a person who was a signatory to the Stockholders’ Agreement, dated as of January 31, 2002, by and among certain of our stockholders and results from a transaction with one, or more than one, other person who was also a signatory to such Stockholders’ Agreement before such Stockholders’ Agreement expired, such acquisition shall not constitute a change in control.

The “change effective date” for a change in control means, generally, the date of closing for a change in control pursuant to a transaction with a closing date (such as a merger, consolidation, reorganization, share exchange, sale or disposition of assets) or the date of reporting in accordance with applicable law for other changes in control. Until there is a “change effective date” for a change in control, there will be no accelerated vesting of awards. For example, if our stockholders approve a merger, but the merger does not ultimately close, there will be no accelerated vesting of awards.

Restrictive Covenants

For a period of two years following the termination of Mr. Passman, Mr. Hare, Mr. Van Noy or Mr. Ellis, and for one year following the termination of Mr. Lundin, pursuant to the terms of the Separation Agreements and the Passman Employment Agreement, as applicable, the NEOs have agreed not to:

•

for purposes of competing with us, solicit or seek to solicit any of our suppliers with whom the executive had a personal business interaction, at any time during the two years prior (one year prior for Mr. Lundin) to the termination of the executive’s employment;

•

employ or seek to employ any of our employees serving in an executive, managerial, or supervisory capacity during the term of the executive’s employment, with whom the executive had business dealings during the two years prior to the termination of the executive’s employment, unless such employee has ceased to be employed by us for a period of at least one year;

•	use or disclose any trade secret that the executive may have acquired during the term of his employment for so long as such information remains a trade secret; or

•	use or disclose any confidential or proprietary information that the executive may have acquired during the term of, in the course of, or as a result of his employment.

If we breach our obligations to an executive under his Separation Agreement or to Mr. Passman under the Passman Employment Agreement, the restrictive covenants are removed completely.

Deferred Compensation Program

As described previously, in July 2013 we entered into a new deferred compensation program for a number of our senior executives, including Messrs. Passman, Hare, Van Noy and Ellis, the “Participating NEOs.” The deferred compensation agreements for the Participating NEOs are not affected in any way by a change in control of us. A successor to us will be obligated to continue making payments under the deferred compensation agreements until the earlier of a Participating NEO’s termination of employment or the date on which the Participating NEO is eligible for payment under the Participating NEO’s agreement. A Participating NEO, or his beneficiary, is eligible for payment upon the later of the participant’s separation from service or age 55, or upon the occurrence of an unforeseeable hardship (in an amount necessary to address the hardship). We will distribute the balance of participant’s deferred compensation program account attributable to employee contributions upon the participant’s separation from service, whether or not the participant has attained age 55, or upon the occurrence of an unforeseeable hardship (in an amount necessary to address the hardship). The distribution will be in a lump sum or up to ten installments, as elected by the participant, except that the distribution will automatically be made in a lump sum in the case of a hardship distribution. Participants also may elect in advance to have all or a portion of their own contributions distributed prior to a separation from service upon a designated date, subject to requirements specified in the deferred compensation program. Such distributions may be made in a lump sum or in up to six installments.

Information regarding the amounts earned by the Participating NEOs during 2013 and the aggregate balance of all assets held in trust as of December 31, 2013 are set forth above in the Summary Compensation Table in the “All Other Compensation” column and in the Nonqualified Deferred Compensation for 2013 table.

PROPOSAL SIX: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), stockholders have the opportunity to vote, on an advisory basis, on the compensation of our Named Executive Officers. This is often referred to as a “say on pay”, and provides you, as a stockholder, with the ability to cast a vote with respect to our 2013 executive compensation programs and policies and the compensation paid to the Named Executive Officers as disclosed in this proxy statement through the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Named Executive Officers, as described in the Compensation Discussion and Analysis section and in the compensation tables and accompanying narrative disclosure in this proxy statement.”

As discussed in the Compensation Discussion and Analysis section, the compensation paid to our Named Executive Officers reflects the following principles of our compensation program:

•	attract and retain highly qualified key executives;

•	provide competitive base salaries and cash incentives as well as retirement savings;

•	motivate executives by rewarding performance that supports achievement of financial and operating goals; and

•	encourage employee stock ownership to align employee and stockholder interests.

Although the vote on this Proposal Six is non-binding, the Compensation and Nominating Committee will review the voting results. To the extent there is any significant negative vote, we will consult directly with stockholders to better understand the concerns that influenced the vote. The Compensation and Nominating Committee would consider the constructive feedback obtained through this process in making decisions about future compensation arrangements for our Named Executive Officers.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Board of Directors and will not create or imply any change to or any additional fiduciary duties of the Board of Directors.

The Board of Directors recommends a vote FOR

the approval, on an advisory basis, of executive compensation.

COMPENSATION OF DIRECTORS

For 2013, our non-employee directors receive annual cash compensation consisting of a $40,000 retainer and $1,000 per meeting for participation in meetings of the committees of the Board of Directors and for participation in meetings of the independent directors unrelated to board or committee meetings. There is no per-meeting fee for Board of Directors meetings. Members of the Audit Committee (other than the chairman) receive a retainer of $7,500 and the Chairman of the Audit Committee receives a $12,500 retainer. The Chairman of the Compensation and Nominating Committee receives a $7,500 retainer and the Chair of the Corporate Governance Committee receives an annual retainer of $2,500. Our employees do not receive any additional compensation for serving on the Board of Directors. The non-executive Chairman of the Board of Directors receives an annual retainer of $60,000.

For 2013, our non-employee directors receive annual equity compensation in the form of a stock-settled restricted stock unit grant valued at $45,000, issued at each annual meeting of stockholders and vesting in full at our next annual meeting of stockholders. Our non-executive Chairman of the Board receives an additional stock-settled restricted stock unit grant valued at $30,000 issued at each annual meeting of stockholders that vests in full at our next annual meeting of stockholders. Upon their initial election to the Board of Directors, we provide our non-employee directors a one-time grant of stock-settled restricted stock units valued at $22,500, vesting in full on the first anniversary of such director’s election to the Board.

In January 2014, our Compensation and Nominating Committee and Board of Directors approved changes to our non-employee director compensation program, effective at the 2014 annual meeting, as follows:

•	per-meeting fees were eliminated;

•	the annual retainer was increased to $65,000;

•	the annual retainer for the non-executive chairman was increased to $85,000; and

•	the annual stock-settled restricted stock unit grant value was increased to $60,000.

Director compensation for 2013 is as follows:

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Mark R. Bell (3)	$57,453	$45,000	$102,453
Jeffrey W. Berkman	$49,000	$45,000	$94,000
Sean T. Erwin	$54,500	$45,000	$99,500
James A. Fleming	$48,000	$45,000	$93,000
Alan J. Hirschfield	$55,547	$45,000	$100,547
Roland C. Smith (4)	$72,500	$75,000	$147,500
Patricia A. Wilson (5)	$51,500	$45,000	$96,500

(1)	S. David Passman III, our President and Chief Executive Officer, is not included in this table as he did not receive compensation for his service as a director. The compensation received by Mr. Passman as an employee is shown in the Summary Compensation Table above.

(2)	The amount reflects the grant date fair value of the stock awards. The value is calculated in accordance with ASC 718. The assumptions made in connection with the valuation of these awards are described in Note 10 to the notes to our consolidated financial statements in our 2013 Annual Report on Form 10-K. As of December 31, 2013, each director had outstanding 2,655 unvested restricted stock units, which will vest at our Annual Meeting. Mr. Smith, as the non-executive Chairman of the Board, had outstanding an additional 1,769 unvested restricted stock units which will vest at the Annual Meeting.

(3)	Mr. Bell is the Chairman of the Audit Committee.

(4)	Mr. Smith is the non-executive Chairman of the Board and the Chairman of the Compensation and Nominating Committee.

(5)	Ms. Wilson is the Chair of the Corporate Governance Committee.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

In setting compensation, our Compensation and Nominating Committee considers the risks to our stockholders that may be inherent in our overall compensation program. The Compensation and Nominating Committee has reviewed our compensation policies and practices and concluded that our compensation program is designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and does not encourage executives to take unnecessary or excessive risks.

COMPENSATION COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement for the 2014 Annual Meeting of Stockholders and, based on this review and these discussions with management, the Compensation and Nominating Committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this proxy statement for the 2014 Annual Meeting of Stockholders for filing with the SEC.

By the Compensation and Nominating Committee:	Roland C. Smith, Chairman
Jeffrey W. Berkman
James A. Fleming
Patricia A. Wilson
April , 2014

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Carmike specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

CORPORATE GOVERNANCE

Corporate Governance Information

The Corporate Governance Guidelines, the Code of Conduct for Officers, Directors and Employees, the Clawback Policy and the charters for the Compensation and Nominating Committee, Corporate Governance Committee and Audit Committee are available, along with other corporate governance information, on our company website at www.carmike.com.

Board Meetings

The business of Carmike is managed under the direction of the Board of Directors. The Board of Directors met five times during the year ended December 31, 2013. Each of the incumbent directors attended at least 75% of the aggregate of: (1) the total meetings of the Board of Directors held during the period that he or she served during 2013 and (2) the total meetings held by all committees of the Board on which he or she served during 2013. The Board of Directors has adopted a policy whereby directors are expected to attend Carmike’s Annual Meeting of Stockholders. At the 2013 Annual Meeting of Stockholders, all of the members of the Board of Directors were present.

Board Leadership Structure

Until January 2009, Carmike operated under the traditional U.S. board leadership structure with our Chief Executive Officer serving as Chairman of the Board. In addition, between 2006 and January 2009, our Board of Directors also utilized a lead independent director to provide a source of Board leadership complementary to that of the Chief Executive Officer and Chairman of the Board. However, upon the departure of our former Chief Executive Officer, the Board of Directors re-evaluated its leadership structure. Beginning in June 2009 with the appointment of Mr. Passman as our new President and Chief Executive Officer, the Board determined that it would be preferable for one of our independent directors to serve as non-executive Chairman of the Board. Mr. Smith was elected our non-executive Chairman of the Board on June 4, 2009. Mr. Smith has over eleven years experience serving on our Board, and currently serves as Chairman and Chief Executive Officer of Office Depot, Inc. At this time, we believe this Board leadership structure is appropriate for our company and our stockholders.

We believe it is the Chief Executive Officer’s responsibility to run the company and the Chairman’s responsibility to run the Board of Directors. We believe it is beneficial to have an independent Chairman of the Board whose sole job is leading the Board. In making the decision to appoint an independent Chairman of the Board, the Board of Directors considered the time that Mr. Passman is required to devote to the Chief Executive Officer position. By having another director serve as Chairman of the Board, Mr. Passman is able to focus his entire energy on running Carmike. In addition, this provides strong leadership for our Board of Directors, while also positioning the Chief Executive Officer as the leader of our company in the eyes of our employees and other stakeholders.

The Board of Directors determines its leadership structure from time to time. As part of the annual board self-evaluation process, the Board of Directors evaluates its leadership structure to ensure that the structure is appropriate for Carmike and its stockholders. We recognize that different board leadership structures may be appropriate for Carmike in the future, depending upon the applicable circumstances. However, the Board of Directors believes the current leadership structure, with Mr. Passman as Chief Executive Officer and Mr. Smith as Chairman of the Board, is the appropriate structure for Carmike at this time.

Risk Oversight

The Audit Committee is primarily responsible for overseeing Carmike’s risk management processes on behalf of the full Board of Directors. The Audit Committee receives reports from management periodically regarding Carmike’s assessment of risks. In addition, the Audit Committee reports regularly to the full Board of Directors, which also considers Carmike’s risk profile. The Audit Committee and the full Board of Directors focus on the most significant risks facing Carmike and on Carmike’s general risk management strategy, and also ensure that risks undertaken by Carmike are consistent with the Board of Director’s risk management philosophy. While the Board of Directors oversees Carmike’s risk management, Carmike’s management is responsible for the day-to-day risk management process. This division of responsibilities is an effective approach for addressing the risks facing Carmike, and the Board’s leadership structure supports this approach.

Committees of the Board of Directors

Executive Committee

The Executive Committee consists of S. David Passman III, as Chairman, Roland C. Smith, and Alan J. Hirschfield. The Executive Committee met one time during the year ended December 31, 2013.

The primary purpose of the Executive Committee is to assist the Board of Directors in fulfilling its responsibilities relating to capital expenditures, investments, acquisitions and financing activities based on the criteria established in the Committee’s charter. The Executive Committee is responsible for reviewing and approving transactions and agreements related to dispositions, acquisitions, joint ventures, capital expenditures, developments and refurbishments, indebtedness and vendor and supplier obligations.

Compensation and Nominating Committee

The Compensation and Nominating Committee consists of Roland C. Smith, as Chairman, Jeffrey W. Berkman, James A. Fleming and Patricia A. Wilson. The Board of Directors has determined that all members of the Compensation and Nominating Committee are independent as defined under the rules and regulations of the SEC and applicable listing standards of The Nasdaq Stock Market, Inc. (the “Nasdaq listing standards”), including the enhanced independence standards for compensation committee members. In addition, the Board of Directors has determined that each member meets the requirements of a “non-employee director” under Rule 16b-3 promulgated under the Exchange Act and an “outside director” under Section 162(m) of Code. The Compensation and Nominating Committee met eight times during the year ended December 31, 2013.

The Compensation and Nominating Committee is responsible for, among other things:

•	approving all salary arrangements and other remuneration for the Chief Executive Officer and other senior officers of Carmike;

•	administering our incentive stock plans;

•	reviewing annual incentive opportunity levels and goals;

•	reviewing and approving employment agreements, severance agreements and change in control agreements for the Chief Executive Officer and other senior officers of Carmike;

•	assisting the Board of Directors in developing and evaluating candidates for executive positions, including the Chief Executive Officer, and overseeing the development of executive succession plans;

•	selecting and recommending potential candidates to be nominated for election to the Board of Directors;

•	making recommendations to the Board of Directors concerning the structure and membership of other Board committees; and

•	evaluating and recommending to the Board of Directors the resignation of individual directors for appropriate reasons, as determined by the Committee in its discretion.

Corporate Governance Committee

The Corporate Governance Committee consists of Patricia A. Wilson, as Chairperson, Mark R. Bell, Jeffrey W. Berkman and Sean T. Erwin. The Corporate Governance Committee met one time during the year ended December 31, 2013.

The primary purpose of the Corporate Governance Committee is to assist the Board of Directors in fulfilling its responsibilities relating to ensuring that Carmike’s corporate governance policies, procedures and practices continue to effectively promote the best interests of Carmike’s stockholders.

The Corporate Governance Committee is responsible for, among other things:

•	reviewing any questions regarding the independence of directors;

•	overseeing the periodic evaluation of the Board of Directors and its committees as deemed appropriate;

•	reviewing and reassessing the adequacy of the Corporate Governance Guidelines periodically and recommending any proposed changes to the Board of Directors for approval;

•	advising and making recommendations to the Board of Directors on matters concerning corporate governance and directorship practices; and

•	ensuring that the independent members of the Board of Directors meet in regularly scheduled executive sessions at which only independent directors are present.

Audit Committee

The Audit Committee consists of Mark R. Bell, as Chairman, Alan J. Hirschfield and Sean T. Erwin. The Board of Directors has determined that each member of the Audit Committee is independent under applicable law and the rules and requirements of the SEC and the Nasdaq listing standards. In addition, the Board of Directors has determined that each Audit Committee member meets the financial knowledge requirements under the Nasdaq listing standards, and Mr. Bell is designated by the Board of Directors as an “audit committee financial expert” under SEC rules, and meets the Nasdaq professional experience requirements.

The Audit Committee is responsible for, among other things:

•	directly appointing, retaining, overseeing, compensating and terminating the independent auditors;

•	discussing with the independent auditors their independence;

•	reviewing with the independent auditors the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by the independent auditors;

•	reviewing and approving all related party transactions;

•	overseeing the financial reporting process and discussing with management and the independent auditors the interim and annual financial statements that Carmike files with the SEC; and

•	reviewing and monitoring Carmike’s accounting principles, policies and financial and accounting controls.

The Audit Committee met six times during the year ended December 31, 2013.

Director Independence

The Board of Directors annually reviews and analyzes the independence of each director under the requirements of the Sarbanes-Oxley Act of 2002, the Exchange Act, SEC rules and regulations, the Nasdaq listing standards and the Code.

The purpose of the review is to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members are inconsistent with a determination that the director is independent for purposes of serving on the Board of Directors and its committees. During this review, the Board of Directors examines transactions and relationships between directors or their affiliates and Carmike or senior management.

As a result of this review, for 2014, the Board of Directors affirmatively determined that all nominees for director are independent for purposes of serving on the Board of Directors, except for S. David Passman III. The Board of Directors has further determined that all members of the Audit Committee and the Compensation and Nominating Committee are independent. There are no independence requirements for the Executive Committee or the Corporate Governance Committee. S. David Passman III is not considered independent because he is employed by Carmike.

Selection of Director Nominees

The Compensation and Nominating Committee is responsible for evaluating candidates for election to the Board of Directors at Carmike’s annual meeting. The Compensation and Nominating Committee also evaluates candidates for election to the Board of Directors from time to time and to fill vacancies on the Board between annual meetings.

General Criteria and Process

Pursuant to its charter and the Corporate Governance Guidelines, the Compensation and Nominating Committee is responsible for reviewing with the Board of Directors, at least annually, the requisite balance of skills and areas of expertise and other appropriate qualification standards of its individual directors, as well as the composition of the Board of Directors as a whole. The Compensation and Nominating Committee will review each incumbent director’s qualifications for renomination for continued service on the Board of Directors. This assessment will include, but not be limited to, the following director qualification factors:

•	the highest personal and professional ethics, integrity, values, ability and judgment;

•	understanding Carmike’s business environment;

•	ability to make independent analytical inquiries and judgments;

•	skills and experience in the context of the needs of the Board of Directors;

•	breadth of business and organizational skills, background and experience; and

•	“independence” as contemplated by applicable legal and regulatory requirements.

The Compensation and Nominating Committee will also consider these qualifications in identifying and evaluating director candidates for nomination to the Board of Directors. In addition, the Compensation and Nominating Committee generally believes that director candidates should be committed to representing the long-term interests of the stockholders, willing to devote sufficient time to carry out their duties and responsibilities effectively and committed to serving on the Board of Directors for an extended period of time. The Compensation and Nominating Committee may retain a third-party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

The Compensation and Nominating Committee’s process for selecting nominees begins with an evaluation of the qualifications and performance of incumbent directors and a determination of whether the Board of Directors or its committees have specific unfulfilled needs. The Compensation and Nominating Committee then considers candidates identified by the Committee, other directors, Carmike’s executive officers and stockholders, and, if applicable, a third party search firm. This consideration includes determining whether a candidate qualifies as “independent” under the various standards applicable to the Board of Directors and its committees. The Compensation and Nominating Committee then selects nominees to recommend to the Board of Directors, which considers and makes the final selection of director nominees and directors to serve on its committees. The Compensation and Nominating Committee may use whatever process it deems appropriate under the circumstances when evaluating nominees recommended by stockholders.

Board Diversity

We do not have a formal policy regarding board diversity. Our Compensation and Nominating Committee currently believes that, while diversity and variety of experiences and viewpoints represented on the Board of Directors should always be considered, a director nominee should not be chosen nor excluded solely or largely because of race, gender, national origin or sexual orientation or identity. In selecting a nominee, the Compensation and Nominating Committee focuses on skills, expertise or background that would complement the existing Board of Directors.

Stockholder Recommendations of Candidates for Director

The Compensation and Nominating Committee has not adopted a specific policy regarding the consideration of director candidates recommended by stockholders. As described in the Corporate Governance Guidelines, stockholders who wish to recommend candidates for consideration by the Compensation and Nominating Committee for election at an annual meeting may submit the candidate’s name and other relevant information in writing to our Secretary at our corporate address provided in this proxy statement. The Compensation and Nominating Committee may consider such stockholder recommended candidates when it evaluates and recommends nominees to the Board of Directors for submission to the stockholders at each annual meeting, or in connection with filling vacancies on the Board.

As of December 21, 2013, the Compensation and Nominating Committee had not received a recommended candidate, in connection with the 2014 Annual Meeting of Stockholders, from any stockholder or group of stockholders that had beneficially owned more than 5% of Carmike’s Common Stock for more than one year at the time of such recommendation.

For important information regarding direct stockholder nominations of directors for election at an annual meeting and stockholder proposals, please see the “Stockholder Proposals” section of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS

AND MANAGEMENT

Security Ownership of Certain Beneficial Holders

The following table sets forth certain information as to our Common Stock beneficially owned by each person, other than persons whose ownership is reflected under the caption “Security Ownership of Management and Directors,” who is known by us to own, directly or indirectly, more than 5% of the outstanding shares of our Common Stock as of the dates set forth below, and reflects information presented either in each such person’s filings with the SEC or otherwise provided to us. Unless otherwise indicated in the footnotes, all of such ownership is direct and the indicated person or entity has sole voting and dispositive power.

Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class (1)
Manatuck Hill Partners, LLC (2) 1465 Post Road East Westport, CT 06880	1,908,400	8.29%

Hirzel Capital Management, LLC (3) 3963 Maple Avenue, Suite 170 Dallas, TX 75219	1,520,455	6.61%

Mittleman Investment Management, LLC (4) 188 Birch Hill Road Locust Valley, NY 11560	1,445,927	6.28%

BlackRock, Inc (5) 40 East 52nd Street New York, NY 10022	1,303,060	5.66%

Gluskin Sheff & Associates, Inc (6). 333 Bay Street, Suite 5100 Toronto, Ontario M5H 2R2	1,203,462	5.23%

(1)	Percent of class is with respect to 23,012,967 outstanding shares of Common Stock as of April 1, 2014.

(2)	According to the Schedule 13G/A filed February 14, 2014, Manatuck Hill Partners, LLC has shared voting and dispositive authority over the 1,908,400 shares.

(3)	According to the Schedule 13G/A filed February 14, 2014, by Hirzel Capital Management, LLC (“Hirzel Capital”), Hirzel Capital Master Fund, LP (“the Fund”), and Mr. Zac S Hirzel, the principal of Hirzel Capital, the Fund has sole voting and dispositive authority over 1,370,180 shares that it holds directly. Hirzel Capital serves as the general partner or managing member of the Hirzel Accounts and may direct the vote and disposition of the 1,520,455 shares held by the Fund and other private funds managed by Hirzel. As the principal of Hirzel Capital, Mr. Hirzel may direct the vote and disposition of the 1,520,455 shares held by the Fund and other private funds managed by Hirzel.

(4)	According to the Schedule 13G filed February 6, 2014, by Mittleman Brothers, LLC (“Mittleman Brothers”), Master Control LLC (“Master”), Mittleman Investment Management LLC (“MIM”), and Christopher P. Mittleman, Mittleman Brothers is the sole member of Master, Master is the sole member of MIM, Mr. Mittleman is the Chief Investment Officer of MIM, and each has sole voting authority over the 1,445,927 shares and shared dispositive authority over the 1,445,927 shares.

(5)	According to the Schedule 13G filed February 14, 2014, BlackRock, Inc. has sole voting and dispositive authority over the 1,303,060 shares.

(6)	According to the Schedule 13G filed February 14, 2014, Gluskin Sheff & Associates, Inc. has sole voting and dispositive authority over the 1,203,462 shares.

Security Ownership of Management and Directors

Unless otherwise indicated, the following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of April 1, 2014 by:

•	our current directors and nominees;

•	our Named Executive Officers; and

•	all executive officers and directors as a group.

Unless otherwise indicated in the footnotes, all of such ownership is direct and the indicated person has sole voting and dispositive power. The address for the following individuals is: c/o Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901. None of the shares below is subject to pledge.

Name of Beneficial Owner	Beneficial Ownership	Percent of Class (1)
S. David Passman III (2)	675,897	2.86%
Richard B. Hare (3)	169,618	*
Fred W. Van Noy (4)	200,204	*
Daniel E. Ellis (5)	62,654	*
John Lundin (6)	57,270	*
Jeffrey W. Berkman (7)	19,664	*
Mark R. Bell (8)	12,493	*
Sean T. Erwin (9)	7,417	*
James A. Fleming (10)	22,164	*
Alan J. Hirschfield (11)	105,414	*
Roland C. Smith (12)	38,021	*
Patricia A. Wilson (13)	24,914	*
All directors and executive officers as a group (13 persons) (14)	1,420,841	6.02%

*	Indicates less than 1%.

(1)	Percent of class is with respect to 23,607,967 outstanding shares of our Common Stock as of April 1, 2014. In computing the percentage of shares beneficially owned by each person, we include any shares of common stock that could be acquired within 60 days of April 1, 2014 by the exercise of options or the vesting of stock awards. These shares, however, are not counted in computing the percentage of ownership of any other person.

(2)	Includes options to purchase 340,000 shares, vested or vesting within 60 days of April 1, 2014.

(3)	Includes options to purchase 95,000 shares, vested or vesting within 60 days of April 1, 2014.

(4)	Includes options to purchase 106,000 shares, vested or vesting within 60 days of April 1, 2014.

(5)	Includes options to purchase 10,000 shares, vested or vesting within 60 days of April 1, 2014.

(6)	Includes options to purchase 31,000 shares, vested or vesting within 60 days of April 1, 2014.

(7)	Includes vested options to purchase 5,000 shares and 2,655 restricted stock units vesting within 60 days of April 1, 2014.

(8)	Includes 2,655 restricted stock units vesting within 60 days of April 1, 2014.

(9)	Includes 2,655 restricted stock units vesting within 60 days of April 1, 2014.

(10)	Includes 2,655 restricted stock units vesting within 60 days of April 1, 2014.

(11)	Includes 30,000 shares owned by the Alan J. Hirschfield Living Trust and 2,655 restricted stock units vesting within 60 days of April 1, 2014.

(12)	Includes 4,424 restricted stock units vesting within 60 days of April 1, 2014.

(13)	Includes 2,655 restricted stock units vesting within 60 days of April 1, 2014.

(14)	Includes options to purchase 595,000 shares, vested or vesting within 60 days of April 1, 2014 and 20,354 restricted stock units vesting within 60 days of April 1, 2014.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In accordance with its charter, our Audit Committee is responsible for reviewing and approving all related party transactions. Although we have not entered into any related party transaction during 2013, if we were to do so, any such transaction would need to be reviewed and approved by our Audit Committee. A report is made to our Audit Committee annually by our management and our independent auditor disclosing any known related party transactions. No reportable transactions occurred during fiscal 2013.

COMPENSATION AND NOMINATING COMMITTEE

INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Compensation and Nominating Committee are Messrs. Smith, Berkman and Fleming and Ms. Wilson. None of the members of the Compensation and Nominating Committee during 2013 has ever been one of our officers or employees. In addition, none of our executive officers serve as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or on the Compensation and Nominating Committee.

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for action at the meeting. If any other business should properly come before the meeting, the persons named in the accompanying form of proxy intend to vote thereon in accordance with their best judgment.

EQUITY COMPENSATION PLANS

The following table presents information as of December 31, 2013 about our Common Stock that may be issued upon the exercise of outstanding options, warrants and rights under our 2004 Incentive Stock Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders:
2004 Incentive Stock Plan (1)	1,173,664	8.88	1,173,664
Equity compensation plans not approved by stockholders	None	None	None

Total	1,173,664		1,173,664

(1)	As of December 31, 2013, of the 1,173,664 shares remaining available for future grant under the 2004 Incentive Stock Plan, all were available for grant as stock grants.

OTHER INFORMATION FOR STOCKHOLDERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Carmike’s directors and executive officers, and persons who beneficially own more than 10% of any class of Carmike’s equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of Carmike. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish Carmike with copies of all Section 16(a) reports they file. To Carmike’s knowledge, based solely on a review of the copies of such reports furnished to Carmike and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with for the fiscal year ended December 31, 2013.

Stockholder Proposals

Rule 14a-8 Proposals for Our 2014 Proxy Statement

Any stockholder of Carmike who wishes to present a proposal at the 2015 Annual Meeting of Stockholders of Carmike and who wishes to have such proposal included in Carmike’s proxy statement for that meeting must deliver a copy of such proposal to Carmike not later than December 19, 2014. Carmike reserves the right to decline to include in Carmike’s proxy statement any stockholder’s proposal that does not comply with the rules of the SEC for inclusion therein.

Stockholder Proposals of Business at an Annual Meeting

Under our By-laws, a stockholder is eligible to submit a stockholder proposal of business (other than nominations of directors, the procedures for which are described below) at an annual meeting, outside the processes of Rule 14a-8, if the stockholder is:

•	a stockholder of record on the record date for determining stockholders entitled to vote at the annual meeting;

•	a stockholder of record on the date the stockholder gives notice of the proposal to our Corporate Secretary; and

•	entitled to vote at the meeting.

In addition, the proposal must be a proper matter for stockholder action under Delaware law and the stockholder must provide timely notice of the proposal in writing to our Corporate Secretary. To be timely under our By-laws, our Corporate Secretary must receive advance notice of a proposal for business at the 2015 Annual Meeting between January 28, 2015 and February 27, 2015, provided however, if and only if the 2015 Annual Meeting is not scheduled to be held between April 28, 2015 and June 27, 2015, such stockholder’s notice must be delivered to our Corporate Secretary by the later of:

•	the tenth day following the date of the Public Announcement (as defined in our By-laws) of the date of the 2015 Annual Meeting; or

•	90 days prior to the date of the 2015 Annual Meeting.

The advance notice of the proposal must contain certain information specified in our By-laws, including information concerning the proposal and the stockholder proponent, and the stockholder must update and supplement that information:

•	as of, and within five business days of, the record date for the 2015 Annual Meeting; and

•	as of ten business days prior to the 2015 Annual Meeting and not later than eight business days prior to the Annual Meeting.

The foregoing description is only a summary of the requirements of our By-laws. Stockholders intending to submit a proposal of business at the 2015 Annual Meeting outside the processes of Rule 14a-8 must comply with the provisions specified in our By-laws, which were filed with the SEC as an exhibit to a Form 8-K on January 22, 2009.

Stockholder Nominations of Directors at an Annual Meeting

Stockholders may nominate directors for election at an annual meeting without consideration by the Compensation and Nominating Committee by complying with the eligibility, advance notice and other provisions of our By-laws. Under our By-laws, a stockholder is eligible to submit a stockholder nomination of directors at an annual meeting if the stockholder is:

•	a stockholder of record on the record date for determining stockholders entitled to vote at the annual meeting;

•	a stockholder of record on the date the stockholder gives notice of the nomination to our Corporate Secretary; and

•	entitled to vote at the meeting.

The stockholder also must provide timely notice of the nomination in writing to our Corporate Secretary. To be timely under our By-laws, our Corporate Secretary must receive advance notice of a nomination for election of a director at the 2015 Annual Meeting between January 28, 2015 and February 27, 2015, provided however, if and only if the 2015 Annual Meeting is not scheduled to be held between April 28, 2015 and June 27, 2015, such stockholder’s notice must be delivered to our Corporate Secretary by the later of:

•	the tenth day following the date of the Public Announcement (as defined in our By-laws) of the date of the 2015 Annual Meeting; or

•	90 days prior to the date of the 2015 Annual Meeting.

The advance notice of the nomination must contain certain information specified in our By-laws, including information concerning the nominee and the stockholder proponent, and the stockholder must update and supplement that information:

•	as of, and within five business days of, the record date for the 2015 Annual Meeting; and

•	as of ten business days prior to the 2015 Annual Meeting and not later than eight business days prior to the Annual Meeting.

The foregoing description is only a summary of the requirements of our By-laws. Stockholders intending to submit a nomination for the 2015 Annual Meeting must comply with the provisions specified in our By-laws, which were filed with the SEC as an exhibit to a Form 8-K on January 22, 2009.

In order for proposals submitted outside the processes of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the deadline date for stockholder proposals determined pursuant to our By-laws, as described above.

Contact Information

Stockholder proposals should be sent to:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Attention: Corporate Secretary

Stockholder Communications with the Board of Directors

The independent members of Carmike’s Board of Directors have adopted a formal process by which stockholders may communicate with the Board of Directors. Stockholders who wish to communicate with the Board of Directors as a group, our non-executive Chairman or the non-management directors as a group may do so by sending written communications addressed to the Corporate Secretary of Carmike Cinemas, Inc., Attention: Board of Directors, 1301 First Avenue, Columbus, Georgia 31901. This information is also contained on Carmike’s website at www.carmike.com.

Annual Report

Carmike is providing a copy of our 2013 Annual Report to stockholders (including the consolidated financial statements, schedules and amendments thereto but excluding exhibits) to all stockholders with this proxy statement.

Carmike will provide without charge a copy of the 2013 Annual Report on Form 10-K filed with the SEC (including the consolidated financial statements, schedules and amendments thereto but excluding exhibits) upon written request to the Corporate Secretary, Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia 31901.

Householding

As permitted by the Exchange Act, only one copy of the notice of internet availability of proxy materials or this proxy statement and Carmike’s 2013 Annual Report are being delivered to stockholders residing at the same address, unless such stockholders have notified Carmike of their desire to receive multiple copies of the proxy statement or annual report. Carmike will promptly deliver, upon oral or written request, a separate copy of the notice of internet availability of proxy materials or the annual report and proxy statement, as applicable, to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporate Secretary, by phone (706) 576-3400 or by fax at (706) 576-3419 or by mail to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901.

Stockholders residing at the same address and currently receiving only one copy of the notice of internet availability of proxy materials or the proxy statement and annual report may contact the Corporate Secretary by fax at (706) 576-3419 or by mail to Carmike Cinemas, Inc., 1301 First Avenue, Columbus, Georgia, 31901, to request multiple copies in the future. Stockholders residing at the same address and currently receiving multiple copies may contact Investor Relations to request that only a single copy of the notice of internet availability of proxy materials or the proxy statement and annual report be mailed in the future.

YOUR VOTE IS IMPORTANT

You are encouraged to let us know your preference by marking the appropriate boxes on the proxy card or voting over the internet or by telephone.

APPENDIX A

CARMIKE CINEMAS, INC.

2014 INCENTIVE STOCK PLAN

(EFFECTIVE AS OF                , 2014)

§ 1. BACKGROUND AND PURPOSE		1

§ 2. DEFINITIONS		1
2.1	Affiliate	1
2.2	Award	1
2.3	Award Certificate	1
2.4	Board	1
2.5	Carmike	1
2.6	Change in Control	1
2.7	Code	2
2.8	Committee	2
2.9	Consultant	2
2.10	Director	2
2.11	Eligible Employee	2
2.12	Fair Market Value	2
2.13	ISO	3
2.14	1933 Act	3
2.15	1934 Act	3
2.16	Non-ISO	3
2.17	Option	3
2.18	Option Price	3
2.19	Parent	3
2.20	Plan	3
2.21	Preexisting Plan	3
2.22	Rule 16b-3	3
2.23	SAR Base Price	3
2.24	Stock	3
2.25	Stock Appreciation Right	3
2.26	Stock Grant	4
2.27	Stock Unit Grant	4
2.28	Subsidiary	4
2.29	Ten Percent Shareholder	4

§ 3. SHARES AND GRANT LIMITS		4
3.1	Shares Reserved	4
3.2	Source of Shares	4
3.3	Use of Proceeds	4
3.4	Grant Limits	4
3.5	Preexisting Plan	5

§ 4. EFFECTIVE DATE		6

§ 5. COMMITTEE		6

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§ 6. ELIGIBILITY		6

§ 7. OPTIONS		6
7.1	Committee Action	6
7.2	$100,000 Limit	7
7.3	Option Price	7
7.4	Payment	7
7.5	Exercise	7

§ 8. STOCK APPRECIATION RIGHTS		8
8.1	Committee Action	8
8.2	Terms and Conditions	8
8.3	Exercise	9

§ 9. STOCK GRANTS AND STOCK UNIT GRANTS		9
9.1	Committee Action	9
9.2	Conditions	9

9.3	Dividends, Dividend Equivalents, and Voting Rights	10
9.4	Satisfaction of Forfeiture Conditions	11
9.5	Income Tax Deduction	11

§ 10. NON-TRANSFERABILITY		11

§ 11. SECURITIES RESTRICTIONS		11

§ 12. LIFE OF PLAN		12

§ 13. ADJUSTMENT		12
13.1	Capital Structure	12
13.2	Transactions Described in § 424	12
13.3	Fractional Shares	13

§ 14. CHANGE IN CONTROL		13

§ 15. AMENDMENT OR TERMINATION		14

§ 16. MISCELLANEOUS		14
16.1	Shareholder Rights	14
16.2	No Contract of Employment	14
16.3	Withholding	14
16.4	Construction	14
16.5	Other Conditions	15
16.6	Rule 16b-3	15
16.7	General Creditor Status	15
16.8	Section 409A Compliance	15

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§ 1.

BACKGROUND AND PURPOSE

The purpose of this Plan is to promote the interest of Carmike by authorizing the Committee to grant Options and Stock Appreciation Rights and to make Stock Grants and Stock Unit Grants to Eligible Employees, Consultants and Directors in order (1) to attract and retain Eligible Employees, Consultants and Directors, (2) to provide an additional incentive to each Eligible Employee, Consultant or Director to work to increase the value of Stock and (3) to provide each Eligible Employee, Consultant or Director with a stake in the future of Carmike which corresponds to the stake of each of Carmike’s shareholders.

§ 2.

DEFINITIONS

2.1      Affiliate - means any organization (other than a Subsidiary) that would be treated as under common control with Carmike under § 414(c) of the Code if “50 percent” were substituted for “80 percent” in the income tax regulations under § 414(c) of the Code.

2.2      Award - means, individually or collectively, a grant under this Plan of Options, Stock Appreciation Rights, Stock Grants or Stock Unit Grants.

2.3      Award Certificate - means the certificate (whether in electronic or written form) which sets forth the terms and conditions of an Award.

2.4      Board - means the Board of Directors of Carmike.

2.5      Carmike - means Carmike Cinemas, Inc. and any successor to Carmike Cinemas, Inc.

2.6      Change in Control - means a change in control of Carmike of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as

(a)      any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 30% or more of the combined voting power for election of directors of the then outstanding securities of Carmike or any successor to Carmike;

(b)      during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

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(c)      the consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of Carmike is changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of Carmike) or any dissolution or liquidation of Carmike or any sale or the disposition of 50% or more of the assets or business of Carmike; or

(d)      the consummation of any reorganization, merger, consolidation or share exchange with respect to Carmike unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of Carmike immediately before the consummation of such transaction beneficially own more than 60% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in § 2.6(d)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Carmike common stock immediately before the consummation of such transaction, provided (C) the percentage described in § 2.6(d)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in § 2.6(d)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of Carmike by the persons described in § 2.6(d)(A) immediately before the consummation of such transaction.

2.7      Code - means the Internal Revenue Code of 1986, as amended.

2.8      Committee - means the Compensation and Nominating Committee of the Board, which shall have at least 2 members who satisfy the requirements of an “outside director” under § 162(m) of the Code.

2.9      Consultant - means a consultant, agent or other individual who has rendered or will render valuable services to Carmike or any Subsidiary or Parent or Affiliate and to whom the Committee decides for reasons sufficient to the Committee to make a grant under this Plan; provided that such consultant, agent or other individual meets the requirements for participating in an “Employee Benefit Plan” as defined in Rule 405 promulgated under the 1933 Act.

2.10    Director - means any member of the Board who is not an employee of Carmike or a Parent or Subsidiary or affiliate (as such term is defined in Rule 405 of the 1933 Act) of Carmike.

2.11    Eligible Employee - means an employee of Carmike or any Subsidiary or Parent or Affiliate to whom the Committee decides for reasons sufficient to the Committee to make a grant under this Plan.

2.12    Fair Market Value - means, as of any date, (a) the closing price for a share of Stock as quoted on the NASDAQ Stock Market or other established stock exchange or

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national market system on which the Stock is listed, or, if the date of determination is not a business day, (b) the closing price quoted in accordance with § 2.12(a) for the business day immediately preceding the date of determination, or, if no such price quotation is available, (c) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

2.13    ISO - means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of § 422 of the Code.

2.14    1933 Act - means the Securities Act of 1933, as amended.

2.15    1934 Act - means the Securities Exchange Act of 1934, as amended.

2.16    Non-ISO - means an option granted under this Plan to purchase Stock which is intended to fail to satisfy the requirements of § 422 of the Code.

2.17    Option - means an ISO or a Non-ISO which is granted under § 7.

2.18    Option Price - means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.19    Parent - means any corporation which is a parent corporation (within the meaning of § 424(e) of the Code) of Carmike.

2.20    Plan - means this Carmike Cinemas, Inc. 2014 Incentive Stock Plan as effective as of the date approved by the shareholders of Carmike and as amended from time to time thereafter.

2.21    Preexisting Plan - means the Carmike Cinemas, Inc. 2004 Incentive Stock Plan, as amended from time to time up to the date this Plan is effective.

2.22    Rule 16b-3 - means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

2.23    SAR Base Price - means the base price assigned by the Committee to a share of Stock in connection with the grant of a Stock Appreciation Right under § 8, which shall not be less than Fair Market Value of a Share on the date such Stock Appreciation Right is granted.

2.24    Stock - means the common stock, $0.03 par value, of Carmike.

2.25    Stock Appreciation Right - means a right which is granted under § 8 to receive the appreciation in a share of Stock.

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2.26    Stock Grant - means a grant under § 9 which is designed to result in the issuance of the number of shares of Stock described in such grant rather than a payment in cash based on the Fair Market Value of such shares of Stock.

2.27    Stock Unit Grant - means a grant under § 9 which is designed to result in a payment in cash or shares of Stock or any combination of cash and shares of Stock based on the number of units earned and vested in connection with such grant.

2.28    Subsidiary - means a corporation which is a subsidiary corporation (within the meaning of § 424(f) of the Code) of Carmike.

2.29    Ten Percent Shareholder - means a person who owns (after taking into account the attribution rules of § 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of either Carmike, a Subsidiary or Parent.

§ 3.

SHARES AND GRANT LIMITS

3.1      Shares Reserved. There shall (subject to § 13) be reserved for issuance under this Plan (a) the number of shares of Stock which would remain available for issuance under the Preexisting Plan if shares were issued on the effective date of this Plan sufficient to satisfy all grants then outstanding under the Preexisting Plan plus (b) the number of shares of Stock subject to grants under the Preexisting Plan which are outstanding on the effective date of this Plan and which are forfeited or expire on or after the effective date of this Plan in accordance with the terms of such grants; provided, however, nothing in this Plan shall affect any grants under the Preexisting Plan which are outstanding on the effective date of this Plan until such time, if any, that any shares of Stock subject to such grants are forfeited or grants respecting any shares of Stock expire on or after such effective date of this Plan in accordance with the terms of such grants. Any Grants made under the Preexisting Plan shall continue to be governed by the terms of the Preexisting Plan. Subject to § 13, the maximum number of shares of Stock that can be issued under the Plan upon the exercise of ISOs is 750,000.

3.2      Source of Shares. The shares of Stock described in § 3.1 shall be reserved to the extent that Carmike deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by Carmike. All shares of Stock described in § 3.1 shall remain available for issuance under this Plan until issued pursuant to the exercise or settlement of an Award and any such shares of Stock which are issued pursuant to an Award which are forfeited thereafter shall again become available for issuance under this Plan.

3.3      Use of Proceeds. The proceeds which Carmike receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of Carmike.

3.4      Grant Limits. Subject to § 13, the maximum limits applicable to Awards intended to qualify as “performance-based compensation” under §162(m) of the Code,

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including Awards made under the Carmike Cinemas, Inc. Section 162(m) Performance-Based Program, shall be as follows for any calendar year:

(a)      For Awards paid in cash, 200% of the base salary paid to the Eligible Employee during such calendar year or $2 million, whichever is less;

(b)      For Awards made in the form of Options, other than Awards to a newly hired Eligible Employee described below, the number of shares of Stock subject to Options granted to any Eligible Employee in any calendar year shall not exceed 500,000 shares;

(c)      For Awards made in the form of Stock Appreciation Rights, other than Awards to a newly hired Eligible Employee described below, the number of shares of Stock subject to Stock Appreciation Rights granted to any Eligible Employee in any calendar year shall not exceed 500,000 shares;

(d)      For Awards made in the form of Stock Grants, other than Awards to a newly hired Eligible Employee described below, the number of shares of Stock subject to such grants made to any Eligible Employee in any calendar year shall not exceed 250,000 shares;

(e)      For Awards made in the form of Stock Unit Grants, other than Awards to a newly hired Eligible Employee described below, the number of shares of Stock subject to such grants made to any Eligible Employee in any calendar year shall not exceed 250,000 shares;

(f)      For Awards made to an Eligible Employee in the calendar year in which he or she is hired by Carmike or one of its subsidiaries, the number of shares of Stock subject to such Awards granted in such calendar year shall not exceed, in the case of (i) Options, 750,000 shares, (ii) Stock Appreciation Rights, 750,000 shares, (iii) Stock Grants, 375,000 shares and (iv) Stock Unit Grants, 375,000 shares; and

(g)      For dividends or dividend equivalents paid with respect to Awards (other than Options or Stock Appreciation Rights), the amount paid to any Eligible Employee in any calendar year shall not exceed the value of 250,000 shares of Stock determined as of the date payment of such dividends or dividend equivalents is made to such Eligible Employee.

For Awards that cover a period of more than one calendar year, the maximum Award limit shall be a multiple of the applicable calendar year maximum Award limit described in this § 3.4, which multiple shall be equal to the number of full and partial calendar years covered by the Award. The maximum Award limits in this § 3.4 shall supersede the maximum Award limits of §§ 6(1), 6(2) and 6(3) of the Carmike Cinemas, Inc. Section 162(m) Performance-Based Program effective for Awards granted after the effective date of the 2014 Plan.

3.5      Preexisting Plan. No grants shall be made under the Preexisting Plan on or after the date this Plan becomes effective.

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§ 4.

EFFECTIVE DATE

The effective date of this Plan shall be the date the shareholders of Carmike (acting at a duly called meeting of such shareholders) approve the adoption of this Plan.

§ 5.

COMMITTEE

This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to § 14 and § 15 and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on Carmike, on each affected Eligible Employee, Consultant or Director and on each other person directly or indirectly affected by such action. Furthermore, the Committee as a condition to making any grant under this Plan to any Eligible Employee, Consultant or Director shall have the right to require him or her to execute an agreement which makes the Eligible Employee, Consultant or Director subject to non-competition provisions and other restrictive covenants which run in favor of Carmike. The Committee may delegate its power, authority and duties under this Plan to one or more officers or employees, except (a) the power and authority to grant Awards to persons required to file reports to Carmike pursuant to Section 16(b) of the 1934 Act or Awards to Eligible Employees intended to qualify as “performance-based compensation” under § 162(m) of the Code and (b) as otherwise prohibited by law.

§ 6.

ELIGIBILITY

Only Eligible Employees who are employed by Carmike or a Subsidiary or Parent shall be eligible for the grant of ISOs under this Plan. All Eligible Employees, Consultants and Directors shall be eligible for the grant of Awards other than ISOs under this Plan.

§ 7.

OPTIONS

7.1      Committee Action. The Committee acting in its absolute discretion shall have the right to grant Options to Eligible Employees, Consultants and to Directors under this Plan from time to time to purchase shares of Stock, but the Committee shall not, absent the approval of Carmike’s shareholders, take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the Option Price of any outstanding Options or take any action to effect a cash buyout of any outstanding Option

6

which has an Option Price in excess of the then Fair Market Value per share. Each grant of an Option to an Eligible Employee, Consultant or Director shall be evidenced by an Award Certificate that sets forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan; however, (a) if the Committee grants an ISO and a Non-ISO to an Eligible Employee on the same date, the right of the Eligible Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO and (b) if the only condition to exercise of the Option is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Option is granted unless the Committee determines that a shorter period of service (or no period of service) better serves Carmike’s interest.

7.2      $100,000 Limit. No Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of the Stock subject to the Option which would first become exercisable in any calendar year exceeds $100,000. Any such excess shall instead automatically be treated as a Non-ISO. The Committee shall interpret and administer the ISO limitation set forth in this § 7.2 in accordance with § 422(d) of the Code, and the Committee shall treat this § 7.2 as in effect only for those periods for which § 422(d) of the Code is in effect.

7.3      Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to an Eligible Employee who is a Ten Percent Shareholder, the Option Price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted.

7.4      Payment. The Option Price shall be payable in full upon the exercise of any Option and, at the discretion of the Committee, an Award Certificate can provide for the payment of the Option Price (a) in cash or its equivalent, (b) in shares of Stock, (c) through any cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market, (d) through a reduction in the number of shares of Stock received through the exercise of the Option, or (e) by any combination of (a), (b), (c) and (d) which is acceptable to the Committee. Any payment made in shares of Stock shall be treated as equal to the Fair Market Value of such shares of Stock on the date the certificate for such shares of Stock (or proper evidence of such certificate) is presented to the Committee or its delegate in such form as acceptable to the Committee.

7.5      Exercise.

(a)      Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Award Certificate, but no Award Certificate shall make an Option exercisable on or after the earlier of

(1)      the date which is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Eligible Employee is a Ten Percent Shareholder on the date the Option is granted, or

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(2)      the date which is the tenth anniversary of the date the Option is granted, if the Option is (a) a Non-ISO or (b) an ISO which is granted to an Eligible Employee who is not a Ten Percent Shareholder on the date the Option is granted.

(b)      Termination of Status as Eligible Employee, Consultant or Director. Subject to § 7.5(a), an Award Certificate may provide for the exercise of an Option after an Eligible Employee’s, a Consultant’s or a Director’s status as such has terminated for any reason whatsoever, including death or disability.

§ 8.

STOCK APPRECIATION RIGHTS

8.1      Committee Action. The Committee acting in its absolute discretion shall have the right to grant Stock Appreciation Rights to Eligible Employees, Consultants and Directors under this Plan from time to time, but the Committee shall not, absent the approval of Carmike’s shareholders, take any action, whether through amendment, cancellation, replacement grants, or any other means to reduce the SAR Base Price of any outstanding Stock Appreciation Right or take any action to effect a cash buyout of any outstanding Stock Appreciation Right which has a SAR Base Price per share in excess of the then Fair Market Value per share. Each Stock Appreciation Right grant shall be evidenced by an Award Certificate or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by the Award Certificate for the related Option.

8.2      Terms and Conditions.

(a)      Grant Independent of an Option. Each Stock Appreciation Right granted independent of an Option shall be evidenced by an Award Certificate that sets forth the number of shares of Stock on which the Eligible Employee’s, Consultant’s or Director’s right to appreciation shall be based and the SAR Base Price of each share of Stock. The Award Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances, but no Award Certificate shall make a Stock Appreciation Right exercisable on or after the date which is the tenth anniversary of the date such Stock Appreciation Right is granted.

(b)      Grant with an Option. Each Stock Appreciation Right granted together with an Option shall be evidenced by the Award Certificate for the related Option grant. The number of shares of Stock on which the Eligible Employee’s, Consultant’s or Director’s right to appreciation shall be based shall be the same as the number of shares of Stock subject to the related Option, and the SAR Base Price for each such share of Stock shall be no less than the Option Price under the related Option. The Award Certificate for the related Option grant shall provide that the exercise of the Stock Appreciation Right with respect to any share of Stock shall cancel the Eligible Employee’s, Consultant’s or Director’s right to exercise his or her Option with respect to such share and, conversely, that the exercise of the Option with respect to any share of Stock shall cancel the Eligible Employee’s, Consultant’s or Director’s right to exercise his or her Stock Appreciation Right with respect to such share. A Stock Appreciation

8

Right which is granted as part of an Option shall be exercisable only while the related Option is exercisable. The Award Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances.

(c)      Minimum Period of Service. If the only condition to exercise a Stock Appreciation Right is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Stock Appreciation Right is granted unless the Committee determines that a shorter period of service (or no period of service) better serves Carmike’s interest.

8.3      Exercise. In addition to any other conditions set forth in the Award Certificate, a Stock Appreciation Right shall be exercisable only when the Fair Market Value of a share of Stock exceeds the SAR Base Price for such share, and the payment due on exercise shall be based on such excess with respect to the number of shares of Stock to which the exercise relates. An Eligible Employee, Consultant or Director upon the exercise of his or her Stock Appreciation Right shall receive a payment from Carmike in cash or in Stock issued under this Plan, or in a combination of cash and Stock, and the number of shares of Stock issued shall be based on the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is exercised. The Committee acting in its absolute discretion shall have the right to determine the form and time of any payment under this § 8.3.

§ 9.

STOCK GRANTS AND STOCK UNIT GRANTS

9.1      Committee Action. The Committee acting in its absolute discretion shall have the right to make Stock Grants and Stock Unit Grants to Eligible Employees, Consultants and Directors. Each Stock Grant and each Stock Unit Grant shall be evidenced by an Award Certificate that shall set forth the conditions, if any, under which shares of Stock will be issued under the Stock Grant or cash, shares of Stock or a combination of cash and shares of Stock will be paid under the Stock Unit Grant and the conditions under which the Eligible Employee’s, Consultant’s or Director’s interest in any shares of Stock which has been issued will become non-forfeitable.

9.2      Conditions.

(a)      Conditions to Issuance of Stock. The Committee acting in its absolute discretion may make the issuance of Stock under a Stock Grant or a Stock Unit Grant subject to the satisfaction of one, or more than one, condition which the Committee deems appropriate under the circumstances for Eligible Employees, Consultants or Directors generally or for an Eligible Employee, Consultant or Director in particular, and the related Award Certificate shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to a Stock Grant or Stock Unit Grant shall be issued in the name of an Eligible Employee, Consultant or Director only after each such condition, if any, has been timely satisfied, and any

9

Stock which is so issued shall be held by Carmike pending the satisfaction of the forfeiture conditions, if any, under § 9.2(b) for the related Stock Grant or Stock Unit Grant.

(b)      Conditions on Forfeiture of Stock or Cash Payment. The Committee acting in its absolute discretion may make any cash payment or issuance of Stock due under a Stock Grant or Stock Unit Grant issued in the name of an Eligible Employee, Consultant or Director non-forfeitable subject to the satisfaction of one, or more than one, objective employment, performance or other condition that the Committee acting in its absolute discretion deems appropriate under the circumstances for Eligible Employees, Consultants or Directors generally or for an Eligible Employee, Consultant or Director in particular, and the related Award Certificate shall set forth each such condition, if any, and the deadline, if any, for satisfying each such condition. An Eligible Employee’s, Consultant’s or Director’s non-forfeitable interest in the shares of Stock underlying a Stock Grant or Stock Unit Grant or the cash payable under a Stock Unit Grant shall depend on the extent to which he or she timely satisfies each such condition. Each share of Stock underlying a Stock Grant shall not be available under § 3 after such grant is effective until such time, if any, as such share thereafter is forfeited as a result of a failure to timely satisfy a forfeiture condition, in which event such share of Stock shall again become available under § 3 as of the date of such forfeiture. Finally, Carmike shall have the right to require an Eligible Employee, Consultant or Director to sign an irrevocable stock power in favor of Carmike with respect to forfeitable shares of Stock issued under this § 9.2(b) in order for Carmike to effect a forfeiture in accordance with this § 9.2(b).

(c)      Minimum Period of Service. If the only condition to the forfeiture of a Stock Grant or a Stock Unit Grant is the completion of a period of service, such period of service shall be no less than the three (3) year period which starts on the date as of which the Stock Grant or Stock Unit Grant is made unless the Committee determines that a shorter period of service (or no period of service) better serves Carmike’s interest.

(d)      Exercise Price. To the extent that exercise of an Award is conditioned on the payment of an exercise price, such exercise price may be paid in the manner described in Section 7.4.

9.3      Dividends, Dividend Equivalents, and Voting Rights.

(a)      Dividends or Dividend Equivalents. If a dividend is paid on a share of Stock (whether in cash or in Stock) after such Stock has been issued under a Stock Grant or a Stock Unit Grant but before the first date that an Eligible Employee’s, Consultant’s or Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, Carmike shall hold such dividend subject to the same conditions under § 9.2(b) as the related Stock Grant or Stock Unit Grant. The Committee may provide that dividend equivalents will be credited with respect to a Stock Unit Grant, payable in cash or Stock. All dividend equivalents may be reinvested into additional shares of Stock. Carmike shall hold any cash or Stock credited in connection with such dividend equivalents subject to the same conditions as the related Award.

10

(b)      Voting. Except as otherwise set forth in a Stock Grant, an Eligible Employee, Consultant or Director shall have the right to vote the Stock issued under his or her Stock Grant during the period which comes after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s, Consultant’s or Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable.

9.4      Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant at such time as an Eligible Employee’s, Consultant’s or Director’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate or other evidence of ownership representing such share shall be transferred to the Eligible Employee, Consultant or Director as soon as practicable thereafter.

9.5      Income Tax Deduction. In making Awards to Eligible Employees who may be “covered employees” for purposes of § 162(m) of the Code, the Committee shall (where the Committee under the circumstances deems it in Carmike’s best interest) make such Awards in a manner intended to qualify as “performance-based compensation” under § 162(m) of the Code in accordance with the Carmike Cinemas, Inc. Section 162(m) Performance-Based Program, as amended by Section 3.4 of this Plan and as subsequently amended.

§ 10.

NON-TRANSFERABILITY

No Award shall (absent the Committee’s consent) be transferable by an Eligible Employee, Consultant or Director other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall (absent the Committee’s consent) be exercisable during an Eligible Employee’s, Consultant’s or Director’s lifetime only by the Eligible Employee, Consultant or Director. The person or persons to whom an Option or Stock Grant or Stock Unit Grant or Stock Appreciation Right is transferred by will or by the laws of descent and distribution (or with the Committee’s consent) thereafter shall be treated as the Eligible Employee, Consultant or Director.

§ 11.

SECURITIES RESTRICTIONS

The Committee may impose such restrictions on shares of Stock granted under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities, blue sky or state securities laws applicable to such shares of Stock or requirements of any stock exchange or market upon which such shares of Stock are listed and/or traded. As a condition to the receipt of shares of Stock under this Plan, the Eligible Employee, Consultant or Director shall, if so requested by Carmike, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by Carmike, shall deliver to Carmike a written statement satisfactory to Carmike to that effect. Furthermore, if so requested by Carmike, the Eligible Employee, Consultant or Director shall make a written representation to Carmike that he or she will not sell or offer for

11

sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to Carmike an opinion in form and substance satisfactory to Carmike of legal counsel satisfactory to Carmike that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant may at the discretion of Carmike bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to Carmike of legal counsel satisfactory to Carmike that such registration is not required.

§ 12.

LIFE OF PLAN

No Award shall be granted under this Plan on or after the earlier of:

(1)      the tenth anniversary of the effective date of this Plan (as determined under § 4), in which event this Plan otherwise thereafter shall continue in effect until all outstanding Awards have been exercised in full or no longer are exercisable or have been forfeited or have become non-forfeitable, or

(2)      the date on which all of the Stock reserved under § 3 has (as a result of the exercise of Awards or the satisfaction of the forfeiture conditions, if any, on Awards) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

§ 13.

ADJUSTMENT

13.1      Capital Structure. The number, kind or class (or any combination thereof) of shares of Stock reserved under § 3, the grant caps described in § 3, the number, kind or class (or any combination thereof) of shares of Stock subject to Awards granted and the Option Price of Options and the SAR Base Price of Stock Appreciation Rights as well as the number, kind or class (or any combination thereof) of shares of Stock subject to Awards made under this Plan shall be adjusted by the Committee in an equitable manner to reflect any equity restructuring or change in the capitalization of Carmike, including, but not limited to, spin offs, stock dividends, large non-recurring dividends, rights offerings or stock splits.

13.2      Transactions Described in § 424. The Committee as part of any corporate transaction described in § 424(a) of the Code shall have the right to adjust (in any manner which the Committee in its discretion deems consistent with § 424(a) of the Code) the number, kind or class (or any combination thereof) of shares of Stock reserved under § 3 and

12

the annual grant caps described in § 3. Furthermore, the Committee as part of any corporate transaction described in § 424(a) of the Code shall have the right to adjust (in any manner which the Committee in its discretion deems consistent with § 424(a) of the Code) the number, kind or class (or any combination thereof) of shares of Stock subject to any outstanding Awards and any related grant conditions and forfeiture conditions, and the number, kind or class (or any combination thereof) of shares subject to Awards previously made under this Plan and the related Option Price and SAR Base Price for applicable Awards, and, further, shall have the right (in any manner which the Committee in its discretion deems consistent with § 424(a) of the Code and without regard to the annual grant caps described in § 3 of this Plan) to make any Awards to effect the assumption of, or the substitution for, stock grants, stock unit grants and option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such stock grants, stock unit grants and stock option and stock appreciation right grants.

13.3      Fractional Shares. If any adjustment under this § 13 would create a fractional share of Stock or a right to acquire a fractional share of Stock under any Option, Stock Appreciation Right or Stock Grant, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number of shares of Stock subject to any Options or Stock Appreciation Right grants and Stock Grants shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this § 13 by the Committee shall be conclusive and binding on all affected persons.

§ 14.

CHANGE IN CONTROL

If there is a Change in Control of Carmike, then, except as otherwise provided in the applicable Award Certificate, as of the date of such Change in Control any and all conditions to the exercise of all outstanding Options and Stock Appreciation Rights and any and all outstanding issuance and forfeiture conditions on any Stock Grants and Stock Unit Grants automatically shall be deemed 100% satisfied, and the Committee shall have the right (to the extent expressly required as part of such transaction) to cancel such Awards after providing each Eligible Employee, Consultant and Director a reasonable period to exercise his or her Options and Stock Appreciation Rights and to take such other action as necessary or appropriate to receive the Stock subject to any Stock Grants and the cash or Stock payable under any Stock Unit Grants; provided, if any issuance or forfeiture condition described in this § 14 relates to satisfying any performance goal and there is a target for such goal, such issuance or forfeiture condition shall be deemed satisfied under this § 14 only to the extent of such target unless such target has been exceeded before the date of the Change in Control, in which event such issuance or forfeiture condition shall be deemed satisfied to the extent such target had been so exceeded.

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§ 15.

AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, (1) no amendment shall be made absent the approval of the shareholders of Carmike to the extent such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are listed and (2) no amendment shall be made to § 14 on or after the date of any Change in Control which might adversely affect any rights which otherwise would vest on the date of such Change in Control. The Board also may suspend granting Awards at any time and may terminate this Plan at any time; provided, however, the Board shall not have the right unilaterally to modify, amend or cancel any Award made before such suspension or termination in a manner that would have an adverse effect on the Eligible Employee, Consultant or Director unless (x) the Eligible Employee, Consultant or Director consents in writing to such modification, amendment or cancellation or (y) there is a dissolution or liquidation of Carmike or a transaction described in § 13.2 or § 14.

§ 16.

MISCELLANEOUS

16.1      Shareholder Rights. No Eligible Employee, Consultant or Director shall have any rights as a shareholder of Carmike as a result of the grant of an Option, a Stock Appreciation Right or a Stock Unit Grant pending the actual delivery of the Stock subject to such Award. Subject to § 9.3, an Eligible Employee’s, Consultant’s or Director’s rights as a shareholder in the shares of Stock underlying a Stock Grant shall be set forth in the related Award Certificate.

16.2      No Contract of Employment. The grant of an Award to an Eligible Employee, Consultant or Director under this Plan shall not constitute a contract of employment or a right to continue to provide services or serve on the Board and shall not confer on an Eligible Employee, Consultant or Director any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in this Plan or the related Award Certificate.

16.3      Withholding. Each Award shall be made subject to the condition that the Eligible Employee, Consultant or Director consents to whatever action the Committee directs to satisfy the minimum statutory federal and state tax withholding requirements, if any, which Carmike determines are applicable to the exercise of such Award or to the satisfaction of any forfeiture conditions with respect to Stock subject to such Award. No withholding shall be effected under this Plan that exceeds the minimum statutory federal and state withholding requirements.

16.4      Construction. All references to sections (§) are to sections (§) of this Plan unless otherwise indicated. This Plan shall be construed under the laws of the State of

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Delaware. Each term set forth in § 2 shall, unless otherwise stated, have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular. Finally, if there is any conflict between the terms of this Plan and the terms of any Award Certificate, the terms of this Plan shall control.

16.5      Other Conditions. Each Award Certificate may require that an Eligible Employee, Consultant or Director (as a condition to the exercise of an Award or the issuance of Stock subject to an Award) enter into any agreement or make such representations prepared by Carmike, including (without limitation) any agreement which restricts the transfer of Stock acquired pursuant to an Award or provides for the repurchase of such Stock by Carmike.

16.6      Rule 16b-3. The Committee shall have the right to amend any Award to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to an Eligible Employee, Consultant or Director as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.

16.7      General Creditor Status. An Eligible Employee, Consultant or Director to whom an Award is made shall be no more than a general and unsecured creditor of Carmike with respect to any amount or property payable under such Award.

16.8      Section 409A Compliance. Each Award is intended either to be exempt from the requirements of § 409A of the Code and the regulations and other binding guidance issued thereunder (the “409A Guidance”) or to satisfy the requirements of § 409A of the Code and the 409A Guidance (in form and operation) so that compensation deferred under such Award (and applicable earnings) shall not be included in income under § 409A of the Code, and the Plan will be construed to that effect. If an Award is subject to § 409A of the Code and the 409A Guidance, the document or documents setting forth the terms of the Award will incorporate and satisfy the written documentation requirement of § 409A of the Code and the 409A Guidance either directly or by reference to other documents.

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APPENDIX B

CARMIKE CINEMAS, INC.

EMPLOYEE STOCK PURCHASE PLAN

EFFECTIVE                         , 2014

Section	Page

§ 1.	Purpose		1

§ 2.	Effective Date		1

§ 3.	Definitions		1
	3.1	Administrator	1
	3.2	Board	1
	3.3	Code	1
	3.4	Company	1
	3.4	Eligible Employee	1
	3.5	Enrollment Period	2
	3.6	Option Price	2
	3.7	Participating Employer	2
	3.8	Plan	2
	3.9	Purchase Date	2
	3.10	Purchase Period	2
	3.11	Recordkeeper	2
	3.12	Share Account	2
	3.14	Stock	2
	3.16	Subscription	2
	3.17	Subscription Account	2
	3.18	Subsidiary	3

§ 4.	Stock Available for Purchase Under this Plan		3

§ 5.	Administration		3
	(a)	Generally	3
	(b)	Deadlines	3
	(c)	Forms and Procedures	3
	(d)	Communications	3
	(e)	Corrections	4

§ 6.	Term of Plan		4

§ 7.	Participation		4

§ 8.	Payroll Deductions		5
	(a)	Subscription Amounts	5
	(b)	Subscription Account Credits	5
	(c)	General Creditor	5
	(d)	Amended Subscription	5
	(e)	Termination of Eligible Employee Status	6
	(f)	No Cash Payments	6

§ 9.	Granting of Option	6
	(a) General Rule	6
	(b) Statutory Limitations	6

§ 10.	Purchase of Stock	6

§ 11.	Delivery of Stock	7

§ 12.	Transferability	7

§ 13.	Adjustment	8

§ 14.	Securities Registration	8

§ 15.	Amendment or Termination	8

§ 16.	Indemnification	9

§ 17.	Limitation on Liability	9

§ 18.	Employment	9

§ 19.	Withholding	9

§ 20.	Notice of Disqualifying Disposition	10

§ 21.	Headings, References and Construction	10

§ 22.	Plan Document Controls	10

§ 23.	Severability	10

-ii-

CARMIKE CINEMAS, INC.

EMPLOYEE STOCK PURCHASE PLAN

EFFECTIVE                         , 2014

§ 1.      Purpose.

The primary purpose of this Plan is to encourage Stock ownership by each Eligible Employee of Carmike Cinemas, Inc. (the “Company”) and each other Participating Employer in the belief that such ownership will increase his or her interest in the success of the Company and will provide an additional incentive for him or her to remain in the employ of the Company or such Participating Employer. The Company intends that this Plan constitute an “employee stock purchase plan” within the meaning of Code § 423 and, further, intends that any ambiguity in this Plan or any related offering be resolved to effect such intent.

§ 2.      Effective Date.

This Plan is effective as of                         , 2014.

§ 3.      Definitions.

The following terms shall have the meanings set forth below whenever the initial letters of such term are capitalized:

3.1 Administrator means the Compensation and Nominating Committee of the Board.

3.2 Board means the Board of Directors of the Company.

3.3 Code means the Internal Revenue Code of 1986, as amended.

3.4 Company means Carmike Cinemas, Inc., a corporation incorporated under the laws of the State of Delaware, and any successor to Carmike Cinemas, Inc.

3.5 Eligible Employee means each person classified on the payroll of a Participating Employer as an employee except:

(a)      an employee who has been employed less than one year (within the meaning of Code § 423(b)(4)(A)) by the Company or a Participating Employer;

(b)      an employee whose customary employment is 20 hours (within the meaning of Code § 423(b)(4)(B)) or less per week;

(c)      an employee whose customary employment is for not more than 5 months (within the meaning of Code § 423(b)(4)(C)) in any calendar year; and

(d)      an employee prohibited under applicable foreign or commonwealth law from participating in this Plan.

3.6 Enrollment Period means for each Purchase Period the one-month period (or such other period as may be set by the Administrator) that immediately precedes the Purchase Period

3.7 Fair Market Value means, as of any date, (a) the closing price for a share of Stock as quoted on the NASDAQ Stock Market or other established stock exchange or national market system on which the Stock is listed, or, if the date of determination is not a business day, (b) the closing price quoted in accordance with § 3.6 (a) for the business day immediately preceding the date of determination, or, if no such price quotation is available, (c) the price which the Administrator acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

3.8 Option Price means for each Purchase Period the price determined by the Administrator prior to the first day of such Purchase Period which shall be not less than the lesser of (a) 85% of the Fair Market Value of a share of Stock on the first day of such Purchase Period or (b) 85% of the Fair Market Value of a share of Stock on the Purchase Date.

3.9 Participating Employer means (a) the Company and (b) any Subsidiary that has been designated as eligible to participate in this Plan by the Administrator.

3.10 Plan means this Carmike Cinemas, Inc. Employee Stock Purchase Plan, as amended from time to time.

3.11 Purchase Date means for each Purchase Period the last day of such Purchase Period.

3.12 Purchase Period means the calendar quarter beginning on July 1, 2014 and each subsequent calendar quarter during the term of this Plan.

3.13 Recordkeeper means the entity selected by the Administrator to provide administrative services under this Plan.

3.14 Share Account means the separate bookkeeping account established and maintained by the Recordkeeper for each Eligible Employee who purchases Stock under this Plan to record, at a minimum, the number of shares of Stock purchased by such Eligible Employee pursuant to this Plan and the date of such purchase.

3.15 Stock means the common stock, $0.03 par value, of the Company.

3.16 Subscription means an election by an Eligible Employee to purchase shares of Stock under this Plan, including the authorization to make the corresponding payroll deductions.

3.17 Subscription Account means the separate bookkeeping account that shall be established and maintained by the Recordkeeper for each Eligible Employee to record the dollar amount of payroll deductions to be applied to the purchase Stock under this Plan.

3.18 Subsidiary means each corporation that is (at the time of the first day of each Purchase Period) in an unbroken chain of corporations beginning with the Company in which each corporation in such chain (except for the last corporation in such chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

§ 4.      Stock Available for Purchase Under this Plan.

There shall be Two Hundred Fifty Thousand (250,000) shares of Stock available under this Plan (subject to adjustment pursuant to § 13), which shares of Stock may be reserved to the extent that the Administrator deems appropriate from authorized but unissued shares of Stock or from shares of Stock that have been reacquired by the Company. Such shares of Stock shall be available for purchase from the Company upon the exercise of options granted under § 9, and any shares of Stock that are subject to options granted during a Purchase Period but that are not purchased on the Purchase Date for such Purchase Period shall again become available under this Plan.

§ 5.      Administration.

(a) Generally.    The Administrator shall be responsible for the administration of this Plan and shall have the absolute power and discretion to interpret this Plan and to take such other action in connection with the administration of this Plan as it deems necessary or equitable under the circumstances. The Administrator may rely on an opinion of counsel in making any decisions or determinations required in administering the Plan. The Administrator shall have the power to delegate to the Recordkeeper, or to any other person or entity, the duty to perform such administrative functions as it deems appropriate under the circumstances. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Administrator for such function. Any action or inaction by or on behalf of the Administrator under this Plan shall be final and binding on each Eligible Employee and on each other person who makes a claim under this Plan.

(b) Deadlines.    The Administrator shall establish and communicate to Eligible Employees the deadlines for making elections under this Plan. The Administrator shall have the right to change such deadlines from time to time.

(c) Forms and Procedures.    The Administrator shall develop such forms and procedures as the Administrator in its discretion deems necessary or helpful to the orderly administration of this Plan.

(d) Communications.    All communications from an Eligible Employee to the Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Administrator when actually received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt of such communications. The Administrator, in its sole discretion, may accept or reject communications not complying with the forms and procedures developed by the Administrator.

(e) Corrections.    In the event that payroll deductions are made or shares of Stock are purchased in error, the Administrator shall take such action as the Administrator in its absolute discretion deems necessary or appropriate to correct such error as soon as practicable after the Administrator has knowledge of the error.

§ 6.      Term of Plan.

The Company expects to continue this Plan for an indefinite period, subject to continued availability of shares of Stock for use under this Plan as described in § 4. However, the Company reserves the right to terminate this Plan at any time in accordance with § 15.

§ 7.      Participation.

Each person who is an Eligible Employee at any time during an Enrollment Period shall satisfy the requirements to participate in this Plan for the immediately following Purchase Period if:

(a)    he or she properly completes and files a Subscription with the Administrator on or before the last day of such Enrollment Period, and

(b)    he or she is employed as an Eligible Employee on the first day of the immediately following Purchase Period.

Employment as an Eligible Employee shall not be treated as interrupted by a transfer directly between the Company and any other Participating Employer or between one Participating Employer and another Participating Employer. A Subscription for purchase through payroll deduction shall remain in effect and amounts shall continue to be deducted until such Subscription is amended or until the Eligible Employee’s status as an Eligible Employee terminates. Such a continuing Subscription shall be deemed a new Subscription for each subsequent Purchase Period. An Eligible Employee may not assign or transfer a Subscription and upon any attempt to do so, the Administrator may distribute the balance credited to the Eligible Employee’s Subscription Account in cash (without interest) as soon as practicable thereafter. In such case, no further payroll deductions will be made on the Eligible Employee’s behalf for the remainder of the Purchase Period, and the Eligible Employee’s Subscription Account will be closed and will remain closed until such time as the Eligible Employee submits a new Subscription.

No Subscription for the purchase of shares of Stock shall become binding upon the Company until it has been accepted by the Administrator or the Recordkeeper. Only the Administrator or the Recordkeeper is authorized to accept Subscriptions and the actions of any person other than the Administrator (subject to the Administrator’s right to delegate pursuant to § 5(a)) or the Recordkeeper shall be of no effect. The Administrator or the Recordkeeper shall have the right, in its sole discretion, to reject any Subscription that (x) does not comply with the requirements of this Plan or the deadlines, forms or procedures developed by the Administrator or (y) is submitted by a person who is not an Eligible Employee or whose status as Eligible Employee is suspended or revoked. Such rejection may be effected by not making payroll deductions under this Plan or, if such deductions have been made, by returning, without interest, such amounts to the person for whose benefit such deductions were made. The rejection of a Subscription for one or more Purchase Periods shall not affect the ability or right of the Administrator or the Recordkeeper to accept or reject a Subscription for any subsequent Purchase Period.

In any event, all Eligible Employees shall have the same rights and privileges under this Plan to the extent required to satisfy the requirements of Code § 423(b)(5).

§ 8.      Payroll Deductions.

(a) Subscription Amounts.    Each Eligible Employee’s Subscription shall specify the amount that he or she authorizes his or her Participating Employer to deduct from his or her cash compensation attributable to base salary or regular hourly wages otherwise due him or her from such Participating Employer each pay period during the Purchase Period to credit to the Eligible Employee’s Subscription Account for the purchase of Stock pursuant to the option granted under § 9. The amount so specified shall not exceed ten percent (10%) of the Eligible Employee’s base salary or regular hourly wages each pay period (and which may be further limited by the additional limitations set forth in this § 8 and by the statutory limitations set forth in § 9(b)). An Eligible Employee’s “pay period” shall be determined in accordance with his or her Participating Employer’s standard payroll policies and practices. The Administrator may further limit the maximum number of shares of Stock that may be purchased by each Eligible Employee and by all Eligible Employees during any Purchase Period.

(b) Subscription Account Credits.    All payroll deductions received on behalf of an Eligible Employee shall be credited to his or her Subscription Account.

(c) General Creditor.    All amounts credited to a Subscription Account shall be held by the Company, by the Company’s agent, or by one, or more than one, other Participating Employer (as determined by the Administrator) as part of the general assets of the Company or any such Participating Employer, and each Eligible Employee’s rights to the amounts credited to his or her Subscription Account shall be those of a general and unsecured creditor.

(d) Amended Subscription.    An Eligible Employee shall have the right once during any Purchase Period to increase, reduce or cease the payroll deductions that he or she previously had authorized, and such reduction or cessation shall be effective as soon as practicable after the Administrator actually receives an amended Subscription to such effect. In the event the Eligible Employee ceases payroll deductions during a Purchase Period (except as provided in § 8(e)), the balance credited to his or her Subscription Account shall be refunded to him or her as soon as practicable following the end of the Purchase Period, without interest.

(e) Termination of Eligible Employee Status.    If an individual’s status as an Eligible Employee terminates on or before the Purchase Date for a Purchase Period for any reason whatsoever, so that he or she is not an Eligible Employee on such Purchase Date, his or her payroll deductions shall cease and the balance credited to his or her Subscription Account shall be refunded to him or her as soon as practicable, without interest.

(f) No Payments Except Through Payroll Deduction.    An Eligible Employee may not make any contribution to his or her Subscription Account except through payroll deductions made in accordance with this § 8.

§ 9.      Granting of Option.

(a) General Rule.    Subject to the limitations in §8(a) and § 9(b), each Eligible Employee who has a Subscription in effect for a Purchase Period automatically shall be granted an option to purchase a number of shares of Stock determined by dividing the payroll deductions credited to the Eligible Employee’s Subscription Account for such Purchase Period by the Option Price.

(b) Statutory Limitations.    No option granted to any Eligible Employee under § 9(a) shall permit his or her rights to purchase shares of Stock under this Plan or under any other employee stock purchase plan (within the meaning of Code § 423) or any other shares of stock of the Company and any of its subsidiaries (within the meaning of Code § 424(f)) under any other employee stock purchase plans (within the meaning of Code § 423) to accrue (within the meaning of Code § 423(b)(8)) at a rate which exceeds $25,000 of the Fair Market Value of such stock for any calendar year. Such Fair Market Value shall be determined as of the time such option is granted (as determined under Code § 423 and the related regulations). In addition, no option may be granted to any Eligible Employee under § 9(a) if he or she would own (immediately after the grant of such option) stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary based on the rules set forth in Code § 423(b)(3) and Code § 424.

§ 10.      Purchase of Stock.

An Eligible Employee’s option shall be exercised automatically on the Purchase Date for the purchase of as many shares of Stock (including fractional shares) as the balance then credited to his or her Subscription Account will purchase at the Option Price for the Purchase Period, subject to the limitations of the option pursuant to §8(a) and § 9(b). If the number of shares of Stock available for purchase under the Plan on any Purchase Date is insufficient to cover the number of shares that Eligible Employees have elected to purchase, then the number of shares for which each such Eligible Employee’s option is exercised shall be reduced proportionately based on the ratio of (1) the number of shares of Stock that would have been purchased for such Eligible Employee if sufficient shares were available to (2) the total number of shares of Stock that would have been purchased for participating Eligible Employees if sufficient shares were available.

If an Eligible Employee has a credit balance in his or her Subscription Account remaining after his or her option has been exercised, such credit balance shall be refunded to such Eligible Employee as soon as practicable, without interest.

If the Company is prevented by applicable securities laws from selling Stock as of any date, no purchase shall be made on such date and Subscriptions shall remain in effect unless withdrawn and the purchases shall occur as soon as practicable after the Administrator determines that restrictions preventing the sale of Stock have been removed or otherwise cease to exist, but such options shall expire and may not be exercised after the expiration of the twenty-seven (27)-month period starting on the date such option was granted. The date the option is granted shall be determined under Code § 423 and the applicable regulations.

§ 11.      Delivery of Stock.

The Administrator will cause the shares of Stock purchased under §10 to be registered in book-entry form in the Eligible Employee’s name. The Recordkeeper shall record the purchase of Stock to the Eligible Employee’s Share Account. Unless or until such time as the Administrator provides an alternative method, any cash dividends and other distributions that may be paid with respect to shares of Stock purchased hereunder shall be promptly remitted to the Eligible Employee.

The Recordkeeper shall provide periodic statements to each Eligible Employee or former Eligible Employee of the number of shares of Stock held for his or her Share Account and of the dividends paid on those shares.

An Eligible Employee or former Eligible Employee may request the Recordkeeper deliver shares of Stock to the Eligible Employee or former Eligible Employee following the expiration of the one-year period beginning on the Purchase Date for such Stock (the “One-Year Period”). Only whole shares of Stock may be delivered under this Plan and cash will be delivered for any fractional share. Any costs associated with the delivery of such shares of Stock shall be borne by the Eligible Employee or former Eligible Employee.

No Eligible Employee (or any person who makes a claim through an Eligible Employee) shall have any interest in any shares of Stock subject to an option until such option has been exercised and the related shares of Stock actually have been registered in the name of the Eligible Employee or such other person.

§ 12.      Transferability.

(a) Account Balance; Exercise Right.    Neither the balance credited to an Eligible Employee’s Subscription Account nor any rights to the exercise of an option or to receive shares of Stock under this Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way, by an Eligible Employee during his or her lifetime or by any other person, and any attempt to do so shall be without effect; provided, however, upon any such action, the Administrator may distribute the balance credited to the Eligible

Employee’s Subscription Account in cash (without interest) as soon as practicable thereafter. In such case, no further payroll deductions will be made on the Eligible Employee’s behalf for the remainder of the Purchase Period, and the Eligible Employee’s Subscription Account will be closed and will remain closed until such time as the Eligible Employee submits a new Subscription.

(b) Shares of Stock.    In addition, no shares of Stock acquired by an Eligible Employee upon the exercise of an option under this Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way (other than by will or the laws of descent and distribution) during the One-Year Period and any attempt to do so shall be without effect.

§ 13.      Adjustment.

The number of shares of Stock available under this Plan and the number of shares of Stock covered by outstanding options during any Purchase Period and the related Option Price shall be adjusted by the Administrator in an equitable manner to reflect any increase or decrease in the number of issued and outstanding shares of Stock resulting from a subdivision or consolidation of shares of Stock or the payment of dividends in the form of Stock (but only such a payment with respect to Stock) or any other increase or decrease in the number of shares of Stock effected without receipt of consideration by the Company. Furthermore, the Administrator shall adjust (in a manner that satisfies the requirements of Code § 424(a)) the number of shares of Stock available under this Plan and the number of shares of Stock covered by options granted under this Plan and the related Option Price in the event of any corporate transaction described in Code § 424(a). An adjustment made under this § 13 by the Administrator shall be conclusive and binding on all affected persons.

§ 14.      Securities Registration.

If the Company deems it necessary to register under the Securities Act of 1933, as amended, or any other applicable statutes any shares of Stock with respect to which an option shall have been exercised under this Plan or to qualify any such shares of Stock for an exemption from any such statutes, the Company shall take such action at its own expense before the purchase of such shares of Stock pursuant to such exercise. If shares of Stock are listed on any national stock exchange at the time an option to purchase shares of Stock is exercised under this Plan, the Company shall make prompt application for the listing on such national stock exchange of such shares at the expense of the Company.

§ 15.      Amendment or Termination.

This Plan may be amended by the Administrator from time to time to the extent that the Administrator deems necessary or appropriate in light of, and consistent with, Code § 423 and the laws of the State of Delaware, and any such amendment shall be subject to the approval of the Company’s shareholders to the extent such approval is required under Code

§ 423, the laws of the State of Delaware, applicable stock exchange requirements, or other applicable law. The Administrator may terminate this Plan or any offering made under this Plan at any time. Upon the effective date of such termination, all Subscriptions shall be of no further effect, no further payroll deductions shall be made by the Administrator for the purchase of Stock, and each participating Eligible Employee’s Subscription Account balance shall be distributed to the Eligible Employee in cash (without interest) as soon as practicable.

§ 16.      Indemnification.

Each person who is or shall have been a member of the committee appointed to act as Administrator, or a member of the Board and each officer or employee to whom responsibilities are delegated, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense incurred by him or her in connection with or resulting from any bona fide claim, action, suit, or proceeding against him or her by reason of any action taken or failure to act by him or her under this Plan in his or her capacity as a member of the Administrator or Board or as an officer or employee and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such bona fide claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

§ 17.      Limitation on Liability.

Neither the Company nor any affiliate or anyone acting on the behalf of the Company or an affiliate shall be responsible in whole or in part for any act done in good faith or any good faith omission to act. Without limiting the first sentence, such entities shall not be responsible for any prices at which shares of Stock are purchased or sold, the time at which any purchase or sale is made under this Plan, or the change in value of any class of stock of the Company.

§ 18.      Employment.

Nothing in the Plan shall interfere with or limit in any way the right of a Participating Employer to terminate any Eligible Employee’s employment at any time, nor confer upon any Eligible Employee any right to continue in the employ of such Participating Employer.

§ 19.      Withholding.

A Participating Employer shall be entitled to take whatever action it deems appropriate to satisfy the federal and state tax withholding requirements, if any, which such Participating

Employer deems applicable to the exercise of an option pursuant to § 10 or the disposition of Stock by an Eligible Employee prior to the expiration of the holding periods required under Code § 423.

§ 20.      Notice of Disqualifying Disposition.

An Eligible Employee shall notify the Administrator or the person designated by the Administrator if the Eligible Employee disposes of any of shares of Stock purchased under the Plan prior to the two-year anniversary of the Purchase Date. Such notice shall contain such information as may be requested by the Administrator to determine that a disqualifying disposition has occurred and to make necessary reports to the Internal Revenue Service.

§ 21.      Headings, References and Construction.

The headings to sections in this Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to sections (§) in this Plan shall be to sections (§) of this Plan. This Plan shall be interpreted and construed in accordance with the laws of the State of Georgia.

§ 22.      Plan Document Controls.

In the event of any conflict between the provisions of this Plan and any other document or communication, this Plan shall control, and the conflicting provisions of any other document or communication shall be null and void ab initio.

§ 23.      Severability.

In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

[PRELIMINARY COPY]

REVOCABLE PROXY

CARMIKE CINEMAS, INC.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

COMMON STOCK PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 28, 2014

The undersigned hereby appoints S. DAVID PASSMAN III, FRED W. VAN NOY and DANIEL E. ELLIS, and each of them, proxies with full power of substitution, to represent and to vote all the shares of the Common Stock of Carmike Cinemas, Inc. held of record by the undersigned on April 4, 2014 with respect to the Proposals set forth in this proxy and with discretionary authority on all other matters that come before the meeting, all as more fully described in the proxy statement received by the undersigned stockholder, at the Annual Meeting of Stockholders of Carmike Cinemas, Inc. to be held at the offices of King & Spalding LLP located at 1180 Peachtree Street, Atlanta, Georgia 30309 at 9:00 a.m. local time, on Wednesday, May 28, 2014, and any adjournments thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS ONE, TWO, THREE, FOUR, FIVE AND SIX.

1. Elect the eight (8) director nominees described in this Proxy Statement to serve for the ensuing year or until their successors are duly elected and have qualified;	All ☐	Withhold ☐	For All Except ☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For all except” and write that nominee’s name in the space provided below.

2. Approve the amendment to the Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 35 million to 52.5 million;	For ☐	Against ☐	Abstain ☐

3. Approve the adoption of the Carmike Cinemas, Inc. 2014 Incentive Stock Plan;	For ☐	Against ☐	Abstain ☐

4. Approve the adoption of the Carmike Cinemas, Inc. 2014 Employee Stock Purchase Plan;	For ☐	Against ☐	Abstain ☐

5. Ratification of appointment of Deloitte and Touche LLP as our Independent Registered Public Accounting Firm for fiscal 2014;	For ☐	Against ☐	Abstain ☐

6. Approve on an advisory basis, the executive compensation.	For ☐	Against ☐	Abstain ☐

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this Proxy will be voted “FOR” Proposals one, two, three, four, five and six.

Please sign exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by the authorized person.

Please be sure to sign and date this Proxy in the space below.

Stockholder sign above Date

Co-holder (if any) sign above Date

Detach above card, sign, date and mail in postage paid envelope provided.

CARMIKE CINEMAS, INC.

1301 First Avenue

Columbus, Georgia 31901-2109

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.